    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 2001

                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               INSTINET GROUP LLC
             (Exact Name of Registrant as specified in its charter)

            DELAWARE                             6211                            13-4134098
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)          Identification Number)

                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 310-9500
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------

                             PAUL A. MEROLLA, ESQ.
                         SECRETARY AND GENERAL COUNSEL
                               INSTINET GROUP LLC
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 310-9500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

               ALAN L. BELLER, ESQ.                              STEPHEN H. COOPER, ESQ.
        CLEARY, GOTTLIEB, STEEN & HAMILTON                      WEIL, GOTSHAL & MANGES LLP
                ONE LIBERTY PLAZA                                    767 FIFTH AVENUE
             NEW YORK, NEW YORK 10006                            NEW YORK, NEW YORK 10153
                  (212) 225-2000                                      (212) 310-8000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
             TITLE OF EACH CLASS OF                       PROPOSED MAXIMUM
           SECURITIES TO BE REGISTERED               AGGREGATE OFFERING PRICE(1)      AMOUNT OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01....................           $450,000,000                       $112,500
-------------------------------------------------------------------------------------------------------------------
Preferred Share Purchase Rights(2)...............                --                               --
-------------------------------------------------------------------------------------------------------------------
Total............................................           $450,000,000                       $112,500
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

(2) The Rights initially will trade together with the Common Stock. The value attributable to the Rights, if any, is reflected in the offering price of the Common Stock.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INSTINET GROUP LLC, A LIMITED LIABILITY COMPANY ORGANIZED UNDER THE LAWS OF DELAWARE, IS THE REGISTRANT FILING THIS REGISTRATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. PRIOR TO THE DATE OF THE EFFECTIVENESS OF THE REGISTRATION STATEMENT, INSTINET GROUP LLC WILL BE CONVERTED INTO A CORPORATION ORGANIZED UNDER THE LAWS OF DELAWARE, PURSUANT TO THE DELAWARE LIMITED LIABILITY COMPANY ACT SECTION 18-216 AND THE DELAWARE GENERAL CORPORATION LAW SECTION 265. THE SECURITIES ISSUED TO INVESTORS IN CONNECTION WITH THIS OFFERING WILL BE SHARES OF COMMON STOCK IN THAT CORPORATION, WHICH WILL BE NAMED INSTINET GROUP INCORPORATED.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               SUBJECT TO COMPLETION, DATED                , 2001

                                             Shares

                                [Instinet Logo]
                          INSTINET GROUP INCORPORATED
                                  Common Stock
                               ------------------
     Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be
between $     and $     per share. We intend to apply for quotation of our
common stock on the Nasdaq National Market under the symbol "INET."

     The underwriters have an option to purchase a maximum of        additional
shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                                                                       UNDERWRITING     PROCEEDS TO
                                                         PRICE TO      DISCOUNTS AND   INSTINET GROUP
                                                          PUBLIC        COMMISSIONS     INCORPORATED
                                                       -------------   -------------   --------------
Per share............................................      $               $                $
Total................................................    $               $                $

     Delivery of the shares of common stock will be made on or about
            , 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON                             DEUTSCHE BANC ALEX. BROWN
BEAR, STEARNS & CO. INC.

                              JP MORGAN
                                       MERRILL LYNCH & CO.
                                                     SALOMON SMITH BARNEY
                               WR HAMBRECHT + CO
             The date of this prospectus is                , 2001.

                               [ARTWORK TO COME]

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    2
RISK FACTORS..........................    8
FORWARD-LOOKING STATEMENTS............   22
USE OF PROCEEDS.......................   23
DIVIDEND POLICY.......................   23
CAPITALIZATION........................   24
DILUTION..............................   25
SELECTED COMBINED FINANCIAL DATA......   26
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   28
BUSINESS..............................   47
MANAGEMENT............................   71
PRINCIPAL STOCKHOLDERS................   80

                                        PAGE
                                        ----
RELATIONSHIP WITH REUTERS AFTER THIS
  OFFERING............................   81
DESCRIPTION OF CAPITAL STOCK..........   84
SHARES ELIGIBLE FOR FUTURE SALE.......   90
MATERIAL U.S. FEDERAL INCOME AND
  ESTATE TAX CONSEQUENCES.............   91
UNDERWRITING..........................   93
NOTICE TO CANADIAN RESIDENTS..........   96
LEGAL MATTERS.........................   97
EXPERTS...............................   97
WHERE YOU CAN FIND MORE INFORMATION...   97
INDEX TO COMBINED FINANCIAL
  STATEMENTS..........................  F-1

                            ------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL        , 2001 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     On           , 2001, we converted our company from a Delaware limited
liability company (Instinet Group LLC) into a Delaware corporation (Instinet Group Incorporated). In this prospectus, "Instinet," "our company," "we" and "our" refer to Instinet Group LLC and its combined operations prior to
            , 2001, and to Instinet Group Incorporated and its consolidated subsidiaries after that date. Unless otherwise indicated, the statements in this prospectus give effect to a reorganization that we undertook in 2000 and that we describe in this prospectus.

     This summary highlights information contained elsewhere in this prospectus, but does not contain all the information that is important to you. You should read this entire prospectus carefully.

OUR BUSINESS

     We are the world's largest electronic agency securities broker and have been providing investors with electronic trading solutions for more than 30 years. We operate an e-financial marketplace where buyers and sellers worldwide can trade securities directly and anonymously with each other, gain price improvement for their trades and lower their overall trading costs. Through our electronic platforms, our customers also can access 40 securities markets throughout the world, including Nasdaq, the NYSE and stock exchanges in Frankfurt, Hong Kong, London, Paris, Sydney, Tokyo, Toronto and Zurich. We also provide our customers with access to research generated by us and by third parties, as well as various informational and decision-making tools. Unlike most traditional broker-dealers, we act solely as an agent for our customers and do not trade securities for our own account or maintain inventories of securities for sale.

     We have experienced significant business growth over the past five years. Our average daily trading volume in the shares of companies listed on the NYSE or quoted in Nasdaq has increased at a compound annual rate of 33%, from 63.8 million shares in 1995 to 264.7 million shares in 2000. During the same period, our market share of reported NYSE and Nasdaq share volumes increased from 7.8% to 9.1%. During 2000, our customers used our systems to execute 82.4 million transactions in U.S. equity securities, plus 5.2 million transactions in equity securities traded in 30 markets outside the United States. In the United States, our customers include institutional investors that, as of December 31, 2000, accounted for approximately 98% of the $10.7 trillion of equity assets under management of the 500 largest investment management firms identified in Nelson's Directory of Investment Managers 2000, as well as more than 700 broker-dealers.

OUR MARKET OPPORTUNITY

     Over the past decade, the volume of trading in the world's major stock markets has grown dramatically. For example, from January 1, 1990 to December 31, 2000, average daily trading volume in the Nasdaq market increased at a compound annual rate of 26%, from 132.7 million shares to 1.7 billion shares. During the same period, average daily trading volume on the NYSE increased at a compound annual rate of 18%, from 197.6 million shares to 1.2 billion shares. From January 1, 1995 to December 31, 2000, average daily trading volume on the London Stock Exchange increased from 880.3 million shares to 1.9 billion shares, and on the Tokyo Stock Exchange from 342.2 million shares to 702.2 million shares.

     These increases are due to a number of factors, including strong economic conditions and increased issuances of equity securities in the United States, record high returns in U.S. equity markets, a growing trend toward public (rather than governmental) ownership of companies in Europe and Asia, and an increasing investor focus on global diversification. In addition, technological innovation, including the emergence of the Internet and market acceptance of electronic brokers, has reduced transaction costs and further stimulated trading activity.

     While traditional trading markets, such as Nasdaq and the NYSE, have accommodated historical trading patterns and volumes, they have substantial shortcomings, the most significant of which is limited access. Investors can access those markets only through intermediaries, such as NYSE specialists and

Nasdaq market makers, which reduces the speed with which a desired trade is executed. In addition, in most cases, a more limited range of pricing data is available to an investor with indirect access than one with direct access. Electronic markets have substantially reduced the need for intermediation because direct access is effectively unlimited and technology enhances the ability to determine the best price at which a trade can be executed. These developments, combined with regulatory changes, have led to dramatic growth in electronic trading and provide us with significant opportunities.

INSTINET -- THE EFINANCIAL MARKETPLACE(SM)

     We created our e-financial marketplace to serve the needs of institutional investors and broker-dealers in their global trading of equity securities. Beyond our substantial presence in the United States, where we began our business, our operations now extend to Europe and Asia, where we had nearly 1,200 customers as of December 31, 2000, and are continuing to grow. The size, nature and geographic distribution of our customers has generated a distinct pool of liquidity within our electronic marketplace that enables those customers to trade equity securities directly with each other. In addition to execution of their trades on a global basis, we offer our customers services that enhance their ability to achieve their trading objectives, including 24-hour trading, crossing services, block trading and portfolio trading, as well as global clearing and settlement of trades and access to our proprietary research tools and those of other providers.

     In the Spring of 2000, we introduced our global electronic platform for trading fixed income securities. As of December 31, 2000, we provided brokerage and execution services to approximately 100 banks and broker-dealers with respect to approximately 800 separate issues of U.S. government, Euro-denominated government and German mortgage (Pfandbriefe) securities.

     We have also established a wholesale business targeted at other broker-dealers and service providers. Our principal wholesale offerings currently consist of correspondent clearing and a platform for delivering to individual investors the types of trading benefits we provide to our existing base of institutional and broker-dealer customers.

OUR COMPETITIVE STRENGTHS

     - WE ARE A MARKET LEADER WITH STRONG BRAND AWARENESS. We have been providing investors with electronic trading solutions for more than 30 years. We have been a market leader in the trading of Nasdaq-quoted stocks for many years and accounted for 13.7% of average daily trading volume in that market in 2000. During the same period, we accounted for 18.4% of average daily trading volume in the stocks of the 25 largest companies quoted on Nasdaq based on market capitalization as of December 31, 2000.

     - WE DELIVER COMPELLING BENEFITS TO OUR CUSTOMERS. We believe that our core values of independence and neutrality, anonymity, equal and direct access and customer empowerment enable our customers to obtain superior execution of their trades, including better prices and reduced transaction costs than are generally achievable using traditional trading channels.

     - WE OFFER A BROAD RANGE OF SERVICES. In addition to trade execution, we use our electronic platforms to provide our customers a wide variety of other services, including portfolio trading, block trading, crossing and 24-hour trading. We also provide research, as well as clearing and settlement capabilities, all of which add value for our customers.

     - WE OPERATE GLOBALLY. Our customers use our systems to trade securities in 30 markets outside the United States, and we are members of 13 non-U.S. securities exchanges. As of December 31, 2000, approximately 900 customers in Europe and approximately 300 customers in Asia had access to the INSTINET(R) trading system. In addition, we operate a substantial research business outside the United States and have introduced our fixed income platform in Europe.

     - WE HAVE A PROVEN ABILITY TO INNOVATE AND ADAPT. Throughout our 30-year history, we have been an innovator in using technology to enhance securities trading, have seized market opportunities and have adapted to numerous changes in our operating and regulatory environment while continuing to grow.

     - WE HAVE AN ESTABLISHED TECHNOLOGY INFRASTRUCTURE. We developed one of the earliest e-businesses in any field of commerce and introduced the first screen-based system through which institutional investors could trade Nasdaq-quoted stocks directly with each other. Our technology enables all of our customers to access the liquidity pool within our own electronic marketplace in order to trade these securities directly with one another. In addition, our customers can use our electronic platforms to connect to other markets in order to trade with other participants in those markets.

OUR STRATEGY

     Our objective is to take advantage of growth opportunities that are arising in the securities industry as a result of changing technology, regulation and market demands. We believe that our leading competitive position, breadth and scale of operations, unique business model, international presence and proven ability to innovate and use technology give us an advantage in this pursuit. We plan to build on the strengths of our long-established U.S. institutional equities business, which we will continue to enhance. The principal elements of our strategy include the following:

     - Expand our strong existing business and apply our expertise to add new services for our customers.

     - Continue to extend the reach of our international business.

     - Continue to enhance our technology.

     - Pursue select acquisitions and strategic alliances.

     - Apply our business model to capital raising.

OUR HISTORY

     We were founded in 1969 and, although continuously headquartered in New York since then, have been a wholly owned subsidiary of Reuters Group PLC since May 1987. We opened a London office in 1988 and subsequently added offices in Frankfurt, Hong Kong, Paris, Sydney, Tokyo, Toronto and Zurich.

     After completion of this offering, Reuters will continue to own
approximately   % of our outstanding common stock, or approximately   % if the
underwriters exercise their over-allotment option in full.
                            ------------------------

     Our principal executive offices are located at 875 Third Avenue, New York, New York 10022. Our telephone number at that address is (212) 310-9500.

                                  THE OFFERING

Common stock we are
offering......................               shares

Common stock to be outstanding
after this offering...........               shares

Use of proceeds...............   Repayment of approximately $200 million of
                                 indebtedness we owe to Reuters, with the balance to be used from time to time for general corporate purposes, including working capital, capital expenditures and, if appropriate opportunities arise, acquisitions and investments in other companies.

Proposed Nasdaq National
Market symbol.................   "INET"

     The number of shares of common stock shown to be outstanding after this
offering is based on the number of shares outstanding as of             , 2001
and excludes:

     - shares that the underwriters have an option to purchase to cover over-allotments;

     -           shares issuable upon exercise of outstanding stock options; and

     - shares available for future issuance under our existing stock option plans.

                 SUMMARY COMBINED FINANCIAL AND OPERATING DATA
            (IN THOUSANDS, EXCEPT VOLUME, SHARE AND PER SHARE DATA)

     The following tables present our summary combined financial data. The data presented in these tables are derived from "Selected Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Key Statistical Information" and our combined financial statements and the related notes included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here.

     Our historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

                                                                            NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                 -------------------------------------    ----------------------
                                   1997          1998          1999         1999         2000
                                 ---------    ----------    ----------    --------    ----------
STATEMENT OF INCOME DATA:
Revenues.......................  $ 714,648    $  842,169    $  969,444    $709,376    $1,034,932
Expenses:(1)
  Compensation and benefits....    169,849       205,970       257,491     184,262       300,256
  Communications and
     equipment.................     59,096        73,065        92,322      70,695       100,733
  Soft dollar and commission
     recapture.................     63,317        80,339        89,469      65,602       130,380
  Brokerage, clearing and
     exchange fees.............     48,855        67,766        78,966      55,868       102,460
  Depreciation and
     amortization..............     50,014        64,502        71,206      52,030        56,454
  Professional fees............     14,305        24,182        62,737      36,941        69,007
  Occupancy....................     24,560        22,935        27,096      17,657        29,423
  Marketing and business
     development...............      9,262         9,767        23,447      15,802        24,661
  Other........................     20,997        20,337        32,337      23,444        29,857
                                 ---------    ----------    ----------    --------    ----------
       Total...................    460,255       568,863       735,071     522,301       843,231
                                 ---------    ----------    ----------    --------    ----------
Income before income taxes.....    254,393       273,306       234,373     187,075       191,701
Provision for income taxes.....    113,154       113,409        98,255      78,679        84,349
                                 ---------    ----------    ----------    --------    ----------
       Net income..............  $ 141,239    $  159,897    $  136,118    $108,396    $  107,352
                                 =========    ==========    ==========    ========    ==========

---------------
(1) The expenses in various categories in this table include costs incurred by us in developing our fixed income securities business and a retail brokerage capability. These costs totalled $13.4 million in 1998 and $51.0 million in 1999. In the first nine months of 1999 and 2000, they totalled $31.1 million and $81.5 million, respectively. Although we will continue to incur costs for these new business initiatives, we expect that they will decline as a percentage of revenues in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

                                                               YEAR ENDED     NINE MONTHS ENDED
                                                              DECEMBER 31,      SEPTEMBER 30,
                                                                  1999              2000
                                                              ------------    -----------------
Pro forma income per common share:(1)
  Basic.....................................................   $                 $
                                                               ==========        ==========
  Diluted...................................................   $                 $
                                                               ==========        ==========
  Shares used to compute basic pro forma income per
     share(2)...............................................
  Shares used to compute diluted pro forma income per
     share(2)(3)............................................

---------------
(1) Pro forma to reflect the conversion of our company from a limited liability
    company to a corporation on             , 2001.
(2) Calculated based on number of common shares that would have been held by Reuters as of December 31, 2000, assuming our conversion into a corporation.
(3) Includes      shares of our common stock issuable upon exercise of
    outstanding stock options as of December 31, 2000.

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1999            2000
                                                              ------------    -------------
STATEMENT OF FINANCIAL CONDITION DATA:
Cash and cash equivalents...................................   $  349,522      $  199,867
Securities owned, at market value...........................      214,625         179,990
Receivable from broker-dealers..............................      434,995         687,169
Receivable from customers...................................      110,006         204,901
Total assets................................................    1,747,470       2,278,541
Members' equity.............................................      778,842         888,466

                                                                                     NINE MONTHS
                                                                                        ENDED
                                                        YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                                        ------------------------   ---------------
                                                         1997     1998     1999     1999     2000
                                                        ------   ------   ------   ------   ------
OTHER DATA:
Our Nasdaq share volume (millions)....................  25,690   28,282   35,211   25,501   39,571
Our NYSE share volume (millions)......................   3,194    5,078    5,935    4,347    6,640
                                                        ------   ------   ------   ------   ------
Our total U.S. share volume (millions)................  28,884   33,360   41,146   29,848   46,211

Our U.S. equity transaction volume (thousands)........  20,450   26,800   44,902   32,456   56,681
Our international equity transaction volume
  (thousands).........................................     567    1,334    2,646    2,039    3,713
                                                        ------   ------   ------   ------   ------
Our total equity transaction volume (thousands).......  21,017   28,134   47,548   34,495   60,394
Our average equity transactions per day (thousands)...      83      112      189      183      319

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to invest in our company. There may be additional risks that we do not currently know of or that we currently deem immaterial based on the information available to us. All of these risks may impair our business operations.

                         RISKS RELATED TO OUR INDUSTRY

DECREASES IN TRADING VOLUMES OR PRICES COULD HARM OUR BUSINESS

     We earn revenues primarily from securities brokerage, research and related services and expect to continue to do so. The demand for these services is directly affected by domestic and international factors that are beyond our control, including economic, political and market conditions; the availability of short-term and long-term funding and capital; the level and volatility of interest rates; legislative and regulatory changes; currency values; and inflation. Any one or more of these factors may contribute to reduced activity and prices in the securities markets generally. The future economic environment will be subject to periodic downturns, including possible recession, and may not be as favorable as that experienced in recent years. Trends less favorable than those of recent years could result in decreasing trading volumes and prices, decreased capital formation and a more difficult business environment for us.

     Declines in the volume of securities trading and in market liquidity generally result in lower revenues from our brokerage, research and related activities. In addition, our revenues from trading outside the United States are determined on the basis of the value of transactions (rather than the number of shares traded), which would be adversely affected by price declines. Our profitability would be adversely affected by a decline in our revenues because a significant portion of our costs are fixed. For these reasons, decreases in trading volume or securities prices could have a material adverse effect on our business, financial condition and operating results. Our competitors with more diversified business lines might withstand these decreases better than we would.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY AND REGULATORY CHANGES COULD ADVERSELY AFFECT OUR BUSINESS

     The securities markets and the brokerage industry are highly regulated. As a matter of public policy, regulatory bodies generally safeguard the integrity of the markets to protect the interests of investors participating in those markets, rather than the interests of securities firms or their creditors or stockholders. Consequently, the regulations they promulgate can serve to limit the activities of brokers, such as ourselves. In our case, the impact of regulation extends beyond "traditional" areas of securities regulation, such as disclosure and prohibitions on fraud and manipulation by market participants, to the regulation of the structure of markets. We are subject to regulation as a securities broker, as an alternative trading system and electronic communications network (ECN), and as an operator of a clearing business for our own customers and third parties. Other broker-dealers that are not regulated as alternative trading systems or ECNs or that are not engaged in clearing operations, including many of our competitors, are not subject to many of these regulations.

     The securities industry has undergone several fundamental changes as a result of new regulation, including the rules of self-regulatory organizations such as the NYSE and the NASD, and may undergo further changes as a result of new regulations, changes in existing regulations or changes in the interpretation or enforcement of existing regulations. We cannot predict the extent to which any future regulatory changes may adversely affect our business. Although regulatory changes can affect all aspects of our business, the markets for equity securities have been subject to the most significant regulatory changes. Our activities as an agency broker in equity securities are the principal source of our revenues and profits. Examples of recent and proposed regulatory changes that have had, or in the future could have, a significant effect on our equity securities business include the following:

     - The NASD regulates the activities of our U.S. broker-dealer subsidiaries through its subsidiary, NASD Regulation, Inc., and also operates and regulates the Nasdaq market. On January 10, 2001, the SEC approved a proposed NASD rule change, generally referred to as SuperMontage, that will significantly change the nature of trading in Nasdaq-quoted stocks. These changes could cause us to receive fewer orders in Nasdaq-quoted stocks, which are the largest component of our equity securities business, and also could cause fewer of the orders we receive to be executed. We are unable to predict accurately at this time the impact these changes will have on our business.

     - The SEC and NASD are currently considering, and we are periodically in discussions with them regarding, other important issues, such as market access fees, data dissemination requirements, access to the Intermarket Trading System and the capacity of Nasdaq's current trading systems. We are unable to predict the outcome of these deliberations and discussions on the evolution of the U.S. equities market structure and regulatory framework, although these issues or other issues of market structure may have a significant impact on our equity securities business.

     - The SEC's Division of Market Regulation has issued a series of "no-action" letters to us over a number of years verifying and extending our status as an ECN in compliance with the Division's order handling rules. The most recent "no-action" letter is valid until June 15, 2001. The Division continues to condition its "no-action" position upon, among other things, our representation that we have sufficient capacity to handle reasonably anticipated peak volumes of trading. The Division also conditions its position upon specified limitations on the fees we charge brokers for access to our trading system. We cannot assure you that the Division will continue to extend its "no-action" position or that its applicable rules or the enforcement of those rules will not change. An adverse change in the Division's position could interfere with our ability to act as an ECN and thereby have a material adverse effect on our business, financial condition and operating results. See "-- Risks Related to Our Business -- Insufficient Systems Capacity or Systems Failures Could Harm Our Business."

     - On January 30, 2001, new SEC rules became effective (with initial implementation to begin in April 2001) that require many market participants, including us, to make detailed public disclosure in electronic form of certain statistical measures of execution quality for orders in equity securities. The new rules also require securities brokers, including us, to provide detailed disclosure in electronic form regarding their order routing practices. The new rules will impose additional implementation costs on us. We cannot predict what impact these rules will have on the number and size of orders we receive from customers. The SEC is currently considering the application of reporting rules relating to orders for fixed income securities.

     - The SEC has mandated that, no later than April 9, 2001, U.S. markets must quote stock prices in dollars and cents rather than in dollars and fractions of a dollar (such as 1/8 or 1/16). This method of stock price quotation is commonly referred to as decimalization. We must make additional expenditures to modify our systems to accommodate decimalization, as well as the increased trading and price quotation volume that we and regulators anticipate will result. Decimalization also could increase the ability of traditional broker-dealer firms to execute their customers' orders totally in-house and thus could reduce our order flow. See "-- Risks Related to Our Business -- Insufficient Systems Capacity or Systems Failures Could Harm Our Business."

     - In May 2000, the NYSE changed its rules to allow NYSE member firms to execute transactions in NYSE-listed stocks during market hours off the floor of the NYSE. This rule change permits NYSE member firms to execute orders in-house or in other market centers that previously had to be executed on the NYSE floor. If traditional broker-dealers successfully attract orders that they can execute in-house or execute orders in market centers other than us, we could suffer reduced order flow in NYSE-listed stocks.

     - The NYSE has also advocated the redesign or elimination of the Intermarket Trading System, which links market centers that trade listed equity securities, allowing an order to trade a security that is listed on two or more markets to be executed in the market displaying the best price. The NYSE has also suggested that, if the Intermarket Trading System is maintained, access should be limited to exchanges and self-regulatory organizations, such as the NYSE and Nasdaq. The NYSE
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

       could also seek to withdraw from the system. The SEC has indicated that it is reviewing issues concerning the Intermarket Trading System as part of its deliberations on market fragmentation. Elimination of the Intermarket Trading System, restrictions on our access to the system or the withdrawal of the NYSE from the system could adversely affect our ability to attract business in NYSE-listed stocks.

INTERNATIONAL REGULATION COULD ADVERSELY AFFECT OUR BUSINESS

     The financial services industry, including the securities brokerage business, is heavily regulated in many jurisdictions outside the United States. The varying requirements of these jurisdictions may be inconsistent with U.S. rules and may adversely affect our business or limit our ability to expand our international operations. We may not be able to obtain the necessary regulatory approvals for planned expansion, or if approvals are obtained, we may not be able to continue to comply with the terms of the approvals or applicable regulations. In addition, in many countries, the regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact regulatory requirements. Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a materially adverse effect on our operations in that market and on our reputation generally. New regulations, changes in existing regulations or changes in the interpretation or enforcement of existing regulation outside the United States may adversely affect or limit our business or operations and adversely affect our financial condition and operating results. See "Business -- Regulation."

WE FACE SUBSTANTIAL COMPETITION THAT COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE

     The financial services industry generally, and the securities brokerage business in which we engage in particular, is very competitive, and we expect competition to intensify in the future. Many of the financial service providers with which we compete are substantially larger than we are and have substantially greater financial, technical, marketing and other resources. Many of them offer a wider range of services, have broader name recognition and have larger customer bases than we do. Some of them may be able to respond more quickly to new or evolving opportunities, technologies and customer requirements than we can and may be able to undertake more extensive promotional activities. Outside the United States, in addition to our U.S. competitors with international capabilities, we compete with non-U.S. banks and other financial institutions that are well-capitalized and larger than we are and may have long-standing, well-established and, in some cases, dominant positions in their trading markets. We may not be able to compete successfully in the future.

     Competition may intensify for the following principal reasons:

     - Commercial banks and other financial institutions have expanded their product offerings to include many of the financial services traditionally provided by broker-dealers. We expect competition from commercial banks to increase as a result of regulatory initiatives in the United States to remove or relax restrictions on combining commercial banks and other types of financial service providers.

     - Consolidation and alliances among broker-dealers and between commercial banks and broker-dealers have resulted, and we believe will continue to result, in increasingly large and well-capitalized financial services providers. Consolidation has occurred between multi-service financial institutions and market makers (including exchange specialists) that could result in better capitalized market makers that compete directly with us and our agency brokerage model.

     - ECNs that apply for and receive status as securities exchanges under Regulation ATS will be able to benefit from direct connectivity to the Intermarket Trading System. As a result, these ECNs will have a competitive advantage over us in attracting business in NYSE-listed stocks.

     - Nasdaq and the NYSE have announced plans to become for-profit entities and to introduce services that are intended to attract order flow and trading volume. Implementation of these plans would put

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

       the NYSE and Nasdaq in direct competition with us for order flow, liquidity and trading commissions.

     - Multi-service competitors are able to cross-subsidize their agency brokerage and market making activities, with which we directly compete, with their revenues and profits from other activities in which we do not engage, such as principal trading and investment banking.

     - Increased profit levels in the financial services industry have strengthened many of our existing competitors and attracted new competitors to the industry.

     - New competitors have emerged, including companies that provide use of order routers or similar technology, that may not need to have any securities industry experience and potentially may compete against us effectively with lower overhead costs. Some of these new competitors also may be better positioned than we are to exploit recent developments in Internet-related technology and to build more attractive or flexible competing products that could capture some of our business.

     - A variety of existing companies may seek to expand their own businesses to compete against us because of the ongoing growth of the securities markets, the interrelationship between information and trading, and the importance of technology in creating efficient trading systems. These potential competitors could include companies that enable customers to trade products and services other than securities (such as telecommunications capacity), as well as software companies, information and media companies, and other companies that are not currently in the securities business.

     Our e-financial marketplace competes with Nasdaq as a trading venue for Nasdaq-quoted stocks. The NASD regulates the activities of our U.S. broker-dealer subsidiaries and also operates and regulates the Nasdaq market. The NASD is thus able to propose, and often obtain, SEC approval of rule changes that we believe can be to Nasdaq's competitive benefit as a securities marketplace and our competitive disadvantage. In addition, we are required to provide quotation data to the NASD in its role as an exclusive securities information processor, and the NASD then collects a fee from market participants to whom it disseminates these data. The SEC conditioned its approval of SuperMontage on January 10, 2001 on the NASD establishing an alternative facility that market makers and ECNs can use to meet their order display obligations. The SEC is also moving toward making the NASD's role as a securities information processor non-exclusive in the future. The NASD's current exclusive role provides it financial and other competitive advantages. We also compete for order flow with the NYSE. New products and services, such as the NYSE's Institutional XPress(TM) and NYSeDirect+(TM) products, could intensify this competition. See "-- We Operate in a Highly Regulated Industry and Regulatory Changes Could Adversely Affect Our Business" and
"Business -- Regulation."

     We have experienced intense price competition in our equity securities business in recent years. In addition, some of our competitors may have more modern technology and a broader range of services and, therefore, may be able to offer brokerage services to customers at lower prices than we can. As a result of this price competition, we could lose both market share and revenue. We believe that the downward pressure on prices will continue as a result of the following factors:

     - continuing advances in technology;

     - price competition by ECNs, electronic brokers and trading systems;

     - customer awareness and regulatory scrutiny of execution costs; and

     - continuing unbundling of financial services.

     In our new wholesale and fixed income businesses, we face competition from traditional broker-dealers, electronic broker-dealers, ECNs and other electronic trading systems. Electronic broker-dealers include those operated by consortia of financial institutions that are larger and have greater resources than we do. We cannot assure you that our new businesses will be able to compete effectively with other service providers.

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

WE EXPECT TO BE INCREASINGLY SUBJECT TO THE RISKS OF INTERNATIONAL OPERATIONS

     We have been expanding our operations in Europe and Asia and will continue to do so. There are a number of risks inherent in doing business in international markets, including the following:

     - less developed technological infrastructures and generally higher costs, which could result in lower customer acceptance of our services or customers having difficulty accessing our electronic marketplace;

     - less automation in clearing and settlement systems, resulting in higher expenses and increased operational difficulties (including an increased risk of transactional errors and failure to complete customers' transactions);

     - unexpected regulatory changes;

     - difficulties in recruiting and retaining personnel, and managing international operations;

     - fluctuations in currency exchange rates;

     - reduced protection for intellectual property rights;

     - seasonal reductions in business activity during the summer months; and

     - potentially adverse tax consequences.

     As discussed in "-- International Regulation Could Adversely Affect Our Business," we are required to comply with the regulatory regime of each country in which we conduct business, as well as the regulations of each exchange of which we are a member. As we expand our international activities, we may be required to comply with requirements that are not currently applicable to our existing international business. Our inability to manage the risks inherent in international operations effectively could adversely affect our business, financial condition and operating results.

REGULATORY NET CAPITAL REQUIREMENTS COULD ADVERSELY AFFECT OUR ABILITY TO CONTINUE TO CONDUCT OR EXPAND OUR BUSINESS OPERATIONS

     The SEC and the NASD, as well as other regulatory agencies and securities exchanges within and outside the United States, have stringent rules with respect to the maintenance of specific levels of net capital by regulated broker-dealers. These rules include the SEC's net capital rule, to which many of our broker-dealer subsidiaries are subject. The failure by one of these subsidiaries to maintain its required net capital may lead to suspension or revocation of its registration by the SEC and its suspension or expulsion by the NASD and other U.S. or international regulatory bodies, and ultimately could require its liquidation. See "Business -- Regulation." In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against the net capital of one of our broker-dealer subsidiaries could limit its operations, particularly those, such as correspondent clearing, that are capital intensive. A large charge to the net capital of one of these subsidiaries could result from an error or other operational failure or a failure of a customer to complete one or more transactions, including as a result of that customer's insolvency or other credit difficulties, and we cannot assure you that we would be able to furnish the affected subsidiary with the requisite additional capital to offset that charge. The net capital rules could also restrict our ability to withdraw capital from our broker-dealer subsidiaries, which could limit our ability to pay cash dividends, repay debt or repurchase shares of our outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to maintain our present levels of business, or to expand, which could have a material adverse effect on our business, financial condition and operating results.

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

                         RISKS RELATED TO OUR BUSINESS

INSUFFICIENT SYSTEMS CAPACITY OR SYSTEMS FAILURES COULD HARM OUR BUSINESS

     We are heavily dependent on the capacity and reliability of the computer and communications systems supporting our operations. We receive and process a majority of our trade orders through electronic means, such as public and private communications networks. In addition, we execute trades through computerized processing systems, which, in some cases, include links to third parties. Our status as an SEC-recognized ECN requires that our trade execution and communications systems be able to handle anticipated present and future peak trading volumes. We also have systems that communicate clearing and settlement instructions to securities depositaries and clearing corporations and otherwise carry out clearing and settlement for our customers. The status of our subsidiaries as SEC-registered broker-dealers and NASD members is conditioned, in part on their ability to process and settle trades. If any of our systems do not operate properly or are disabled, that ability could be compromised and we could suffer financial loss, liability to clients, regulatory intervention or reputational damage.

     Heavy use of our computer systems during peak trading times or at times of unusual market volatility could cause those systems to operate slowly or even to fail for periods of time. We constantly monitor system loads and performance and regularly implement system upgrades to handle estimated increases in trading volume. However, we cannot assure you that our estimates of future trading volumes will be accurate or that our systems will always be able to accommodate actual trading volumes without failure or degradation of performance. System failure or degradation could lead our customers to file formal complaints with industry regulatory organizations, initiate regulatory inquiries or proceedings, file lawsuits against us or cease doing business with us.

     Recently, we have experienced periods of extremely high trading volume in the equity securities markets. On several occasions during these periods, the volume of trading activity has caused a slowing of our trade allocation and related systems. Sustained periods of high trading volumes have enabled us to identify specific areas of vulnerability in our transaction processing systems. These or similar events could interfere with our customers' ability to settle trades through us or prevent us from satisfying our responsibilities to clearing and settlement organizations and could result in financial exposure or regulatory action. We have been addressing each of these areas and upgrading our systems as necessary, but we cannot assure you that a similar slowing of our trade allocation systems will not occur again in the future.

     We will need to continue to upgrade and expand our systems as our business grows. Although many of our systems are designed to accommodate additional volume without redesign or replacement, we will need to make significant investments in additional hardware and software to accommodate increased volume. The inability of our systems to accommodate an increasing volume of transactions could constrain our ability to expand our businesses.

     Our electronic systems could be adversely affected by general power or telecommunications failures, computer viruses or natural disasters. They are also vulnerable to damage or failure due to human error and sabotage (both external and internal). The loss of support services from third parties could also have a material adverse effect on our electronic systems.

WE DEPEND ON OUR EXECUTIVE OFFICERS AND KEY PERSONNEL

     Our future success depends, in significant part, upon the continued service of our executive officers, particularly Douglas M. Atkin, our President and Chief Executive Officer, as well as various key sales, trading and technical personnel. The loss of these key people could have a material adverse effect on our business, financial condition and operating results. We intend to enter into employment agreements with a number of our key senior executives in connection with the offering and all members of our senior management hold options to purchase our common stock (and are expected to receive additional options in connection with this offering). However, we cannot assure you that any of these persons will not voluntarily terminate his or her employment with us.

     Our future success also will depend in significant part on our ability to recruit and retain highly skilled and often specialized individuals as employees, particularly in light of the rapid pace of technological advances. The level of competition in our industry for people with these skills is intense, and from time to time we have experienced losses of key employees. Significant losses of key personnel, particularly to other employers with which we compete, could have a material adverse effect on our business, financial condition and operating results.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH EFFECTIVELY

     We have experienced significant growth in our business activities over the last five years including:

     -  increases in the volume of our transactions in U.S. equity securities;

     -  our expansion in international markets;

     -  the launch of our fixed income business; and

     - other new business initiatives, such as our correspondent clearing operations.

This growth has placed, and is expected to continue to place, a significant strain on our management and resources.

     Our continued growth will require increased investment by us in facilities, personnel, and financial and management systems and controls. It also will require expansion of our procedures for monitoring and assuring our compliance with applicable regulations and we will need to integrate, train and manage a growing employee base. The expansion of our existing businesses, our expansion into new businesses, our international expansion and the resulting growth of our employee base increase our need for internal audit and monitoring processes that are more robust and broader in scope than those we have historically required. We may not be successful in implementing all of the processes that are necessary.

     Unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

FINANCIAL OR OTHER PROBLEMS EXPERIENCED BY THIRD PARTIES, INCLUDING CUSTOMERS, TRADING
COUNTERPARTIES, CLEARING AGENTS AND EXCHANGES, COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS

     We are exposed to credit risk from third parties that owe us money, securities or other obligations. These parties include our customers, trading counterparties, clearing agents, exchanges and other financial intermediaries. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Although we believe we have no obligation to do so, we generally settle trades with our counterparty even if our customer fails to meet its obligations to us.

     We are exposed to substantial credit risk from both parties to a securities transaction during the period between the transaction date and the settlement date. This period is three business days in the U.S. equities markets and can be as much as 30 days in some international markets. In addition, we have credit exposure that extends beyond the settlement date in the case of a party that does not settle in a timely manner by failing either to make payment or to deliver securities. Adverse movements in the prices of securities that are the subject of these open transactions can increase our credit risk. Credit difficulties or insolvency or the perceived possibility of credit difficulties or insolvency of one or more large or visible market participants could also result in market-wide credit difficulties or other market disruptions whereby a large number of market participants may not settle transactions or otherwise perform their obligations.

OUR ACQUISITION, INVESTMENT AND ALLIANCE STRATEGY INVOLVES CERTAIN RISKS

     To achieve our strategic objectives, we have acquired or invested in, and in the future may seek to acquire or invest in, other companies or businesses. While we engage in discussions on a regular basis

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

regarding possible acquisitions or investments, at present, we have no agreements or understandings for any material acquisitions or investments. Acquisitions entail numerous risks, including the following:

     -  difficulties in the assimilation of acquired operations and products;

     -  diversion of management's attention from other business concerns;

     -  assumption of unknown material liabilities;

     -  failure to achieve financial or operating objectives;

     - amortization of acquired intangible assets, which would reduce future reported earnings; and

     -  potential loss of customers or key employees of acquired companies.

We may not be able to integrate successfully any operations, personnel, services or products that we have acquired or may acquire in the future.

     We also may seek to expand or enhance some of our operations by forming joint ventures or alliances with various strategic partners throughout the world. Entering into joint ventures and alliances also entails risks, including difficulties in developing and expanding the business of newly formed joint ventures, exercising influence over the activities of joint ventures in which we do not have a controlling interest, and potential conflicts with our joint venture or alliance partners. We cannot assure you that any joint venture or alliance we have entered into or may enter into will be successful.

WE WILL NEED TO INTRODUCE NEW SERVICES AND SERVICE ENHANCEMENTS AND ADAPT OUR TECHNOLOGY IN A TIMELY MANNER IN ORDER TO COMPETE EFFECTIVELY

     Our business environment is characterized by rapid technological change, changing customer demands and evolving industry standards. New products and services may render our existing services less competitive. Our future success will depend in part on our ability to anticipate and respond to the demand for new services, products and technologies on a timely and cost-effective basis and to adapt to technological advancements and changing standards. We may not be able to anticipate or respond to technological advancements or changing industry standards adequately or in a timely manner to address the increasingly sophisticated requirements of our customers. In addition, new services that we may develop and introduce may not achieve market acceptance.

SHIFTS IN OUR BUSINESS MIX AND DECREASES IN OUR AVERAGE TRANSACTION SIZE MAY DECREASE OUR PROFITABILITY

     Changes in the mix of customers we serve (large institutional investors, portfolio managers, hedge funds and broker-dealers), the relative volume of our domestic and international business and the size of the transactions we execute can materially affect our profitability.

     In recent years, although the number of customer transactions that have been executed through our systems has increased, the average size of those transactions has declined, decreasing from 1,575 shares per transaction in 1996 to 815 shares per transaction in the first nine months of 2000. This decline has caused our revenue per transaction and related expenses per transaction to decrease. As a result, our profitability on a per transaction basis has decreased. In addition, the revenue per transaction has decreased at a greater rate than related expenses per transaction, resulting in a decline in our margins on a per transaction basis. We expect both revenue per transaction and expense per transaction to continue to decline in the future, including as a result of decimalization in the U.S. markets, but that the rate of these declines will be approximately equal to each other.

     A substantial portion of our trading volume derives from our broker-dealer customers. A shift in our customer mix toward fewer broker-dealers or a decline in the use of our trading system by broker-dealers would reduce the depth and breadth of the liquidity pool created by our e-financial marketplace, which could reduce its attractiveness to our customers and adversely affect our trading volumes, operating results and financial condition.

OUR COMPLIANCE AND RISK MANAGEMENT METHODS MIGHT NOT BE FULLY EFFECTIVE

     The various governmental authorities and industry self-regulatory organizations that supervise and regulate us require strict compliance with their respective rules and regulations. Generally, they have broad enforcement powers to censure, fine, issue cease-and-desist orders, prohibit us from engaging in some of our businesses, or suspend or expel us or any of our officers or employees who violate applicable laws or regulations. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of compliance, audit and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. We face the risk of significant intervention by regulatory authorities, including extensive examination and surveillance activity. In the case of non-compliance or alleged non-compliance with regulations, we could be subject to investigations and judicial or administrative proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be substantial. Any of these could adversely affect our business, our reputation, our financial condition and operating results and, in extreme cases, our ability to conduct our business or portions thereof.

     Our policies and procedures to identify, monitor and manage our risks may not be fully effective and may vary among our various businesses and subsidiaries worldwide. Some of our risk management methods depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events. The new business initiatives that we have recently launched, such as our fixed income and wholesale operations, may require different oversight procedures than those we have employed in the past. We cannot assure you that our policies and procedures will always be effective or that we will always be successful in monitoring or evaluating the risks to which we are or may be exposed. See "-- We Expect to Be Increasingly Subject to the Risks of International Operations."

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING IF WE NEED IT

     Our business is dependent upon the availability of adequate funding and regulatory capital under applicable regulatory requirements. Historically, we have satisfied these needs from internally generated funds and from lines of credit made available to us by commercial banking institutions. In some cases, Reuters has issued non-binding, short-term letters to certain of these institutions confirming its ownership of us and indicating that if we were to default under the relevant facility, Reuters would consider, without any obligation, requests by these institutions for compensation. Reuters expects that following completion of this offering, it will not renew these letters or issue any additional letters.

     Based on management's experience and current industry trends, we anticipate that our available cash resources, combined with the net proceeds from this offering, will be sufficient to meet our presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, if for any reason we need to raise additional funds, we may not be able to obtain additional financing when needed on terms favorable to us. In addition, so long as Reuters owns a majority of our common stock, we will need Reuters consent to incur net indebtedness (indebtedness less cash on hand) in excess of $400.0 million, excluding any indebtedness incurred by us in the ordinary course of our brokerage or similar business or in connection with the clearing of traded securities or obligations to securities exchanges or clearing systems. We cannot assure you that we will receive Reuters consent to incur indebtedness above this amount in the future if we need to do so for any reason.

WE DEPEND ON THIRD PARTY SUPPLIERS FOR KEY SERVICES

     We rely on a number of third parties to supply elements of our trading, clearing and other systems, as well as computers and other equipment, and related support and maintenance.

     In particular, we depend largely on the services of Radianz for the telecommunications network that connects us with our customers. Radianz, a joint venture between Reuters and Equant Finance B.V. that is
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

51% owned by Reuters, provides these services to us pursuant to an agreement it has entered into with Reuters. We are not a party to this agreement. Therefore, although we have rights under this agreement, we must rely on Reuters to enforce this agreement in the event of any breach by Radianz, but Reuters has no legal obligation to do so. Disruptions in Radianz' network services to us, including as a result of the termination of the agreement between Reuters and Radianz, or its inability to continue to support our business, would have a material adverse effect on our business, financial condition and operating results.

     Our market data distribution platform, which supports our research-related services, is provided by Reuters. In addition, we depend on a number of suppliers for communications and networking equipment, computer hardware and software and related support and maintenance. We also rely on a number of third parties to process transactions. These include clearing agencies, such as Government Securities Clearing Corporation, Depository Trust & Clearing Corporation and the Euroclear System; trade processing and recordkeeping agencies, such as Automatic Data Processing, Inc. and its affiliates; NYSE members, such as Harborview LLC; and stock exchange members and stock exchanges in other jurisdictions.

     We cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs. An interruption in or the cessation of service by any service provider and our inability to make alternative arrangements in a timely manner, or at all, could have a material adverse effect on our business, financial condition and operating results.

OUR CLEARING OPERATIONS EXPOSE US TO POTENTIAL LIABILITY

     Errors in performing clearing functions, including clerical, technological and other errors related to the handling of funds and securities held by us on behalf of customers and broker-dealers, could lead to civil penalties imposed by applicable regulatory authorities, as well as losses and liability in related lawsuits brought by customers and others. Any liability that arises as a result of our clearing operations could have a material adverse effect on our business, financial condition and operating results.

     Securities industry regulators in the United States are currently reviewing the extent to which clearing firms will be held accountable for the improper activities of broker-dealers for which they provide clearing services. In our correspondent clearing activities, our procedures may not be sufficient to protect us from liability for the acts of broker-dealers or other wholesale customers that use our correspondent clearing services under current laws and regulations. We also cannot assure you that securities industry regulators will not enact more restrictive laws or regulations or change their interpretations of current laws and regulations.

EMPLOYEE MISCONDUCT OR ERRORS COULD HARM US AND ARE DIFFICULT TO DETECT AND
DETER

     There have been a number of highly publicized cases involving fraud or other misconduct by employees of financial services firms in recent years. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of customers or improper use of confidential information. Employee misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

     Employee errors in recording or executing transactions for customers can cause us to enter into transactions that customers may disavow and refuse to settle. These transactions expose us to risk of loss, which can be material, until we detect the errors in question and unwind or reverse the transactions. As with any unsettled transaction, adverse movements in the prices of the securities involved in these transactions before we unwind or reverse them can increase this risk.

OUR QUARTERLY RESULTS MAY FLUCTUATE SIGNIFICANTLY

     We have experienced, and may continue to experience significant seasonality in our business. Historically, our revenues increase in the fourth quarter of the year, which we believe is due in large part to higher trading volumes in the securities markets at year end. This seasonal trend may continue for the foreseeable future and similar trends may affect our business, financial condition and operating results in the future.

     Our expense structure is based on historical expense levels and historical and expected levels of demand for our services. If demand for our services and our resulting revenues should decline, our inability to adjust our cost structure on a timely basis could have a material adverse effect on our operating results and financial condition during the period of that decline.

     We may continue to make significant expenditures related to the expansion of our services and the development of new businesses. Our new businesses may require significant expenditures over long periods of time before they generate substantial revenues or net income, and our results may be adversely affected as a result.

     Due to the foregoing factors, period-to-period comparisons of our revenues and operating results may not necessarily be meaningful, and these comparisons cannot be relied upon as indicators of future performance. In addition, we cannot assure you that we will be able to sustain the rates of revenue growth that we have experienced in the past, that we will be able to improve our operating results or that we will be able to sustain our profitability on a quarterly basis.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

     We rely primarily on trade secret, copyright, trademark and patent law to protect our proprietary technology. Notwithstanding the precautions we take to protect our intellectual property rights, it is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We may also face claims of infringement that could interfere with our ability to use technology that is material to our business operations.

     In addition, in the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources, either of which could negatively affect our business.

USE OF THE INTERNET TO ACCESS OUR SERVICES COULD EXPOSE US TO RISKS OF FAILURE OF INTERNET PERFORMANCE AND ADVERSE CUSTOMER REACTION

     Our business has traditionally been conducted with our customers through the use of proprietary networks for the execution of trades and the communication of information. To achieve better economies of distribution or to improve the delivery of our services to our customers, we may seek to move a portion of our business from our proprietary networks to non-proprietary networks and the Internet. This may subject us to additional costs. In addition, existing and prospective customers may react unfavorably to these changes due to their concerns regarding the security, reliability, cost, ease of use, accessibility and quality of service of the Internet or other systems.

                RISKS RELATING TO OUR RELATIONSHIP WITH REUTERS

REUTERS HAS SIGNIFICANT CONTROL OVER US AND MAY NOT ALWAYS EXERCISE ITS CONTROL IN A WAY THAT BENEFITS OUR PUBLIC SHAREHOLDERS

     We are currently an indirect wholly owned subsidiary of Reuters Group PLC. Upon completion of this offering, Reuters will beneficially own approximately
     % of our common stock (     % if the underwriters exercise their
over-allotment option in full). For as long as it continues to beneficially own more than 50% of our common stock, Reuters will control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and will exercise a significant amount of influence over corporate matters, such as payment of dividends and stock issuances, and over our management, business activities and operations. Following this offering, five of our eleven directors will also be officers or directors of Reuters. In addition, so long as Reuters beneficially owns more than 50% of our common stock, it will be able to elect our entire board of directors and to remove any of our directors without cause.

     Our certificate of incorporation and our corporate agreement with Reuters will also include provisions that will provide Reuters with rights, including when it beneficially owns less than a majority of our common stock, that may be less favorable to you and us than the corporate law governing these matters would be in the absence of these provisions. These provisions include the right, when Reuters beneficially owns between 35% and 50% of our common stock, to block some issuances of equity securities and some dispositions and acquisitions of assets or businesses.

     In addition, we have agreed with Reuters not to take any action that would result in adverse regulatory consequences for Reuters as a result of its relationship with us. Reuters' substantial ownership position could also limit our ability to enter into a transaction that involves a change of control, which might adversely affect the market price of our common stock.

REUTERS MAY HAVE INTERESTS THAT CONFLICT WITH THE INTERESTS OF OUR OTHER SHAREHOLDERS AND US AND MAY CAUSE US TO FOREGO OPPORTUNITIES

     Various conflicts of interest between us and Reuters may arise in the future in a number of areas relating to our business and relationships, including the following:

     - potential competitive business activities;

     - potential acquisitions of businesses or properties;

     - incurrence of indebtedness;

     - tax matters;

     - financial commitments;

     - marketing functions;

     - indemnity arrangements;

     - service arrangements; and

     - the exercise by Reuters of control over our management and affairs.

     Individuals who are officers or directors of us and either Reuters or one of its other subsidiaries may have fiduciary duties to both companies. Our certificate of incorporation includes provisions confirming Reuters right to engage in activities that compete with us and relating to the allocation of business opportunities between Reuters and us. The resulting situation may be more advantageous to Reuters than the corporate law governing those opportunities would be in the absence of those provisions.

     Reuters is not prohibited from engaging in our lines of business, including brokerage, fixed income and research, and may directly or indirectly compete with us in the future. It is also possible that changes in the markets in which we operate may in the future result in our competing directly or indirectly with Reuters and its other subsidiaries.

OUR AGREEMENTS WITH REUTERS ARE NOT THE RESULT OF ARMS-LENGTH NEGOTIATIONS BETWEEN INDEPENDENT PARTIES

     In connection with this offering, we expect to enter into a number of commercial agreements with Reuters covering the following areas:

     - agreements governing the provision of Reuters data, consisting of news and information, for our internal use and for redistribution to our customers;

     - agreements governing the provision of our data from both our equity securities and fixed income businesses to Reuters;

     - an agreement governing Reuters use of the technology supporting our fixed income business;

     - U.S. and U.K. tax sharing agreements;

     - a sublease agreement with respect to our new corporate headquarters; and

     - agreements relating to the provision of various administrative, support and other services by Reuters to us.

     We also expect to enter into negotiations regarding an agreement governing Reuters use of our order routing technology on reasonable commercial terms.

     These agreements are being negotiated in the context of a parent-subsidiary relationship and therefore are not the result of arms-length negotiations between independent parties. Accordingly, we cannot assure you that the terms of these agreements, including pricing and other material terms, will be as advantageous to us as the terms we could have negotiated with unaffiliated third parties. See "Relationship with Reuters After This Offering."

     In addition, following this offering, we intend to enter into an agreement with Radianz governing our participation in the Reuters arrangements with Radianz on substantially the same terms as the existing agreement with Reuters. Pursuant to the existing agreement, Radianz provides certain network communications services for various Reuters companies, including us.

       RISKS ASSOCIATED WITH PURCHASING OUR COMMON STOCK IN THIS OFFERING

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE CORPORATE LAW COULD MAKE A TAKE-OVER MORE DIFFICULT, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR DEPRIVE YOU OF A PREMIUM OVER OUR MARKET PRICE

     Our certificate of incorporation and by-laws and the laws of Delaware (the state in which we are organized) contain provisions that might make it more difficult for someone to acquire control of us in a transaction not approved by our board of directors. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors other than the candidates nominated by our board. For example, our certificate of incorporation will authorize our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, the board can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring, or preventing a change of control of our company, because the terms of the preferred stock that might be issued could potentially prohibit our consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of our stockholders.

     The existence of these provisions could adversely affect the market price of our common stock. Although these provisions do not have a substantial practical significance to investors while Reuters controls us, these provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should Reuters' voting power decrease to less than 50%. See "Description of Capital Stock."

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK, AND THE MARKET PRICE OF OUR SHARES MAY FLUCTUATE

     Prior to this offering, there was no public market for our common stock. We intend to apply for quotation of our common stock on the Nasdaq National Market under the symbol "INET." We cannot assure you that an active public market for our common stock will develop or be sustained.

     The initial public offering price of our common stock will be determined through negotiations between us, Reuters and the representatives of the underwriters, and it may not be indicative of the market price for the common stock after this offering is complete. The price of our common stock after this offering may fluctuate widely, depending upon many factors, including the perceived prospects of our business and the securities and financial services industries in general, differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, changes in general economic or market conditions and broad market fluctuations. Our common stock may trade at prices significantly below the initial public offering price. In addition, stock markets generally, and the stock prices of competitors in our industry specifically, experience significant price and volume volatility from time to time which may adversely affect the market price of the common stock for reasons unrelated to our performance. If you purchase shares of our common stock in this offering, you may not be able to resell these shares at prices equal to or greater than the initial public offering price. See "Underwriting."

INVESTORS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

     If you purchase shares of our common stock in this offering, you will
experience an immediate and substantial dilution of $     in the net tangible
book value per share of your investment. This means that the price you pay will be significantly greater than the net tangible book value of the shares you acquire. If we issue additional common stock in the future, you may experience further dilution in the net tangible book value of your shares. This dilution is due to the fact that the effective cash cost to Reuters of the shares of our common stock it purchased in the past is significantly less than the price at which our common stock is being offered to the public in this offering. See "Dilution."

FUTURE SALES OF OUR SHARES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

     After completion of this offering, there will be             shares of our
common stock outstanding (            shares if the underwriters exercise their
over-allotment option in full), of which approximately             shares
(            shares if the underwriters exercise their over-allotment option in
full) will be registered in this offering. In addition,             shares will
be owned beneficially by our parent, Reuters. The shares of common stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act by persons other than our affiliates within the meaning of Rule 144 under the Securities Act.

     Reuters will be able to sell its shares in the public markets from time to time, subject to certain limitations on the timing, amount, and method of such sales imposed by SEC regulations. Reuters and the underwriters have agreed to a "lock-up" period, meaning that Reuters will not sell any of its shares without the underwriters' prior consent for 180 days after the date of this prospectus. In addition, the perception in the public markets that sales by Reuters might occur could also adversely affect the market price of our common stock. Following the "lock-up" period, Reuters (or any transferee) has the right to cause us to register the sale of shares of common stock owned by it and to include its shares in future registration statements relating to our securities. If Reuters were to sell a large number of its shares following the expiration of this period, the market price of our stock could decline significantly.

     Following this offering, we intend to file a registration statement on Form
S-8 under the Securities Act with respect to up to           shares of our
common stock that may be acquired by our employees pursuant to our stock option plan. This registration statement is expected to become effective immediately upon filing, and as a result, shares, once received by employees upon exercise of their options, will be eligible for resale by the holders in the public markets, subject to certain lock-up agreements and Rule 144 limitations applicable to affiliates. We intend to file a registration statement permitting resale of these shares by affiliates. See "Shares Eligible for Future Sale."

                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus, including in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities and the effects of competition and regulation. Forward-looking statements include all statements that are not historical facts. You can identify these statements by the use of forward-looking terminology, such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "may" or "might" or other similar expressions.

     Forward-looking statements involve significant risks, uncertainties and assumptions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus, even if new information becomes available or other events occur in the future. You should understand that many important factors, in addition to those discussed in the section entitled "Risk Factors" and elsewhere in this prospectus, could cause our results to differ materially from those expressed or suggested in forward-looking statements.

                                USE OF PROCEEDS

     Assuming an initial offering price of $ per share (the midpoint of the range set forth on the cover page of this prospectus), we expect to receive net
proceeds from this offering of approximately $     million after deducting the
underwriting discount and offering expenses. If the underwriters exercise their over-allotment option in full, our net proceeds are expected to be $ million.

     We will use approximately $50 million of these proceeds to repay our indebtedness to Reuters for an advance to us in February 2000 that we used to fund our acquisition of Lynch, Jones & Ryan, Inc. in February 2000. This advance bears interest at an annual rate based on six-month LIBOR plus 1.25% and matures in March 2002. We also will use approximately $150 million of these proceeds to
repay our indebtedness to Reuters for an advance to us in           , 2001 that
we used to fund a simultaneous return of capital to Reuters. This advance bears
interest at an annual rate of      %.

     We expect to use the balance of the net proceeds for general corporate purposes, including capital expenditures and working capital, but have no specific plans for allocation of the proceeds. If appropriate opportunities arise, we may also use a portion of the proceeds to acquire or invest in complementary businesses or technologies. While we engage in discussions on a regular basis regarding possible acquisitions or investments, at present we have no current agreements or understandings for any material acquisitions or investments. Our management will have broad discretion as to the use of the proceeds.

     Pending use, we may invest the net proceeds in short-term, interest bearing, investment-grade obligations.

                                DIVIDEND POLICY

     We paid dividends to Reuters of $68.0 million in 1997, $52.0 million in 1998 and $100.0 million in 1999. Reuters made capital contributions in those years of $68.5 million, $51.5 million and $44.3 million, respectively, to fund various international operations. As a result of our reorganization, those international operations are part of Instinet, and the capital contributions are recorded as contributions to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Our Reorganization." We intend to retain our future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors, after taking into account our financial results, capital requirements and other factors they may deem relevant. So long as Reuters continues to beneficially own more than 50% of our outstanding common stock, it will be able to exercise control over our payment of dividends.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2000, on an actual basis and on a pro forma adjusted basis to reflect:

     - the conversion of our company from a limited liability company into a
       corporation on          , 2001;

     - the net proceeds from our sale of           shares of our common stock in
       this offering at an assumed public offering price of $     per share (the
       midpoint of the range of estimated initial public offering prices set forth on the cover page of this prospectus), after deducting the underwriting discount and our estimated expenses in this offering; and

     - our repayment of approximately $200 million of indebtedness due to Reuters.

     The table does not reflect:

     - shares issuable upon exercise of outstanding stock options as of September 30, 2000 and

     - shares available for future issuance under our existing stock option plan.

     This table should be read in conjunction with "Selected Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and the related notes included elsewhere in this prospectus.

                                                                       SEPTEMBER 30, 2000
                                                              ------------------------------------
                                                              INSTINET GROUP      INSTINET GROUP
                                                                   LLC             INCORPORATED
                                                                  ACTUAL        PRO FORMA ADJUSTED
                                                              --------------    ------------------
                                                                         (IN THOUSANDS)
Cash and cash equivalents...................................    $  199,867           $
                                                                ==========           ========
Equity:
  Instinet Group LLC members' equity........................    $  888,466           $     --
  Instinet Group Incorporated common stock, $0.01 par value
     per share; no shares authorized or issued and
     outstanding (          shares authorized;
     shares issued and outstanding as adjusted).............            --
  Additional paid-in capital................................            --
  Retained earnings.........................................            --
                                                                ----------           --------
       Total equity.........................................       888,466
                                                                ----------           --------
            Total capitalization............................    $  888,466           $
                                                                ==========           ========

                                    DILUTION

     On a pro forma basis for our conversion from a limited liability company to
a corporation on           , 2001, pro forma net tangible book value of our
common stock as of December 31, 2000, was $ million, or $ per share. We determined pro forma net tangible book value per share before this offering by dividing the pro forma net tangible book value (total book value of tangible assets less total liabilities) by the pro forma number of shares of common stock outstanding as of December 31, 2000. After giving effect to the sale of our common stock in this offering, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible book value, as of December 31, 2000, would have been $ million, or $ per share. This represents an immediate increase in pro forma net tangible book value per share of $ to existing stockholders and dilution in pro forma net tangible book value per share of $ to new investors who purchase shares in this offering. The following table illustrates this per share dilution:

Initial public offering price per share.....................            $
     Pro forma net tangible book value per share as of
      December 31, 2000.....................................  $
     Increase per share attributable to new investors.......
                                                              ------
Pro forma adjusted net tangible book value per share after
  this offering.............................................
                                                                        ------
Dilution per share to new investors.........................            $
                                                                        ======

     The following table sets forth, on the pro forma adjusted basis described above, as of December 31, 2000, the difference between the number of shares of common stock purchased, the total consideration paid, and the average price per share paid by Reuters and by investors purchasing shares in this offering, before deducting estimated underwriting discounts and commissions and estimated offering expenses:

                                           SHARES PURCHASED      TOTAL CONSIDERATION
                                          -------------------    --------------------    AVERAGE PRICE
                                           NUMBER     PERCENT     AMOUNT      PERCENT      PER SHARE
                                          --------    -------    ---------    -------    -------------
Reuters.................................                    %    $                  %       $
New Investors...........................
                                          --------     -----     --------      -----
     Total Investors....................               100.0%    $             100.0%
                                          ========     =====     ========      =====

     If the underwriters' over-allotment option is exercised in full, the following will occur:

     - the number of shares of common stock held by Reuters will represent
       approximately      % of the total number of shares of our common stock
       outstanding after this offering and

     - the number of shares held by new investors will increase to      or
       approximately      % of the total number of shares of our common stock
       outstanding after this offering.

     The discussion and tables above exclude the following:

     -           shares issuable upon exercise of outstanding stock options as
       of December 31, 2000, at a weighted average exercise price of $     per
       share and

     - shares available for future issuance under our existing stock option plan.

                        SELECTED COMBINED FINANCIAL DATA
            (IN THOUSANDS, EXCEPT VOLUME, SHARE AND PER SHARE DATA)

     The following selected combined financial data should be read together with our financial statements and the related notes included elsewhere in this prospectus and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The information as of and for the years ended December 31, 1997, 1998 and 1999 set forth below was derived from our audited combined financial statements and related notes included elsewhere in this prospectus.

     The unaudited information as of and for the years ended December 31, 1995 and 1996 set forth below was derived from unaudited combined financial statements that are not included in this prospectus. The unaudited information as of and for the nine months ended September 30, 1999 and 2000 set forth below was derived from our unaudited combined financial statements included elsewhere in this prospectus. This unaudited information, in the opinion of management, includes all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of our financial position and results of operations for these periods. The historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

                                                                                              NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                     ----------------------------------------------------   ---------------------
                                       1995       1996       1997       1998       1999       1999        2000
                                     --------   --------   --------   --------   --------   --------   ----------
STATEMENT OF INCOME DATA:
Revenues:
  Transaction fees.................  $403,499   $568,783   $693,749   $821,757   $936,958   $686,336   $1,004,804
  Interest.........................    11,021     16,840     17,357     21,587     23,916     18,109       28,214
  Investments......................     4,265     (1,359)     3,542     (1,175)     8,570      4,931        1,914
                                     --------   --------   --------   --------   --------   --------   ----------
         Total revenues............   418,785    584,264    714,648    842,169    969,444    709,376    1,034,932
Expenses:(1)
  Compensation and benefits........   117,856    162,399    169,849    205,970    257,491    184,262      300,256
  Communications and equipment.....    33,188     43,990     59,096     73,065     92,322     70,695      100,733
  Soft dollar and commission
    recapture......................    18,432     30,338     63,317     80,339     89,469     65,602      130,380
  Brokerage, clearing and exchange
    fees...........................    37,206     39,575     48,855     67,766     78,966     55,868      102,460
  Depreciation and amortization....    32,512     41,653     50,014     64,502     71,206     52,030       56,454
  Professional fees................    11,943     10,649     14,305     24,182     62,737     36,941       69,007
  Occupancy........................    18,340     18,551     24,560     22,935     27,096     17,657       29,423
  Marketing and business
    development....................     5,447      6,159      9,262      9,767     23,447     15,802       24,661
  Other............................    12,157     17,907     20,997     20,337     32,337     23,444       29,857
                                     --------   --------   --------   --------   --------   --------   ----------
         Total expenses............   287,081    371,221    460,255    568,863    735,071    522,301      843,231
                                     --------   --------   --------   --------   --------   --------   ----------
Income before income taxes.........   131,704    213,043    254,393    273,306    234,373    187,075      191,701
Provision for income taxes.........    57,969     93,633    113,154    113,409     98,255     78,679       84,349
                                     --------   --------   --------   --------   --------   --------   ----------
         Net income................  $ 73,735   $119,410   $141,239   $159,897   $136,118   $108,396   $  107,352
                                     ========   ========   ========   ========   ========   ========   ==========

---------------
(1) The expenses in various categories in this table include costs incurred by us in developing our fixed income securities business and a retail brokerage capability. These costs totalled $13.4 million in 1998 and $51.0 million in 1999. In the first nine months of 1999 and 2000, they totalled $31.1 million and $81.5 million, respectively. Although we will continue to incur costs for these new business initiatives, we expect that they will decline as a percentage of revenues in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
Pro forma income per common share:(1)
  Basic.....................................................   $
                                                               =========
  Diluted...................................................   $
                                                               =========
  Shares used to compute basic pro forma income per
     share(2)...............................................
  Shares used to compute diluted pro forma income per
     share(2)(3)............................................

---------------
(1) Pro forma to reflect the conversion of our company from a limited liability
    company to a corporation on           , 2001.

(2) Calculated based on the number of common shares that would have been held by Reuters as of December 31, 2000, assuming our conversion into a corporation.

(3) Includes           shares of our common stock issuable upon exercise of
    outstanding stock options as of December 31, 2000.

                                                      DECEMBER 31,
                                --------------------------------------------------------   SEPTEMBER 30,
                                  1995       1996       1997        1998         1999          2000
                                --------   --------   --------   ----------   ----------   -------------
STATEMENT OF FINANCIAL
  CONDITION DATA:
Cash and cash equivalents.....  $112,914   $254,557   $245,060   $  339,281   $  349,522    $  199,867
Securities owned, at market
  value.......................   123,785     85,975    144,862      190,393      214,625       179,990
Receivable from
  broker-dealers..............    29,634     34,542     74,876      139,838      434,995       687,169
Receivable from customers.....        --     39,437     37,969       37,555      110,006       204,901
Total assets..................   469,602    663,205    840,131    1,155,576    1,747,470     2,278,541
Members' equity...............   287,976    400,257    540,637      703,022      778,842       888,466

                                                                              NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                                    ------------------------  ------------------
                                                     1997    1998     1999     1999       2000
                                                    ------  -------  -------  -------    -------
OTHER DATA:
Our Nasdaq share volume (millions)................  25,690   28,282   35,211  25,501     39,571
Our NYSE share volume (millions)..................   3,194    5,078    5,935   4,347      6,640
                                                    ------  -------  -------  ------     ------
Our total U.S. share volume (millions)............  28,884   33,360   41,146  29,848     46,211

Our U.S. equity transaction volume (thousands)....  20,450   26,800   44,902  32,456     56,681
Our international equity transaction volume
  (thousands).....................................     567    1,334    2,646   2,039      3,713
                                                    ------  -------  -------  ------     ------
Our total equity transaction volume (thousands)...  21,017   28,134   47,548  34,495     60,394
Our average equity transactions per day
  (thousands).....................................      83      112      189     183        319

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus. You should read the following discussion with "Selected Combined Financial Data" and our financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

     Our revenues have grown at a compound annual rate of 18% from $584.3 million in 1996 to $969.4 million in 1999. In the first nine months of 2000, our revenues grew further to $1.0 billion.

     This growth in revenues has been primarily driven by increases in share volumes in the equity securities markets and by our expanded international business. For example, the total number of shares of NYSE-listed and Nasdaq-quoted stocks traded has increased at a compound annual rate of 29% from
263.8 billion in 1996 to 731.8 billion in 2000. Our trading volume in NYSE-listed and Nasdaq-quoted stocks increased at a compound annual rate of 29% over the same period. Our share of the total trading volume in NYSE-listed and Nasdaq-quoted stocks, while fluctuating over the period, is largely unchanged at 9.1% from 1996 to 2000. Our transaction fees earned from our customers trading equity securities have represented, and continue to represent, a substantial part of our revenues and accounted for 95.9% of our revenues in the nine months ended September 30, 2000.

     International equity markets have also grown substantially, and in 1988, we began expanding our presence in these markets. Our international equity transaction volume has increased at a compound annual rate of 109%, from 272,000 transactions in 1996 to 5.2 million transactions in 2000. Revenues from these activities have grown over the past five years from 12.1% of our total revenues in 1996 to 25.0% for the nine months ended September 30, 2000.

     In recent years we have been expanding and diversifying our activities. We have expanded our research business by developing new products and increasing customer penetration and, in February 2000, acquired Lynch, Jones & Ryan, a leading provider of specialized brokerage, research and commission recapture services to pension plan sponsors and managers. Institutional investors often allocate a portion of the gross transaction fees they pay for brokerage services for the payment of research products they have purchased (commonly known as soft dollars). We also enable pension plan and other fund sponsors to recapture a portion of the gross transaction fees that their fund managers pay us. By arranging for the provision of these services to these customers in return for payments by us of either soft dollars to the service providers or commission recapture to the pension plan and other plan sponsors, we seek to increase the amount of business our institutional customers conduct through us, thereby increasing our transaction volumes and liquidity. Our soft dollar commission revenues from our customers and the corresponding expenses reflecting payments we make to third-party research providers increased at a compound annual rate of 43% from $30.3 million in 1996 to $89.5 million in 1999. Partly as a result of the Lynch, Jones & Ryan acquisition, that amount increased to $130.4 million for the nine months ended September 30, 2000, which included $31.7 million of commission recapture payments to pension plan and other fund sponsors.

     In 1998, we began developing a fixed income securities platform, which we launched in the Spring of 2000 in the United States and Europe. With the emergence of Internet-based retail brokerage as a significant and growing portion of the equity marketplace, we initially planned to develop our own Internet-based retail brokerage operation and, starting in 1998, designed and developed a platform for this business. In December 2000, based on a review of market conditions and an evaluation of possible alternate strategies, we decided not to launch our own on-line retail brokerage operation. At this time, we plan to offer trading and related services to individuals indirectly through traditional and on-line securities brokers and to other financial service providers by means of our new wholesale business. We began providing our existing execution services on a wholesale basis to customers on a limited basis in September 1999 and our correspondent clearing services on a wholesale basis to customers in October 2000. These new businesses are just now emerging from a developmental stage and have not generated significant revenues to date.

     We have accomplished our diversification efforts and related expansion primarily through internal development, and, to a lesser extent, through acquisitions. These internal development efforts have resulted in significant costs, which we have expensed as incurred. Beginning in late 1998 through September 30, 2000, we incurred expenses of approximately $94.0 million related to the development of our fixed income securities platform. Over the same period, we incurred expenses of approximately $52.0 million in creating a retail brokerage capability. In addition, we expect to record a restructuring charge of approximately $7.5 million in the fourth quarter of 2000 as a result of our change in strategy related to retail brokerage.

     Partly as a result of our internal development and expansion efforts, our expenses have increased at a faster rate than our revenues. As a percentage of revenues, total expenses have increased from 63.5% in 1996 to 75.8% in 1999 and 81.5% in the first nine months of 2000. In addition, the required accounting for our soft dollar and commission recapture businesses has a dilutive effect on our operating margins. The portion of our transaction fee revenue representing soft dollars and commission recapture is offset dollar-for-dollar by expenses we incur in paying for research from independent third parties and in making payments representing commission recapture to pension plan and other plan sponsors.

     The following table shows the impact of our new business development efforts and our soft dollar and commission recapture businesses on our total expenses as a percentage of revenues. Although we will continue to incur costs for these new business initiatives, we expect that they will decline as a percentage of revenues in the future. If our soft dollar business continues to increase at a faster rate than our other revenues, it will also continue to have an increasingly dilutive effect on our operating margins.

                                                       YEAR ENDED DECEMBER 31,     NINE MONTHS ENDED
                                                       ------------------------      SEPTEMBER 30,
                                                          1998          1999             2000
                                                       ----------    ----------    -----------------
                                                            (IN THOUSANDS, EXCEPT PERCENTAGES)
Total revenues.......................................   $842,169      $969,444        $1,034,932
Transaction fees representing soft dollars (including
  commission recapture)..............................     80,339        89,469           130,380
                                                        --------      --------        ----------
Total revenues less transaction fees representing
  soft dollars.......................................    761,830       879,975           904,552
                                                        --------      --------        ----------
Total expenses.......................................    568,863       735,071           843,231
Development expenses for fixed income and retail
  businesses.........................................     13,443        51,031            81,514
Soft dollar and commission recapture expenses........     80,339        89,469           130,380
                                                        --------      --------        ----------
Total expenses less development expenses and soft
  dollar and commission recapture expenses...........    475,081       594,571           631,337
                                                        --------      --------        ----------
Total expenses less development expenses and soft
  dollar and commission recapture expenses, as a
  percentage of total revenue less transaction fees
  representing soft dollars..........................       62.4%         67.6%             69.8%
                                                        ========      ========        ==========

     The growth in our expenses also has reflected the increasing number of transactions by our customers, since our expenses are generally related to transaction volumes rather than share volumes. The number of transactions has increased at a faster rate than share trading volumes due to a decline in the average number of shares per transaction, both in the markets generally and in our business. This decline has resulted from a decrease in investors' costs per transaction, coupled with the fact that investors can often better achieve their trading objectives by executing a larger number of smaller transactions. In addition, although our revenues have increased substantially as discussed above, the decline in transaction size, combined with the increase in the number of transactions and increased competition in the markets in which we operate, has resulted in lower average revenue per transaction. Although our average cost per transaction has also declined, average revenue per transaction has decreased at a faster rate, resulting in pressure on our margins. We expect that both our average cost per transaction and our average revenue per transaction will continue to decline, but at approximately equivalent rates.

     As we have expanded and diversified our activities, we have grown from 958 employees as of December 31, 1996 to 1,594 as of December 31, 1999 and 2,098 as of September 30, 2000. This growth has been the principal contributor to the increase in our compensation and benefits expense and occupancy expense.

     Our net income has increased from $119.4 million in 1996 to $136.1 million in 1999, and amounted to $107.4 million in the first nine months of 2000.

OUR REORGANIZATION

     Effective September 30, 2000, we, together with Reuters, reorganized our operations to combine all of our operations under one holding company structure. Prior to the reorganization, while most of our U.S. business was conducted by our own direct or indirect subsidiaries, most of our international operations and some of our other activities were conducted by other companies affiliated with us within the Reuters Group. In order to fund these international operations, we paid dividends to Reuters, which then made corresponding capital contributions to the appropriate companies. In the reorganization, Reuters transferred various assets, liabilities and ownership interests in those companies to us.

     The financial information discussed below, and the financial statements included elsewhere in this prospectus, have been prepared on a combined basis as if the reorganization had taken place on January 1, 1995. For a further description of our primary operating subsidiaries and our reorganization, including the accounting principles used to combine the assets, liabilities and results of operations of our subsidiaries, see Notes 1 and 2 to our combined financial statements included elsewhere in this prospectus.

     On             , 2001, we converted our company from a Delaware limited
liability company (Instinet Group LLC) into a Delaware corporation (Instinet Group Incorporated). The combined financial statements included elsewhere in this prospectus, which are the subject of the following discussion, are those of Instinet Group LLC and its combined operations. We expect that our conversion to the corporate form of organization will not have any material effect on our combined financial statements.

REVENUES

     Our revenues consist of transaction fees, interest and investment income.

     Transaction fees accounted for over 97% of our revenues for the nine months ended September 30, 2000. These fees are commission and other revenues earned on our customers' use of our various brokerage and related services and fluctuate based upon transaction volumes and pricing changes. Transaction fees also include revenues from our soft dollar research and commission recapture businesses, which are offset dollar-for-dollar by expenses we incur in paying for research from independent third parties and for repayments of transaction fees to pension plan and other fund sponsors.

     For transactions in U.S. equity securities, we generally base our fees on a per share basis. Our broker-dealer customers are subject to a fee schedule that provides for a per share amount that declines based upon pre-set volume levels. Our institutional customers pay a per share amount based upon the customer's level of usage of our services. For transactions in non-U.S. equity securities, we generally base our fees on the transaction value per trade as is customary in the international markets in which we operate, and also take into account the customer's level of trading activity. For transactions in fixed income securities, we generally base our fees on the transaction value per trade, taking into account the customer's level of trading activity. Clearing fees are earned on a per ticket basis. A ticket refers to one or more customer transactions grouped together for clearing purposes. In some cases, a single transaction is cleared using more than one ticket.

     Interest income is interest earned on our interest earning assets, which primarily consist of fixed income securities, cash and cash provided as collateral on stock borrowing transactions related to our clearing business.

     Investment income consists of dividend and other income earned on a series of strategic investments we have made in other companies and unrealized gains and losses from our marketable securities.

OPERATING EXPENSES

     Employee compensation and benefits expense includes salaries, incentive compensation and related employee benefits and taxes. Salaries and benefits account for just over half of our employee compensation and benefits expense. Many employees receive annual incentive compensation based on our overall operating results as well as their individual performance. As a result, a portion of this expense fluctuates based on our operating results. Some employees, such as sales employees, receive periodic incentive compensation based on new customer acquisitions and revenues.

     Communications and equipment expense consists primarily of costs for our network connections with our customers; costs for maintenance of our core network and other systems development efforts; costs for software, computers and other equipment; and fees for access to stock market data. Communications and equipment expense generally fluctuates based upon long-term trends in our business activity. Certain elements of this expense, which we incur in anticipation of certain transaction volume levels, have both a fixed and variable nature. Once we incur these expenses initially, we may not incur them going forward on a recurring, annual basis. As a result of the importance of our systems to the viability of our business, we continue to invest heavily in areas such as system capacity and reliability, increased functionality and performance, and security. We also must modify our systems from time to time to comply with various regulatory requirements, such as the SEC order handling rules, Regulation ATS and the introduction of decimalization. The expenses we incur for these modifications may vary substantially from period to period. We expect our communications and equipment expense to increase by approximately $9 million in 2001 under the new arrangements whereby Radianz provides us with network communications services. See "Relationship with Reuters After This Offering."

     Soft dollar and commission recapture expense consists primarily of expenses we incur to purchase research products from third parties for our customers in connection with our soft dollar research business. In addition, starting in 2000 with the acquisition of Lynch, Jones & Ryan, this expense includes commission recapture payments to pension plan and other fund sponsors. Our soft dollar and commission recapture expense fluctuates based upon the level of our customers' demand for these services and overall market transaction volumes. As we expand our soft dollar services, we expect this expense to increase with commensurate increases in soft dollar and plan sponsor transaction fee revenue.

     Brokerage, clearing and exchange fees include fees paid to clearing entities for clearing and settlement services, fees paid to floor brokers and exchanges for trade execution, and fees paid to third-party vendors for data processing services. These costs generally fluctuate based on transaction volumes. As the percentage of our business accounted for by international trading continues to increase, we anticipate higher brokerage and clearing expenses. In the international markets in which we operate, these costs tend to be higher than in the U.S. markets.

     Depreciation and amortization expense results primarily from the depreciation of the fixed assets we purchase, as well as the amortization of goodwill resulting from our acquisitions.

     Professional fees include fees paid to consultants engaged to support our strategic development of existing and new businesses and our technology, as well as legal and accounting fees.

     Occupancy expense includes the costs of leasing, furnishing and maintaining our office and operations space, primarily in the New York metropolitan area. Occupancy expense is primarily affected by increases in the number of employees and expansion of our services and related support functions.

     Marketing and business development expense consists primarily of media, print and other advertising expenses incurred to create brand awareness, promote our services and introduce new products. It also includes travel and client entertainment expenses.

     Other expenses consist primarily of administrative expenses and interest expense related to the use of our credit facilities and borrowings from Reuters, as well as other general office costs.

KEY STATISTICAL INFORMATION

     The following table presents key transaction volume information, as well as certain other operating information.

                                                                                      FOR THE NINE
                                                FOR THE YEAR ENDED                    MONTHS ENDED
                                                   DECEMBER 31,                       SEPTEMBER 30,
                                  -----------------------------------------------   -----------------
                                   1995      1996      1997      1998      1999      1999      2000
                                  -------   -------   -------   -------   -------   -------   -------
Total U.S. market share volume
  (millions)(1).................  207,250   263,838   321,921   399,866   508,995   358,730   523,554
Our total U.S. market share
  volume (millions)(1)..........   16,130    23,884    28,884    33,360    41,146    29,848    46,211
Our percentage of total U.S.
  market share volume(1)........      7.8%      9.1%      9.0%      8.3%      8.1%      8.3%      8.8%
-----------------------------------------------------------------------------------------------------

Nasdaq share volume
  (millions)(2).................  101,179   138,185   163,607   198,182   264,252   183,175   296,566
Our Nasdaq share volume
  (millions)(2).................   14,581    21,673    25,690    28,282    35,211    25,501    39,571
Our percentage of Nasdaq share
  volume(2).....................     14.4%     15.7%     15.7%     14.3%     13.3%     13.9%     13.3%
-----------------------------------------------------------------------------------------------------

NYSE share volume (millions)....  106,071   125,653   158,314   201,684   244,743   175,555   226,988
Our NYSE share volume
  (millions)....................    1,549     2,211     3,194     5,078     5,935     4,347     6,640
Our percentage of NYSE share
  volume........................      1.5%      1.8%      2.0%      2.5%      2.4%      2.5%      2.9%
-----------------------------------------------------------------------------------------------------

Our U.S. equity transaction
  volume (thousands)............    9,795    15,168    20,450    26,800    44,902    32,456    56,681
Our international equity
  transaction volume
  (thousands)...................      136       272       567     1,334     2,646     2,039     3,713
                                  -------   -------   -------   -------   -------   -------   -------
Our total equity transaction
  volume (thousands)............    9,931    15,439    21,017    28,134    47,548    34,495    60,394
-----------------------------------------------------------------------------------------------------

Our average U.S. equity
  transaction size (shares per
  transaction)..................    1,647     1,575     1,412     1,245       916       920       815
Our average equity transactions
  per day (thousands)...........       39        61        83       112       189       183       319

---------------
(1) U.S. shares consist of shares of NYSE-listed and Nasdaq-quoted stocks.

(2) For a description of how we calculate our Nasdaq share volumes, see below.

  NASDAQ VOLUME CALCULATIONS

     For purposes of calculating our published share volumes, we count the number of shares that are traded through us as broker once. We do not count both sides of the transaction, although we usually receive transaction fees from parties on both sides of the transaction. As a result, we treat a transaction of 10,000 shares on our system as a single 10,000 share transaction for purposes of calculating our share volumes.

     We use the Nasdaq share volumes published by Nasdaq as resulting from the NASD's transaction reporting rules for our calculations, including our percentage of Nasdaq share volume, where Nasdaq share volume is the denominator.

     Because of the structure of the Nasdaq market, the sale of shares by one investor and purchase of those shares by another investor can require a series of transactions, most often through one or more market makers, all of which are reported to Nasdaq and included by Nasdaq in total transaction volume.

     For example, in a 10,000 share purchase and sale involving two market makers, the 10,000 share sale by Investor 1 to Market Maker 1 would be reported to Nasdaq as a 10,000 share transaction by Market Maker 1. The sale in turn by Market Maker 1 of the same 10,000 shares to Market Maker 2 would also be reported to Nasdaq by Market Maker 1 as a 10,000 share transaction. Finally, the purchase in turn of the same 10,000 shares by Customer 2 from Market Maker 2 would be reported to Nasdaq by Market Maker 2 as a third 10,000 share transaction. Total Nasdaq trading volume would thus be 30,000 shares. We could act as agency broker in any one or more of these three transactions and would count any transaction in which we acted once in our published trading volume. If, for example, we acted as broker in the transaction between Market Maker 1 and Market Maker 2, our trading volume would be 10,000 shares.

     As another example, in a 10,000 share purchase and sale involving a single market maker, the 10,000 share sale by Investor 1 to Market Maker would be reported by Market Maker to Nasdaq as a 10,000 share transaction, and the purchase in turn by Investor 2 from Market Maker would be reported by Market Maker to Nasdaq as a second 10,000 share transaction. Total Nasdaq trading volume would thus be 20,000 shares. We could again act as agency broker in either or both of these two transactions and would count any transaction in which we acted once in our published trading volume.

     As a final example, we (or another broker) could act as agency broker for two investors in the purchase and sale by them of 10,000 shares of a Nasdaq-quoted stock. In this case, we would report a single 10,000 share transaction to Nasdaq, total Nasdaq trading volume would be 10,000 shares, and our published trading volume would be 10,000 shares.

RESULTS OF OPERATIONS

     The following table sets forth our combined statements of income data for the periods presented as a percentage of total revenue:

                                                                                FOR THE NINE
                                                    FOR THE YEAR ENDED          MONTHS ENDED
                                                       DECEMBER 31,             SEPTEMBER 30,
                                                 -------------------------     ---------------
                                                 1997      1998      1999      1999      2000
                                                 -----     -----     -----     -----     -----
REVENUES:
Transaction fees...............................   97.1%     97.6%     96.6%     96.7%     97.1%
Interest.......................................    2.4       2.5       2.5       2.6       2.7
Investments....................................    0.5      (0.1)      0.9       0.7       0.2
                                                 -----     -----     -----     -----     -----
     Total revenues............................  100.0     100.0     100.0     100.0     100.0

EXPENSES:(1)
Compensation and benefits......................   23.8      24.5      26.6      26.0      29.0
Communications and equipment...................    8.3       8.7       9.5      10.0       9.7
Soft dollar and commission recapture...........    8.9       9.5       9.2       9.2      12.6
Brokerage, clearing and exchange fees..........    6.8       8.0       8.2       7.9       9.9
Depreciation and amortization..................    7.0       7.7       7.4       7.3       5.5
Professional fees..............................    2.0       2.9       6.5       5.2       6.7
Occupancy......................................    3.4       2.7       2.8       2.5       2.8
Marketing and business development.............    1.3       1.1       2.4       2.2       2.4
Other..........................................    2.9       2.4       3.3       3.3       2.9
                                                 -----     -----     -----     -----     -----
     Total expenses............................   64.4      67.5      75.9      73.6      81.5
                                                 -----     -----     -----     -----     -----
Income before income taxes.....................   35.6      32.5      24.1      26.4      18.5
Provision for income taxes.....................   15.8      13.5      10.1      11.1       8.1
                                                 -----     -----     -----     -----     -----
     Net income................................   19.8%     19.0%     14.0%     15.3%     10.4%
                                                 =====     =====     =====     =====     =====

---------------
(1) The expenses in various categories in this table include costs incurred by us in developing our fixed income securities business and a retail brokerage capability. See "-- Overview."

      NINE MONTHS ENDED SEPTEMBER 30, 2000 VERSUS NINE MONTHS ENDED SEPTEMBER 30, 1999

         Overview

     Net income decreased 1.0% from $108.4 million for the nine months ended September 30, 1999 to $107.4 million for the comparable period in 2000. Our revenue grew 45.9% from $709.4 million for the nine months ended September 30, 1999 to $1.0 billion for the 2000 period, primarily as a result of increased trading volumes on a global basis.

     This revenue growth was more than offset by the 61.4% increase in expenses from $522.3 million for the nine months ended September 30, 1999 to $843.2 million for the 2000 period. A portion of this increase is related to increased development costs in connection with our efforts to expand and diversify our activities. Our expenses related to the development of our fixed income securities platform, which we launched in March 2000, increased from $22.5 million for the nine months ended September 30, 1999 to $45.1 million for the 2000 period. Our expenses related to the creation of a retail brokerage capability increased from $8.6 million for the nine months ended September 30, 1999 to $36.4 million for the 2000 period. Excluding the effect of these development costs, our expenses increased 55.0% from $491.2 million for the nine months ended September 30, 1999 to $761.7 million for the 2000 period. This increase in expenses was primarily due to:

     - additional staffing as a result of our growth, in particular in the United States;

     - increased expenses related to our soft dollar and commission recapture businesses, primarily as a result of our acquisition of Lynch, Jones & Ryan in February 2000; and

     - increased brokerage, clearing and exchange fees and communications and equipment expenses primarily as a result of the significant increase in transaction volumes.

     Revenues

     Transaction fee revenue increased 46.4% from $686.3 million for the nine months ended September 30, 1999 to $1.0 billion for the 2000 period. This increase was due to significantly higher trading volumes both domestically and internationally, reflecting growth in trading volumes in the global securities markets. Transaction fee revenue earned from our international operations increased 53.2% from $142.5 million for the nine months ended September 30, 1999 to $218.3 million for the 2000 period, and represented 21.7% of our transaction fee revenue in the 2000 period. This growth reflects our continued expansion in the international marketplace. Transaction fee revenue related to our soft dollar research business and plan sponsor services, which are offset dollar-for-dollar by our soft dollar and commission recapture expenses, increased 98.7% from $65.6 million for the nine months ended September 30, 1999 to $130.4 million for the 2000 period, primarily as a result of our acquisition of Lynch, Jones & Ryan.

     Our trading volumes in Nasdaq-quoted and NYSE-listed stocks increased 55.2% and 52.7% for the 2000 period, respectively, compared to the prior year period, although our percentage share of Nasdaq volume decreased from 13.9% to 13.3%. This decline is primarily a result of increased trading by retail traders, who typically execute a significant portion of their transactions with market makers rather than through us. Our share of volume in NYSE-listed stocks increased from 2.5% for the nine months ended September 30, 1999 to 2.9% for the 2000 period. With declining transaction sizes, our average number of transactions in Nasdaq-quoted and NYSE-listed stocks per day increased 73.7% from 172,643 for the nine months ended September 30, 1999 to 299,899 for the 2000 period.

     Interest revenue increased 55.8% from $18.1 million for the nine months ended September 30, 1999 to $28.2 million for the 2000 period. This increase was primarily due to the impact of rising interest rates on our money market investments, as well as revenue on stock borrowing transactions generated by our clearing services.

     Investment income decreased 61.2% from $4.9 million for the nine months ended September 30, 1999 to $1.9 million for the 2000 period. This decrease was primarily due to a decrease in the market value of the fixed income securities we own.

     Expenses

     Compensation and benefits expense increased 63.0% from $184.3 million for the nine months ended September 30, 1999 to $300.3 million for the 2000 period. This increase was primarily due to the addition of new employees, particularly in the United States, to support our rapid growth, as well as an increase in incentive compensation due to growth in our revenues. Our headcount increased from 1,479 employees as of September 30, 1999 to 2,098 employees as of September 30, 2000. A total of $16.6 million of the increase in our compensation and benefits expense related to higher expenses in our fixed income business and for the creation of a retail brokerage capability, while our acquisition of Lynch, Jones & Ryan resulted in $13.5 million of additional compensation and benefits expense. These expenses relating to our new businesses and the acquisition of Lynch, Jones & Ryan contributed significantly to the increase in our compensation and benefits expense as a percentage of revenues from 26.0% for the nine months ended September 30, 1999 to 29.0% for the 2000 period.

     Communications and equipment expense increased 42.5% from $70.7 million for the nine months ended September 30, 1999 to $100.7 million for the 2000 period. This increase was in part due to higher costs related to our core communications, which increased 49.2% from $23.3 million for the nine months ended September 30, 1999 to $34.8 million for the 2000 period and are largely driven by U.S. customer volume, as well as a 54.1% increase in our costs for exchange data access, which grew from $18.5 million for the nine months ended September 30, 1999 to $28.5 million for the 2000 period. The increase in our costs for exchange data access was primarily due to higher charges for our international business because we often agree to bear these charges for those international customers with high trading volumes. A total of $5.8 million of the growth in communications and equipment expense related to higher development expenses in our fixed income business and for the creation of a retail brokerage capability, particularly in the area of equipment, hardware and software purchase costs. As a percentage of our revenues, communications and equipment expense decreased from 10.0% for the nine months ended September 30, 1999 to 9.7% for the 2000 period.

     Soft dollar and commission recapture expense increased 98.7% from $65.6 million for the nine months ended September 30, 1999 to $130.4 million for the 2000 period. This increase was primarily due to the acquisition of Lynch, Jones & Ryan in February 2000, as a result of which we incurred costs of $39.7 million for soft dollar and commission recapture payments to pension plan and other fund sponsors for the nine months ended September 30, 2000. As a result, this expense also increased as a percentage of our revenues from 9.2% for the nine months ended September 30, 1999 to 12.6% for the 2000 period. Our third-party research products expense also increased as a result of an increase in the overall use of our soft dollar services by our customers. This expense is offset dollar-for-dollar by transaction fee revenues.

     Brokerage, clearing and exchange fees increased 83.4% from $55.9 million for the nine months ended September 30, 1999 to $102.5 million for the 2000 period. This increase resulted primarily from higher clearing fees, which more than doubled both domestically and internationally. The increase in domestic clearing fees was in large part due to our acquisition of Lynch, Jones & Ryan. As a result, brokerage, clearing and exchange fees increased as a percentage of our revenues from 7.9% for the nine months ended September 30, 1999 to 9.9% for the 2000 period. The increase in international clearing fees was in large part due to costs associated with our membership in additional securities exchanges, offset in part by lower brokerage fees internationally as we reduced the use of floor brokers for those exchanges, and higher transaction volumes.

     Depreciation and amortization expense increased 8.5% from $52.0 million for the nine months ended September 30, 1999 to $56.5 million for the 2000 period. This increase was primarily due to an increase in depreciation as a result of our additional purchases of fixed assets and amortization of leasehold improvements, as well as goodwill amortization on our acquisition of Lynch, Jones & Ryan, which added $1.9 million in goodwill amortization expense. As a percentage of our revenues, depreciation and amortization expense decreased from 7.3% for the nine months ended September 30, 1999 to 5.5% for the 2000 period.

     Professional fees increased 86.8% from $36.9 million for the nine months ended September 30, 1999 to $69.0 million for the 2000 period. This increase was primarily due to increased use of technical consultants for systems and equipment enhancements, upgrades and maintenance, as well as strategic and business consultants. A total of $21.4 million of the increase in professional fees related to the development of our fixed income business and for the creation of a retail brokerage capability. As a percentage of our revenues, professional fees increased from 5.2% for the nine months ended September 30, 1999 to 6.7% for the 2000 period.

     Occupancy expense increased 66.6% from $17.7 million for the nine months ended September 30, 1999 to $29.4 million for the 2000 period. This increase was primarily due to higher lease expenses as a result of the expansion of our New York office space to accommodate our increased headcount.

     Marketing and business development increased 56.1% from $15.8 million for the nine months ended September 30, 1999 to $24.7 million for the 2000 period. This increase was primarily due to our new corporate branding campaign which commenced in July 1999. In addition, marketing and business development expenses related to the creation of a retail brokerage capability accounted for $3.4 million of the increase.

     Other expenses increased 27.4% from $23.4 million for the nine months ended September 30, 1999 to $29.9 million for the 2000 period. This increase was primarily related to interest costs associated with our subordinated borrowings from Reuters for our purchase of Lynch, Jones & Ryan, as well as travel and office expenses related to our overall business growth.

     Provision for Income Taxes

     Our tax provision increased 7.2% from $78.7 million for the nine months ended September 30, 1999 to $84.3 million for the 2000 period. Our effective income tax rate increased from 42.1% for the nine months ended September 30, 1999 to 44.0% for the 2000 period. The change in our effective tax rates was primarily due to a greater percentage of our profits being attributable to the United States, as well as those U.S. jurisdictions with high state and local tax rates.

  YEAR ENDED DECEMBER 31, 1999 VERSUS DECEMBER 31, 1998

     Overview

     Net income decreased 14.9% from $159.9 million in 1998 to $136.1 million in 1999. Our revenue grew 15.1% from $842.2 million in 1998 to $969.4 million in 1999, primarily due to increased trading volumes, both domestically and internationally.

     This revenue growth was offset by the 29.2% increase in expenses from $568.9 million in 1998 to $735.1 million in 1999. A portion of this increase related to increased development costs in connection with our efforts to expand and diversify our activities. Our costs related to the development of our fixed income securities platform increased from $12.3 million in 1998 to $36.7 million in 1999. Our expenses related to the creation of a retail brokerage capability also increased from $1.1 million in 1998 to $14.4 million in 1999. Excluding the effect of these development costs, our expenses increased 23.1% from $555.5 million to $684.0 million. This increase in expenses was primarily due to:

     - an increase in the number of employees on a worldwide basis to support our growing business;

     - professional fees for our business development and Year 2000 costs; and

     - increased communications and equipment expense primarily related to equipment, hardware and software purchases due to the increase in transaction volumes.

     Revenues

     Transaction fee revenue increased 14.0% from $821.8 million in 1998 to $937.0 million in 1999. This increase was largely due to higher trading volumes both domestically and internationally, reflecting growth in trading volumes in the global securities markets. Transaction fee revenue earned from our international operations increased 35.9% from $146.5 million in 1998 to $199.1 million in 1999, and increased as a percentage of our total transaction fee revenue from 17.8% in 1998 to 21.2% in 1999. This increase was primarily a result of our continued expansion in the international marketplace.

     Our trading volumes in Nasdaq-quoted and NYSE-listed stocks increased 24.5% and 16.9%, respectively, in 1999, although in percentage terms, our share of volume in Nasdaq-quoted stocks declined from 14.3% to 13.3%, and our share of volume in NYSE-listed stocks declined slightly from 2.5% to 2.4%. These declines were primarily a result of increased trading by retail traders, who typically execute a significant portion of their transactions with market makers rather than through us. With declining trade sizes, our average transactions per day increased 69.1% from 111,643 in 1998 to 188,683 in 1999.

     Interest revenue increased 10.8% from $21.6 million in 1998 to $23.9 million in 1999. This increase was primarily due to additional interest from our fixed income investments and money market deposits.

     Investment income increased from a loss of $1.2 million in 1998 to a gain of $8.6 million in 1999. This increase was primarily a result of a gain of $11.1 million from the sale to new investors of part of our investment in TP Group LDC, through which we own our interest in Tradepoint Financial Networks plc, and a dividend of $0.8 million from our investment in WR Hambrecht + Co, offset by an unrealized loss of $3.4 million on our securities owned.

     Expenses

     Compensation and benefits expense increased 25.0% from $206.0 million in 1998 to $257.5 million in 1999. This increase was primarily due to the addition of new employees to support the expansion and development of our business and our rapid growth, both domestically and internationally, and an increase in incentive compensation. Our headcount increased to 1,594 employees as of December 31, 1999, from 1,178 employees as of December 31, 1998. A total of $12.1 million of the increase in our compensation and benefits expense in 1999 related to the addition of approximately 100 new employees in preparation for the launch of our fixed income securities platform in March 2000 and approximately 40 employees as we began developing a retail brokerage capability. Primarily as a result of the increase in the expenses related to the development of these new businesses, compensation and benefits expense increased as a percentage of our revenues, from 24.5% of our revenues in 1998 to 26.6% in 1999.

     Communications and equipment expense increased 26.4% from $73.1 million in 1998 to $92.3 million in 1999. This increase was primarily due to equipment and software costs related to upgrades of our existing trading systems to increase capacity and accommodate regulatory changes, and other enhancements to and maintenance of those systems, which increased from $24.5 million in 1998 to $33.8 million in 1999. Increased charges for exchange data access also contributed to the increase, growing 35.9% from $15.5 million in 1998 to $21.1 million in 1999 due to our customers' increased use of market data. A total of $1.2 million of the growth in communications and equipment expense related to higher development expenses for our fixed income business and the creation of a retail brokerage capability. As a result of these development expenses, communications and equipment expense increased as a percentage of our revenues, from 8.7% in 1998 to 9.5% in 1999.

     Soft dollar and commission recapture expense increased 11.4% from $80.3 million in 1998 to $89.5 million in 1999. This increase was primarily due to increased customer demand for our soft dollar services and increased overall market transaction volumes. As a percentage of revenues, this expense decreased from 9.5% in 1998 to 9.2% in 1999.

     Brokerage, clearing and exchange fee expense increased 16.5% from $67.8 million in 1998 to $79.0 million in 1999. This increase was primarily due to increased transaction volumes both domestically and internationally, resulting in higher clearing fees, which increased from $28.3 million in 1998 to $38.7 million in 1999. As a percentage of our revenues, brokerage, clearing and exchange fees increased slightly from 8.0% in 1998 to 8.2% in 1999.

     Depreciation and amortization expense increased 10.4% from $64.5 million in 1998 to $71.2 million in 1999. This increase was primarily due to increased depreciation as a result of our purchases of fixed assets and amortization of leasehold improvements at several new office locations. As a percentage of our revenues, depreciation and amortization decreased from 7.7% in 1998 to 7.4% in 1999.

     Professional fees increased 159.4% from $24.2 million in 1998 to $62.7 million in 1999. This increase was primarily due to increases in strategic and business consulting costs of $18.3 million and in Year 2000 technical consulting of $9.5 million. A total of $3.9 million of the increase in professional fees related to higher fees in connection with the development of our fixed income business and the creation of a retail brokerage capability. As a percentage of our revenues, professional fees increased from 2.9% in 1998 to 6.5% in 1999.

     Occupancy expense increased 18.1% from $22.9 million in 1998 to $27.1 million in 1999. The increase in this expense was primarily due to the expansion of our office space to accommodate our larger employee base.

     Marketing and business development increased 140.1% from $9.8 million in 1998 to $23.4 million in 1999. This increase was primarily due to our new corporate branding campaign which commenced in July 1999.

     Other expenses increased 59.0% from $20.3 million in 1998 to $32.3 million in 1999. This increase was primarily due to increased travel and office expenses related to our overall business growth.

     Provision for Income Taxes

     Our tax provision decreased 13.4% from $113.4 million in 1998 to $98.3 million in 1999, primarily as a result of the decline in our income before income taxes. Our effective income tax rate increased slightly from 41.5% in 1998 to 41.9% in 1999.

  YEAR ENDED DECEMBER 31, 1998 VERSUS DECEMBER 31, 1997

     Overview

     Net income increased 13.2% from $141.2 million in 1997 to $159.9 million in 1998. This increase was due to the 17.8% growth in our revenue, which increased from $714.6 million in 1997 to $842.2 million in 1998, primarily as a result of increased trading volumes both domestically and internationally.

     This revenue growth was offset, however, by our expenses, which increased 23.6% from $460.3 million in 1997 to $568.9 million in 1998. A portion of this increase related to development costs in connection with our efforts to expand and diversify our activities, which began in 1998. We incurred costs of $12.3 million for the development of our fixed income securities platform, as well as $1.1 million for the creation of a retail brokerage capability. Excluding the effect of these costs, our expenses increased 20.5% to $555.5 million in 1999. This increase in expenses was primarily due to:

     - additional employees worldwide as a result of our growth;

     - increased brokerage, clearing and exchange fees and communications and equipment expense, primarily as a result of the increase in transaction volumes; and

     - higher soft dollar and commission recapture expense.

     Revenues

     Transaction fee revenue increased 18.5% from $693.7 million in 1997 to $821.8 million in 1998. This increase was largely due to higher trading volumes both domestically and internationally, reflecting growth in the global securities markets. Transaction fee revenue earned from our international operations increased 59.1% from $92.1 million in 1997 to $146.5 million in 1998, and increased as a percentage of our total transaction fee revenue from 13.3% in 1997 to 17.8% in 1998. This increase is primarily a result of our continued expansion in the international marketplace. Transaction fee revenue related to our soft dollar research business, which is offset dollar-for-dollar by our soft dollar and commission recapture expense, increased 26.9% from $63.3 million in 1997 to $80.3 million in 1998, primarily as a result of increased customer use of these services.

     Our trading volumes in Nasdaq-quoted and NYSE-listed stocks increased 10.1% and 59.0%, respectively, in 1998, although our share of volume in Nasdaq-quoted stocks declined from 15.7% in 1997 to 14.3% in 1998. This decline was primarily a result of increased trading by retail investors, who typically execute a significant portion of their transactions with market makers rather than through us. Our share of volume in NYSE-listed stocks increased from 2.0% in 1997 to 2.5% in 1998. With declining trade sizes, our average transactions per day in Nasdaq-quoted and NYSE-listed stocks increased 34.4% from 83,071 in 1997 to 111,643 in 1998.

     Interest revenue increased 24.4% from $17.4 million in 1997 to $21.6 million in 1998. This increase was primarily due to interest from additional investments in fixed income securities and money market investments.

     The return on our investments decreased from a gain of $3.5 million in 1997 to a loss of $1.2 million in 1998. This loss was primarily due to the decrease in market value of the fixed income securities we owned.

     Expenses

     Compensation and benefits expense increased 21.3% from $169.8 million in 1997 to $206.0 million in 1998. This increase was primarily due to the addition of new employees on a worldwide basis to support our rapid growth. Our headcount increased from 1,063 employees as of December 31, 1997 to 1,178 employees as of December 31, 1998. A total of $7.0 million of the increase in our compensation and benefit expense related to higher expenses in our fixed income business and for the creation of a retail brokerage capability. As a percentage of our revenue, compensation and benefits expense increased from 23.8% in 1997 to 24.5% in 1998.

     Communications and equipment expense increased 23.6% from $59.1 million in 1997 to $73.1 million for the year ended December 31, 1998. This increase was primarily due to equipment and software expenses related to upgrades of our existing systems to increase capacity and accommodate regulatory changes, and other enhancements to and maintenance of those systems, which increased 34.9% from $18.1 million in 1997 to $24.5 million in 1998. In addition, charges for exchange data access increased 30.8% from $11.9 million in 1997 to $15.5 million in 1998, and costs for office communications increased 96.2% from $3.1 million in 1997 to $6.2 million in 1998. Of the total growth in this expense, $3.5 million related to the commencement of the development of our fixed income business in 1998, particularly in the area of equipment, hardware and software. As a result of these development expenses, communications and equipment expense increased as a percentage of our revenues from 8.3% in 1997 to 8.7% in 1998.

     Soft dollar and commission recapture expense increased 26.9% from $63.3 million in 1997 to $80.3 million in 1998. This increase was primarily due to our customers' increased use of our soft dollar research services and increased transaction volumes. As a percentage of revenues, this expense increased from 8.9% to 9.5%.

     Brokerage, clearing and exchange fees increased 38.7% from $48.9 million in 1997 to $67.8 million in 1998. This increase was primarily due to increased brokerage and exchange fees, as well as clearing costs, both as a result of higher transaction volumes. In particular, both clearing fees and brokerage and exchange fees related to our international operations increased substantially. As a percentage of our revenues, brokerage, clearing and exchange fees increased from 6.8% in 1997 to 8.0% in 1998. This resulted from the growth in our international operations, since brokerage, clearing and exchange fees represent a higher percentage of revenues in our international operations than in our domestic operations.

     Depreciation and amortization expense increased 29.0% from $50.0 million in 1997 to $64.5 million in 1998. This increase was primarily due to increased depreciation as a result of our purchases of fixed assets and amortization related to new leasehold improvements. As a percentage of our revenues, depreciation and amortization increased from 7.0% in 1997 to 7.7% in 1998.

     Professional fees increased 69.0% from $14.3 million in 1997 to $24.2 million in 1998. This increase was due to additional strategic and business consulting services, as well as technical consulting services related to enhancements to our systems. Of the increase, $2.2 million related to consulting fees in connection with the commencement of the development of our fixed income business. As a percentage of our revenues, professional fees increased from 2.0% in 1997 to 2.9% in 1998.

     Occupancy expense decreased 6.6% from $24.6 million in 1997 to $22.9 million in 1998. This decrease was in large part due to the expiration of a lease in New York.

     Marketing and business development expense increased 5.5% from $9.3 million in 1997 to $9.8 million in 1998. The increase was primarily due to increased advertising efforts and related costs in 1998.

     Other expenses decreased 3.1% from $21.0 million in 1997 to $20.3 million in 1998. This decrease was primarily a result of lower office and other administrative costs.

     Provision for Income Taxes

     Our tax provision remained relatively flat at approximately $113 million in both 1997 and 1998. Our effective income tax rate decreased from 44.5% in 1997 to 41.5% in 1998 primarily due to a greater percentage of our profits being attributable to those U.S. jurisdictions with low state and local tax rates and to non-U.S. jurisdictions with a lower tax rate than our domestic rate.

  QUARTERLY RESULTS

     The following tables set forth certain unaudited combined quarterly statement of income data, both in dollar amounts and as a percentage of total revenues, and certain unaudited combined quarterly operating data for the seven quarters ended September 30, 2000. In our opinion, this unaudited information has been prepared on substantially the same basis as the combined financial statements appearing elsewhere in this prospectus and includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the unaudited combined quarterly data. The unaudited combined quarterly data should be read together with the combined financial statements and related notes included elsewhere in this prospectus. The results for any quarter are not necessarily indicative of results for any future period.

                                                               QUARTER ENDED
                               ------------------------------------------------------------------------------
                               MAR. 31,   JUNE 30,    SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,    SEPT. 30,
                                 1999       1999        1999        1999       2000       2000        2000
                               --------   ---------   ---------   --------   --------   ---------   ---------
                                                               (IN THOUSANDS)
REVENUES:
Transaction fees.............  $225,134   $232,751    $228,451    $250,622   $340,825   $336,059    $327,920
Interest.....................     5,849      6,083       6,177       5,807      8,214      9,969      10,031
Investments..................    (1,566)       253       6,244       3,639       (511)     1,571         854
                               --------   --------    --------    --------   --------   --------    --------
          Total revenues.....   229,417    239,087     240,872     260,068    348,528    347,599     338,805
                               --------   --------    --------    --------   --------   --------    --------

EXPENSES:(1)
Compensation and benefits....    57,793     62,957      63,512      73,229     94,334    101,057     104,865
Communications and
  equipment..................    18,964     25,335      26,396      21,627     28,897     35,661      36,175
Soft dollar and commission
  recapture..................    21,034     23,565      21,003      23,867     36,625     46,349      47,406
Brokerage, clearing and
  exchange fees..............    18,551     17,998      19,319      23,098     33,890     35,845      32,725
Depreciation and
  amortization...............    16,982     16,991      18,057      19,176     18,377     18,002      20,075
Professional fees............     9,315     11,628      15,998      25,796     25,660     20,824      22,523
Occupancy....................     6,056      5,631       5,970       9,439      9,930      9,133      10,360
Marketing and business
  development................     2,688      3,092      10,022       7,645     12,781      7,733       4,147
Other........................     6,206      8,231       9,007       8,893     12,163      6,898      10,796
                               --------   --------    --------    --------   --------   --------    --------
          Total expenses.....   157,589    175,428     189,284     212,770    272,657    281,502     289,072
                               --------   --------    --------    --------   --------   --------    --------
Income before income taxes...    71,828     63,659      51,588      47,298     75,871     66,097      49,733
Provision for income taxes...    30,194     26,771      21,713      19,576     33,383     29,083      21,883
                               --------   --------    --------    --------   --------   --------    --------
          Net income.........  $ 41,634   $ 36,888    $ 29,875    $ 27,722   $ 42,488   $ 37,014    $ 27,850
                               ========   ========    ========    ========   ========   ========    ========

---------------
(1) The expenses in various categories in this table include costs incurred by us in developing our fixed income securities business and a retail brokerage capability. See "-- Overview."

                                                             QUARTER ENDED
                           ----------------------------------------------------------------------------------
                           MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,
                             1999        1999        1999         1999        2000        2000        2000
                           --------    --------    ---------    --------    --------    --------    ---------
REVENUES:
Transaction fees.........    98.1%       97.3%        94.8%       96.4%       97.8%       96.7%        96.8%
Interest.................     2.6         2.6          2.6         2.2         2.3         2.9          3.0
Investments..............    (0.7)        0.1          2.6         1.4        (0.1)        0.4          0.2
                            -----       -----        -----       -----       -----       -----        -----
          Total
            revenues.....   100.0       100.0        100.0       100.0       100.0       100.0        100.0

EXPENSES:(1)
Compensation and
  benefits...............    25.2        26.3         26.4        28.2        27.1        29.1         31.0
Communications and
  equipment..............     8.3        10.6         11.0         8.3         8.3        10.3         10.7
Soft dollar and
  commission recapture...     9.2         9.9          8.7         9.2        10.5        13.3         14.0
Brokerage, clearing and
  exchange fees..........     8.1         7.5          8.0         8.9         9.7        10.3          9.7
Depreciation and
  amortization...........     7.4         7.1          7.5         7.4         5.3         5.2          5.9
Professional fees........     4.1         4.9          6.6         9.9         7.4         6.0          6.6
Occupancy................     2.6         2.4          2.5         3.6         2.8         2.6          3.0
Marketing and business
  development............     1.1         1.3          4.2         2.9         3.7         2.2          1.2
Other....................     2.7         3.4          3.7         3.4         3.4         2.0          3.2
                            -----       -----        -----       -----       -----       -----        -----
          Total
            expenses.....    68.7        73.4         78.6        81.8        78.2        81.0         85.3
                            -----       -----        -----       -----       -----       -----        -----
Income before income
  taxes..................    31.3        26.6         21.4        18.2        21.8        19.0         14.7
Provision for income
  taxes..................    13.2        11.2          9.0         7.5         9.6         8.4          6.5
                            -----       -----        -----       -----       -----       -----        -----
          Net income.....    18.1%       15.4%        12.4%       10.7%       12.2%       10.6%         8.2%
                            =====       =====        =====       =====       =====       =====        =====

---------------
(1) The expenses in various categories in this table include costs incurred by us in developing our fixed income securities business and a retail brokerage capability. See "-- Overview."

     We have experienced, and expect to continue to experience, significant fluctuations in quarterly operating results as a result of a variety of factors, including:

     - trading volumes;

     - impact of competition;

     - changes in interest rates;

     - changes in foreign currency rates;

     - changes in regulations;

     - our ability to manage personnel and process trading activity;

     - the amount and timing of capital expenditures;

     - the incurrence of costs associated with acquisitions; and

     - general economic conditions.

     Our expense structure includes a certain level of fixed costs, as well as a variable cost base that fluctuates with customer transaction volumes. In addition, we incur certain costs in anticipation of certain transaction volume levels. If demand for our brokerage services declines and we are unable to respond by adjusting our fixed cost base on a timely basis, our operating results could be materially adversely affected. In addition, we may continue to make significant expenditures related to the expansion of our services and

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

the development of new businesses. Many of our businesses may require significant expenditures over long periods of time before they generate substantial revenues or net income, and our results may be affected as a result.

     Due to all of the foregoing factors, period-to-period comparisons of our revenues and operating results are not necessarily meaningful, and these comparisons cannot be relied upon as indicators of future performance. In addition, we cannot assure you that we will be able to sustain the rates of revenue growth that we have experienced in the past, that we will be able to improve our operating results or that we will be able to sustain our profitability on a quarterly basis. See "Risk Factors."

LIQUIDITY AND CAPITAL RESOURCES

     Historically, we have financed our business primarily through cash generated by our operating activities and use of our credit facilities. Prior to our reorganization, in order to fund our international operations, we paid dividends to Reuters, which then made corresponding capital contributions to the appropriate companies. See " -- Our Reorganization." For a discussion of our dividend policy following the offering, see "Dividend Policy."

     Cash and cash equivalents, together with assets readily convertible into cash, accounted for 69.1%, 73.8%, 76.6% and 71.5% of our assets as of December 31, 1997, 1998 and 1999 and September 30, 2000, respectively. Cash and cash equivalents increased from $245.1 million as of December 31, 1997 to $339.3 million as of December 31, 1998 and $349.5 million as of December 31, 1999. These increases were due primarily to increased cash flows from our operating activities resulting from increased balances in receivables from and payables to broker-dealers and customers related to the higher transaction volumes resulting from the growth in our business. Our cash and cash equivalents decreased from $349.5 million as of December 31, 1999 to $199.9 million as of September 30, 2000. This decrease was principally the result of an increase in securities transactions that had not yet settled, particularly in our international operations.

     Assets readily convertible into cash consist primarily of the following components as set forth on our Statement of Financial Condition:

     - Receivables from broker-dealers principally represent amounts due on securities transactions that have not been completed as of the settlement date. The settlement date generally occurs within three business days of the trade date for U.S. securities transactions but can take as long as 30 days for non-U.S. equity transactions.

     - Receivables from customers principally represent customer debit balances and amounts due on securities transactions that have not been completed as of the settlement date.

     - Commissions receivable represent commissions (transaction fees) principally from broker-dealers and are generally collected in 30 days.

     - Securities owned consist principally of U.S. government, agency and Euro-denominated government securities in which we invest our excess cash.

     - Securities borrowed represent the amount of collateral deposited with brokers securing marketable equity securities borrowed by us in connection with covering customer securities transactions and with our clearing business.

     The growth in our transaction volumes has caused a dramatic increase in our total assets and liabilities between January 1, 1997 and September 30, 2000. In particular, receivables from broker-dealers and customers, securities borrowed, commissions receivable and payables to broker-dealers and customers have all risen substantially over this period. These increases have also led to large fluctuations in cash flows from our operating activities.

     Capital expenditures in 1997, 1998, 1999 and the first nine months of 2000 related to the purchase of data processing and communications equipment, leasehold improvements and purchases of furniture for our additional office facilities to support our growth. Capital expenditures and investments in new technology

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

were financed primarily through income from operations. Additionally, we made cash payments in excess of assets acquired of $48.5 million in February 2000 in connection with our acquisition of Lynch, Jones & Ryan and $3.9 million in October 1999 in connection with our acquisition of the fixed income business of Montag Popper & Partner GmbH. Acquisitions of new businesses have generally been funded through subordinated borrowings from Reuters. Capital expenditures related to our planned move to new corporate headquarters are expected to be approximately $50 million in 2001. Our aggregate minimum lease commitments are $20.0 million for 2000 and $27.0 million for 2001. We anticipate that we will meet our 2001 capital expenditure needs out of operating cash flows.

     Cash provided by (used in) financing activities totaled $0.5 million, ($0.5) million, and ($55.7) million in 1997, 1998 and 1999, respectively and ($38.7) million and $49.4 million in the first nine months of 1999 and 2000, respectively. We paid dividends of $68.0 million, $52.0 million and $100.0 million to Reuters in 1997, 1998 and 1999, respectively, and Reuters subsequently made capital contributions of $68.5 million, $51.5 million and $44.3 million in 1997, 1998 and 1999, respectively, to various of our international operations as described in "-- Our Reorganization" above. In addition, Reuters loaned us $49.4 million to fund our acquisition of Lynch, Jones & Ryan in February 2000. We will use approximately $50 million of the net proceeds from this offering to repay that loan. We also will use approximately $150 million of the net proceeds from this offering to repay our indebtedness
for an intercompany advance to us in           , 2001 that we used to fund a
simultaneous return of capital to Reuters.

     As of September 30, 2000, we had access to uncommitted credit lines from commercial banking institutions totaling $200 million to meet the funding needs of our U.S. operations. These credit lines are collateralized by a combination of customer securities and our marketable securities. As of September 30, 2000, there were no borrowings outstanding under these credit lines. We currently pay no annual fees to maintain these facilities. In addition, as of September 30, 2000, we had access to uncommitted credit lines from commercial banking institutions totaling $786 million to meet the funding needs of our European and Asian subsidiaries. These credit lines are uncollateralized, and we currently pay no annual fees to maintain these facilities. As of September 30, 2000, there was $121 million outstanding under these credit lines. In some cases, Reuters has issued non-binding, short-term letters to certain of these institutions confirming its ownership of us and indicating that if we were to default under the relevant facility, Reuters would consider, without any obligation, requests by these institutions for compensation. Reuters expects that following completion of this offering, it will not renew these letters or issue any additional letters.

     Our broker-dealer subsidiaries are subject to regulatory requirements intended to ensure their respective general financial soundness and liquidity, which require that they comply with certain minimum capital requirements. These regulations, which differ in each country, generally prohibit a broker-dealer subsidiary from repaying borrowings from us or our affiliates, paying cash dividends, making loans to us or our affiliates or otherwise entering into transactions that would result in a significant reduction in its regulatory net capital position without prior notification or approval of its principal regulator. See "Business -- Regulation." Our capital structure is designed to provide each of our subsidiaries with capital and liquidity consistent with its business and regulatory requirements. As of September 30, 2000, our U.S. registered broker-dealer subsidiaries had net capital on a consolidated basis of $155.0 million, which was $147.4 million in excess of their required consolidated net capital of $7.6 million. As of September 30, 2000, our clearing subsidiary, which is the counterparty to each of our customer transactions, had net capital of $201.1 million, which was $194.7 million in excess of its required net capital of $6.4 million.

     We currently anticipate that the net proceeds from this offering, together with our cash resources and credit facilities, will be sufficient to meet our anticipated working capital, capital expenditures and regulatory capital requirements as well as other anticipated requirements for at least the next twelve months. To the extent that we further develop our correspondent clearing operations or provide financing of retail customers' account balances, whether through our wholesale business or otherwise, we may need to obtain additional financing.

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

     In addition, so long as Reuters owns a majority of our common stock, we will need Reuters consent to incur net indebtedness (indebtedness less cash on hand) in excess of $400.0 million, excluding any indebtedness incurred by us in the ordinary course of our brokerage or similar business or in connection with the clearing of traded securities or obligations to securities exchanges or clearing systems. We cannot assure you that we will receive Reuters consent to incur indebtedness above this amount in the future if we need to do so for any reason.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk generally represents the risk of changes in value of a financial instrument that might result from fluctuations in interest rates, foreign exchange rates and equity prices. We have established policies, procedures and internal processes governing our management of market risks in the normal course of our business operations. Our Global Risk Management Department is responsible for establishing this risk management framework, as well as defining, measuring and managing our risks both for existing and planned services, within ranges set by our management.

  INTEREST RATE RISK

     We invest a portion of our available cash in marketable securities, classified as securities owned in our combined statements of financial condition, to maximize yields while continuing to meet our cash and liquidity needs and the net capital requirements of our regulated subsidiaries. We maintain a short-term investment portfolio consisting mainly of U.S. government, U.S. agency and Euro-denominated government fixed income securities with an average maturity of less than two years. The aggregate fair market value of this portfolio was $214.6 million as of December 31, 1999 and $180.0 million as of September 30, 2000. These securities are subject to interest rate risk and will fall in value if interest rates increase. If interest rates were to increase immediately and uniformly by 100 basis points as of December 31, 1999 and September 30, 2000, the fair value of the portfolio would decline by $1.7 million and $1.1 million, respectively. We generally hold these securities until maturity and therefore would not expect our operating results or cash flows to be affected to any significant degree by a sudden change in interest rates.

     In addition, as a part of our brokerage business, we invest portions of our excess cash in short-term interest earning assets (mainly cash and money market instruments), which totaled $349.5 million and $199.9 million as of December 31, 1999 and September 30, 2000, respectively. We also had short-term borrowings of $195.0 million and $146.8 million as of December 31, 1999 and September 30, 2000, respectively, on which we are generally charged rates that approximate the U.S. Federal Funds rate or the local equivalent rate. As a result, we do not anticipate that changes in interest rates will have a material impact on our financial condition, revenues or cash flows.

  EXCHANGE RATE RISK

     Historically, our exposure to exchange rate risk has been managed on an enterprise-wide basis as part of Reuters risk management strategy. We are currently evaluating our own exchange rate risk management strategy. We consider our exchange rate risk, in particular that of the U.S. dollar versus the British pound and of the British pound versus the euro, to be our primary market risk exposure. In the future, we may use derivative financial instruments as a means of hedging this risk.

     We manage currency exposure related to our brokerage business on a geographic basis and generally fund our assets with liabilities denominated in the same currency as the assets. We also seek to reduce our exchange rate exposure by periodically converting the various currencies in which we may have positions back to either our functional currency, the U.S. dollar, or either the euro or the British pound, currencies in which we typically have offsetting positions. If we have risk positions in the euro or the British pound, we periodically convert these currencies to the U.S. dollar. As a result, we do not believe that our exchange rate exposure will have a material adverse effect on our financial condition, results of operations or cash flows.

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

     Approximately $5.8 million and $9.8 million of the marketable securities discussed above were denominated in foreign currencies as of December 31, 1999 and September 30, 2000, respectively. Of this amount, $5.4 million and $4.9 million were denominated in euros as of December 31, 1999 and September 30, 2000, respectively. Our resulting exposure to exchange rate risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in foreign exchange rates due to functional versus reporting currency exposure and was $576,000 and $976,000 in 1999 and the first nine months of 2000, respectively.

     Approximately 22.1% of our revenues and 26.9% of our expenses were denominated in non-U.S. dollar currencies as of December 31, 1999, and 21.4% of our revenues and 15.7% of our expenses as of September 30, 2000. Our profits are therefore exposed to foreign currency risk -- not of a loss of funds but rather of a loss for financial reporting purposes. We estimate this risk as the potential loss in revenue resulting from a hypothetical 10% adverse change in foreign exchange rates on the mix in our profits between our functional currency and the respective reporting currencies of our subsidiaries. This resulted in estimated risk of approximately $1.3 million in 1999 and $2.5 million in the first nine months of 2000.

  EQUITY PRICE RISK

     As an agency broker, we do not trade securities for our own account or maintain inventories of securities for sale. Accordingly, we have limited market exposure to price fluctuations in the securities markets.

  CREDIT RISK ON UNSETTLED TRADES

     We are exposed to substantial credit risk from both parties to a securities transaction during the period between the transaction date and the settlement date. This period is three business days in the U.S. equities markets and can be as much as 30 days in some international markets. In addition, we have credit exposure that extends beyond the settlement date in the case of a party that does not settle in a timely manner by failing either to make payment or to deliver securities. We hold the securities that are the subject of the transaction as collateral for our customer receivables. Adverse movements in the prices of these securities can increase our credit risk. Over the last three years, our loss from transactions in which a party refused or was unable to settle and other credit losses have been immaterial.

RECENTLY ISSUED ACCOUNTING STANDARDS

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in 1998. This standard requires us to recognize all derivatives as either assets or liabilities in our financial statements and measure these instruments at their fair values. Hedging activities must be redesignated and documented pursuant to the provisions of the statement. This statement becomes effective for all fiscal quarters of fiscal years beginning after June 15, 2000. At this time, we do not believe that adoption of this standard will have a material impact on our financial condition and results of operations.

     SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, was issued in June 2000 and is effective for all fiscal quarters ending after June 15, 2000. SFAS No. 138 expands the scope of the exception provided in SFAS No. 133 for normal purchases and normal sales. In addition, SFAS No. 138 amends SFAS No. 133's definitions of interest rate risk and credit risk to permit an entity to designate a benchmark interest rate as the hedged risk in a hedge of interest rate risk. At this time, we do not believe that adoption of this standard will have a material impact on our financial condition and results of operations.

     SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued in September 2000 and is effective for fiscal years ending after December 15, 2000. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. In addition, SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. At this time, we do not believe that adoption of this standard will have a material impact on our financial condition and results of operations.
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

                                    BUSINESS

INTRODUCTION

     We are the world's largest electronic agency securities broker and have been providing investors with electronic trading solutions for more than 30 years. We operate an e-financial marketplace where buyers and sellers worldwide can trade securities directly and anonymously with each other, gain price improvement for their trades and lower their overall trading costs. Through our electronic platforms, our customers also can access 40 securities markets throughout the world, including Nasdaq, the NYSE and stock exchanges in Frankfurt, Hong Kong, London, Paris, Sydney, Tokyo, Toronto and Zurich. We also provide our customers with access to research generated by us and by third parties, as well as various informational and decision-making tools. Our customers consist of institutional investors, such as mutual funds, pension funds, insurance companies and hedge funds, as well as broker-dealers. We generated revenues of $969.4 million for the year ended December 31, 1999 and $1.0 billion for the nine months ended September 30, 2000, and earned net income for these periods of $136.1 million and $107.4 million, respectively.

     Until recently, our e-financial marketplace has centered almost exclusively on serving the needs of institutional investors and broker-dealers in the global markets for equity securities. In the United States, our customers include institutional investors that, as of December 31, 2000, accounted for approximately 98% of the total $10.7 trillion of equity assets under management of the 500 largest investment management firms identified in Nelson's Directory of Investment Managers 2000, as well as more than 700 broker-dealers. We have expanded our operations to Europe and Asia, where we had nearly 1,200 customers as of December 31, 2000, and are continuing to grow. During 2000, our customers used our systems to execute nearly 87.6 million transactions globally, of which
82.4 million transactions were in U.S. equity securities. Those U.S. transactions represented approximately 57.4 billion shares of Nasdaq-quoted stocks and 9.3 billion shares of NYSE-listed stocks. More than 80% of our customers' transactions in U.S. equity securities using our electronic trading systems were executed within our internal liquidity pool. In addition to execution of their equity securities transactions on a global basis, we offer our customers services that enhance our customers' abilities to achieve their trading objectives, including 24-hour trading, crossing services, block trading and portfolio trading, as well as global clearing and settlement of trades.

     In the Spring of 2000, we introduced our global electronic platform for trading fixed income securities. As of December 31, 2000, we provided brokerage and execution services to approximately 100 banks and broker-dealers with respect to approximately 800 separate issues of U.S. government, Euro-denominated government and German mortgage (Pfandbriefe) securities. We are expanding the scope of our fixed income securities activities further to reach a broader base of customers and include additional categories of fixed income securities.

     We have also established a wholesale business targeted at other broker-dealers and service providers. Our principal wholesale offerings currently consist of correspondent clearing and a platform for delivery to individual investors of the types of trading benefits we provide to our existing customer base of institutional and broker-dealer customers. We have begun providing discrete elements of the execution and clearing infrastructure on a wholesale basis primarily to broker-dealers. We plan to expand the range of our wholesale services, in particular to services designed for individual investors, and broaden our wholesale customer base to include other financial service providers, such as banks and mutual funds, and non-traditional service providers, such as companies that want to provide employee stock trading programs.

     We have built our business on a model that incorporates the following four core values:

     - INDEPENDENCE AND NEUTRALITY -- As an agency broker, we do not trade securities for our own account or maintain inventories of securities for sale. As a result, unlike exchange specialists, market makers and other market participants that trade for their own account, we have no interest in or in maintaining the trading spread (the difference between the price offered by a buyer and that asked by a seller) in the Nasdaq market or on an exchange. We also do not pay broker-dealers
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

       or other market participants to direct orders to us (referred to as payments for order flow). We avoid conflicts with our customers that interfere with their obtaining better pricing for their trades.

     - ANONYMITY -- Our systems do not require the identity of the ultimate buyer or seller to be disclosed to the counterparty or other market participants at any point in the trading process. We believe that anonymous trading can reduce the potential market impact of large transactions and transactions by certain investors whose trading activity, if known, may be more likely to influence other market activity, and may contribute to improved pricing for our customers.

     - EQUAL AND DIRECT ACCESS -- We provide all of our customers, without regard to their size or volume of trading, with equal and direct access to markets. Direct market access can increase the speed at which trades are executed and level the playing field among market participants. This enhanced market access also allows our customers to have available real-time information on the demand for and supply of one or more securities, a concept commonly referred to as transparency.

     - CUSTOMER EMPOWERMENT -- We use and develop technology to empower our customers to achieve their trading objectives. Our trading services and tools give our customers flexibility in choosing their level of direct participation in carrying out their trades.

     As a result of these core values, we believe that we provide our customers with valuable benefits that help them reach their trading objectives at reduced costs and with greater speed and efficiency.

     To expand the scope of our e-financial marketplace, we have made a number of strategic investments in companies with operations or technology that we believe will enable investors and issuers to better achieve their trading and capital-raising objectives. During the past two years, we have acquired beneficial ownership interests in:

     - 7.5% of TRADEPOINT FINANCIAL NETWORKS PLC, a U.K.-based electronic equities exchange;

     - 7.8% of WR HAMBRECHT + CO., INC., a U.S.-based investment banking firm that enables issuers to conduct auction-based securities offerings via the Internet;

     - 11.1% of the voting interest of ARCHIPELAGO, LLC, an electronic communications network that has applied for registration as a U.S. stock exchange;

     - 12.6% of VENCAST, INC., a U.S.-based company that offers opportunities for capital raising by, and investing in equity securities of, private companies via the Internet; and

     - 25.0% of TRADEWARE S.A., a European-based provider of integrated order routing solutions to broker-dealers in Europe.

     Over the years, we have also acquired a number of other companies. Recently, in October 1999, we acquired Montag Popper & Partner GmbH, a German fixed income voice broker. In February 2000, we acquired Lynch, Jones & Ryan, a leading provider of specialized brokerage, research and commission recapture services to pension plan sponsors and managers.

     We were founded in 1969 and, although continuously headquartered in New York since then, have been a wholly owned subsidiary of Reuters Group PLC since May 1987. We opened a London office in 1988 and have since added offices in Frankfurt, Hong Kong, Paris, Sydney, Tokyo, Toronto and Zurich.

INDUSTRY BACKGROUND

  GROWTH IN EQUITY TRADING VOLUME

     Over the past decade, the volume of trading in the world's major stock markets has grown dramatically. For example, from January 1, 1990 to December 31, 2000, average daily trading volume in the Nasdaq market increased at a compound annual rate of 26% from 132.7 million shares to 1.7 billion shares, while on the NYSE, average daily trading volume increased at a compound annual rate of 18%, from 197.6 million shares to 1.2 billion shares.

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

     These increases were due to a number of factors, including strong economic conditions and increased issuances of equity securities in the United States and record high returns in U.S. equity markets. Favorable market conditions have increasingly allowed companies to raise capital through initial public offerings, resulting in significant growth in the overall NYSE and Nasdaq market capitalization from approximately $2.3 trillion and $311.0 billion, respectively, as of December 31, 1990 to approximately $12.4 trillion and $3.6 trillion, respectively, as of December 31, 2000. Increased personal wealth and disposable income, greater availability of self-directed investment programs (including employer-sponsored programs) and a trend towards more self-directed individual investing have all contributed to increased public interest in investing in equity securities. This trend has resulted in a greater allocation of investment funds to equity securities which has increased trading volume. In addition, technological innovation, including the emergence of the Internet and market acceptance of electronic brokers, has reduced transaction costs and further stimulated trading activity.

     Growth in non-U.S. markets has paralleled that of the U.S. markets. From January 1, 1995 to December 31, 2000, average daily trading volume on the London Stock Exchange increased from 880.3 million shares to 1.9 billion shares, and on the Tokyo Stock Exchange from 342.2 million shares to 702.2 million shares. A number of factors have contributed to this growth, including increased availability of market information, a growing trend toward public (rather than governmental) ownership of companies in Europe and Asia, greater access to equity investing and advances in trading technology. Additionally, growing interest in the opportunities available in global markets, as well as a heightened focus on diversification, have also resulted in increased cross-border trading.

  U.S. MARKET STRUCTURE

     Until 1968, stock markets operated primarily in a physical environment -- on a trading floor -- through an auction conducted by open outcry. The NYSE continues to operate an auction system on a physical trading floor, with orders for each listed stock being routed on the floor of the exchange, either electronically or physically, to a designated dealer, known as a specialist. In 1971, the Nasdaq system, a new electronic marketplace without a physical trading floor, was introduced as an outgrowth of the traditional and inefficient telephone-based over-the-counter market. Nasdaq dealers, known as market makers, are linked together via a screen-based electronic communications system, known as the Nasdaq quote montage.

     While both of these trading markets have accommodated historical trading patterns and volumes, they have substantial shortcomings, the most significant of which is limited access. Neither market enables buyers and sellers to deal directly with each other. Instead, trading is conducted indirectly through intermediaries -- the specialists, in the case of the NYSE, and the market makers, in the case of Nasdaq. Access to these intermediaries is further restricted. For example, in the case of the NYSE, only a member owning a "seat" on the exchange (or a brokerage firm to which that member has granted the use of his seat) may trade with or through a specialist. Until 1997, when the SEC adopted its Nasdaq order handling rules, only market makers had access to the Nasdaq quote montage. In some cases, investors access a NYSE member firm or Nasdaq market maker through the intervention of yet another securities brokerage firm. Indirect access reduces the speed with which a desired trade is executed. In some cases, this delay may prevent an investor from trading at the last published price of which the investor had knowledge when placing an order for the trade. In addition, an investor with indirect access often has more limited pricing information than others with direct access (such as market makers or the specialists). A recent SEC report determined that indirect access and market fragmentation were primary causes for the longer execution times and significantly larger effective and realized spreads in Nasdaq-quoted stocks than those in NYSE-listed stocks. Market fragmentation refers to a market environment in which prices are determined and orders are executed in a number of different places (physical or electronic) rather than a single place.

     Other shortcomings are also apparent. Paper or telephone-based trading, which continues to be used where access to electronic systems is limited, also reduces the speed of execution and increases potential for errors and disputes. These factors lead to increased costs and market and execution risk for both
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

broker-dealers and traders. Sophisticated trading strategies, such as those involving the execution of trades in more than one security or using multiple types of financial instruments, are particularly difficult to accomplish without rapid and direct electronic market access.

     Regulatory and technological developments have led to gradual increases in competition for trading shares that are listed on the NYSE or quoted on Nasdaq. Alternative methods of trading NYSE-listed stocks by non-NYSE members without recourse to the exchange trading floor -- the so-called third market -- have emerged alongside the traditional structure of the NYSE. Off-exchange trading by all broker-dealers, including NYSE members and member firms, has been permitted in those stocks listed or traded on the NYSE after April 26, 1979. Most recently, in May 2000, the NYSE rescinded its Rule 390, which had required all NYSE members and member firms to execute transactions in stocks listed or traded on or before April 26, 1979, only on the floor of the NYSE, subject to some exceptions. Because these stocks accounted for approximately 50% of average daily trading volume in 2000, we believe that the abolition of Rule 390 will lead to increased competition in trading NYSE-listed stocks that were previously subject to the rule. See also "-- Regulation."

     Competition has also developed for trading in Nasdaq-quoted stocks. Most significantly, in 1997, the SEC's order handling rules for market makers and exchange specialists took effect. These rules provided a specified role for electronic communications networks (ECNs), or electronic systems that widely disseminate buy and sell orders to their participants and permit execution of those orders against each other. The order handling rules deal specifically with the processing of limit orders, which are orders with an associated limit price above which a buyer, or below which a seller, will not trade. In particular, the rules prohibit a market maker or exchange specialist from displaying its own limit order for a security through an ECN at a more favorable price than its published quote unless the ECN publishes its best-priced market maker and exchange specialist orders in that security and permits execution against those orders through Nasdaq. Similarly, a market maker that receives a limit order better than its own published quote, must generally either execute the order, incorporate the limit order price into its published quote or pass the order on to an ECN for public display and execution access.

     The emergence of alternative trading systems (ATSs) -- a term that refers generally to all systems that bring together the orders of buyers and sellers of securities through automated means -- has provided efficient means of access to market centers and has resulted in a shift in liquidity, or trading activity, from the major established market centers to the ATSs. According to Nasdaq, ATSs accounted for 36.3% of the total Nasdaq trade volume in the fourth quarter of 2000.

     Following the adoption of the order handling rules, in 1998 the SEC adopted Regulation ATS, which regulates the operation of ATSs (including all recognized
ECNs) registered as broker-dealers. ATSs may also register as national securities exchanges. To date, three ATSs have applied for exchange status. If the SEC grants these ATSs exchange status, they will gain direct access to the National Market System and the Intermarket Trading System, which will enable them to publicly display orders in NYSE-listed stocks and make those orders available for execution. As exchanges, these ATSs will also become self-regulatory organizations, no longer subject to NASD regulation.

     On January 10, 2001, the SEC approved the NASD's rules changes for the Nasdaq market, known as SuperMontage, which will significantly change the way the Nasdaq market operates, including changing the information displayed on, and the method of operation of, the Nasdaq quote montage. The new structure will combine a computer display containing more bid and offer information about trading interest in individual Nasdaq-quoted stocks than is currently displayed, together with new rules establishing the execution priority of quotes and orders submitted by Nasdaq. Nasdaq has announced that it expects to implement this structure by early 2002. The NASD rules as approved by the SEC were significantly modified, and we believe improved, from the proposals previously submitted by the NASD. The SEC, in approving SuperMontage, also took initial steps that could result in the Nasdaq market becoming more competitive. In particular, the SEC mandated actions that will eliminate the Nasdaq's current exclusive role as a collector and distributor of data (known as a securities information processor) regarding quotations in Nasdaq-quoted stocks. For a further discussion of SuperMontage, see "-- Regulation" and

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"Risk Factors -- We Operate in a Highly Regulated Industry and Regulatory
Changes Could Adversely Affect Our Business."

  IMPACT OF TECHNOLOGICAL DEVELOPMENTS

     Innovations in technology, particularly the growth of the Internet, have increased the speed of communications and the availability of information, facilitated the globalization of commerce, and simultaneously decreased the cost of electronic commerce. New methods have developed to enable institutional investors to access and participate in the equity securities markets more easily and less expensively. Electronic markets have substantially reduced the need for intermediation, such as by NYSE members and NYSE specialists or Nasdaq market makers, because direct access is effectively unlimited and technology enhances the ability to determine the best price at which a trade can be executed. These developments, combined with the regulatory changes discussed above that allowed for the emergence of ECNs, have led to dramatic growth in electronic trading and provide us with significant opportunities.

     Technological developments have also affected investing by individuals. Technological advances have created new and inexpensive means for individual investors to access markets directly on-line. As technology continues to improve and regulatory and customer scrutiny of execution and trading services intensifies, we believe that individual investors will increasingly demand institutional-quality services.

  INTERNATIONAL SECURITIES MARKETS

     Until the early 1990s, equity markets outside the United States were generally less developed than those in the United States, with relatively low trading volumes and less advanced trading systems. Thereafter, technological and regulatory changes, other competitive pressures, and increased globalization contributed to increasing trading activity and major structural changes in the established European exchanges, which generally moved to an electronic model. In this model, an electronic system receives and matches orders that are routed through the system. Intermediaries provide execution services to their customers primarily by providing connectivity to the exchange system. We believe that while economic and financial difficulties and disruptions in Asia since 1997 have made trends in Asian securities markets less predictable, similar competitive, demographic and technological developments will lead over time to an evolution in Asia comparable to that in Europe over the last decade.

  FIXED INCOME MARKETS

     The markets for fixed income securities are among the largest in the world, with approximately $19.9 trillion of fixed income securities outstanding as of September 30, 2000, representing $15.6 trillion of U.S. fixed income securities and $4.3 trillion of non-U.S. fixed income securities. In addition, approximately $170 billion of U.S. government securities are traded among primary dealers and investors each day. In Europe, the introduction of the Euro has created a single fixed income securities market second in size only to that in the United States. We expect continued significant growth in these fixed income markets as currency translation issues cease to impede the development of a unified pan-European securities market.

     The fixed income markets are far less transparent than the equity markets. Less information is available to investors regarding supply and demand, pricing and trading volume. Trading spreads are generally smaller than those for equity securities, but the overall fixed income trading market is substantially larger. We believe that the emergence of electronic marketplaces will lead to increased trading in fixed income securities.

OUR COMPETITIVE STRENGTHS

  WE ARE A MARKET LEADER WITH STRONG BRAND AWARENESS

     We pioneered an electronic screen-based trading system and have been providing investors with electronic trading solutions for more than 30 years. We have been a market leader in the trading of Nasdaq-quoted stocks for many years and accounted for 13.7% of average daily trading volume in that

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market in 2000. For an explanation of how we calculate our trading volumes, see
"Management's Discussion and Analysis of Financial Condition and Results of Operations -- Key Statistical Information -- Nasdaq Volume Calculations." Our record daily share trading volume was approximately 250 million shares in 1999, approximately 450 million in 2000 and approximately 550 million thus far in 2001. Our substantial share trading volume, particularly in Nasdaq-quoted stocks, attracts significant customer attention and order flow. In the United States, our customers include institutional investors that, as of December 31, 2000, accounted for approximately 98% of the total $10.7 trillion of equity assets under management of the 500 largest investment management firms identified in Nelson's Directory of Investment Managers 2000, as well as more than 700 broker-dealers. CNBC and CNNfn broadcast live daily from our sales trading centers in the pre-and post-market hours. As a result, we have strong name and brand recognition among institutional investors.

  WE DELIVER COMPELLING BENEFITS TO OUR CUSTOMERS

     We believe that our core values of independence and neutrality, anonymity, equal and direct access and customer empowerment enable our customers to obtain superior execution of their trades, including better pricing and reduced transaction costs than are generally achievable using traditional trading channels. For example, we believe that one of the biggest concerns of institutional investors in securities trading today is the market impact of the disclosure of their identity and trading intentions. Customers, therefore, often seek to break up orders to hide their overall intentions, but if the market becomes aware of a large investor seeking to sell securities, the price of those securities may drop before the investor's position can be fully liquidated. Similarly, market awareness of a large investor seeking to buy a large amount of securities may result in an increase in the price of the securities before the order can be fully executed. By allowing our customers to trade directly but anonymously, we reduce the potential for this market impact, which we believe can result in better pricing for the customer.

     We believe that we allow our customers to obtain significant price improvement and reduced transaction costs in executing their trades. We calculated that, through use of our equity trading system, our institutional customers saved $2.7 billion of costs through price improvements and reduced transaction costs during the 12-month period ended on September 30, 2000, based on our analysis of a report by Plexus Group, an independent market research group, that calculated Instinet's price improvement in basis points savings as compared to the Plexus Group benchmark. Recently, we were ranked the top agency broker for "best execution" in the October 2000 edition of Euromoney based on a poll of over 300 European equity fund managers.

  WE OFFER A BROAD RANGE OF SERVICES

     In addition to trade execution, we offer our customers a wide variety of other services. Companies acting solely as ECNs are generally limited to small order electronic execution and order-routing. Our broader business model extends beyond these functions to include a variety of trading services, research, and clearing and settlement, all of which add value for our customers. For example, we provide services such as:

     - simultaneous execution of multiple orders of securities (known as portfolio trading);

     - trading of large orders (referred to as block trading);

     - automatically matching orders at specified levels (known as crossing);

     - extended hours trading;

     - technical assistance to customers in inputting orders; and

     - managing the execution of orders for customers over time (often referred to as working orders).

     We also are one of the largest global independent research providers. We permit our institutional customers to allocate a portion of their gross transaction fees (commonly known as soft dollars) to pay for research products provided by us or third parties.
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  WE OPERATE GLOBALLY

     Our customers use our systems to trade securities in 30 non-U.S securities markets, and we are members of 13 non-U.S. exchanges. As of December 31, 2000, approximately 900 customers in Europe and approximately 300 customers in Asia had access to the INSTINET(R) trading system. The number of transactions in non-U.S. equity securities executed through our systems has grown from approximately 0.3 million transactions in 1996 to 5.2 million transactions in 2000.

     In addition, we operate a substantial research business outside the United States and have introduced our fixed income platform in Europe. We led, and are the largest investor in, the consortium that holds a majority beneficial ownership interest in Tradepoint Financial Networks plc, a U.K.-based, for-profit electronic exchange.

  WE HAVE A PROVEN ABILITY TO INNOVATE AND ADAPT

     Throughout our 30-year history, we have been an innovator in using technology to enhance securities trading, have seized market opportunities and have adapted to numerous changes in our operating and regulatory environment while continuing to grow. Some of our most significant developments include the following:

     - At a time when most investors were paying fixed commissions to trade in NYSE-listed stocks, we pioneered an electronic screen-based trading system that allowed customers to trade without paying fixed commissions.

     - After the abolition of fixed commissions in 1975 placed significant price pressure on our business, we established the first service to display real-time information showing NYSE and regional exchange quotes together on an electronic screen and provided our customers direct access to trade NYSE-listed or regional exchange-listed stocks through the regional exchanges.

     - In 1984, we created an electronic marketplace in which market makers and institutional investors could trade directly among themselves and obtain automated execution of trades inside the publicly quoted spreads for those stocks. In 1989, we enhanced this service by enabling our customers to interact and trade anonymously on our system.

     - More recently, we have adapted to cost and pricing pressures in our equities business, to the introduction of the SEC's order handling rules, which substantially changed activity for Nasdaq participants, and to the adoption by the SEC of Regulation ATS, which imposed new requirements on our activities. We have enhanced and modified our services, lowered our prices and changed our cost structure to adjust to these changes in our operating environment.

     - In response to the increasing volumes in cross-border trading and the fragmentation of securities markets, we offered our customers ways to access multiple liquidity pools. We introduced the first integrated electronic trading platform to permit direct electronic access to equities markets across Europe, together with facilities to negotiate and trade directly and anonymously with other customers.

     - We introduced one of the first order management tools that allowed customers to manage, deliver and execute baskets of securities in the Nasdaq market. We also introduced tools that allow customers to use our technology to enter alternative pricing for trades (commonly referred to as discretionary pricing) or for alternative trade sizes (commonly referred to as reserve book features), which had in the past required a high degree of manual intervention.

     - We have been an innovator in developing 24-hour trading and crossing capabilities starting in 1995 and 1986, respectively. These new services responded to globalization and continuous availability of information about markets and issuers, and the resulting demand by investors to trade equity securities after traditional exchanges and markets are closed.

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  WE HAVE AN ESTABLISHED TECHNOLOGY INFRASTRUCTURE

     We developed one of the earliest e-businesses in any field of commerce and introduced the first screen-based system through which institutional investors could trade Nasdaq-quoted stocks directly with each other. Our technology enables all of our customers to access the liquidity pool within our own electronic marketplace in order to trade these securities with one another. In addition, our customers can use our electronic platforms to connect to other markets in order to trade indirectly with other participants in those markets. We employ proprietary technology that provides a scaleable platform to support our operations. We believe that our ability to use technology effectively to improve our services has been a key component in the development of our business.

OUR STRATEGY

     We intend to continue to use technology to deliver services that empower our customers to reduce their transaction costs, gain price improvement on their trades and better achieve their trading objectives. Our objective is to take advantage of growth opportunities that are arising in the securities industry as a result of changing technology, regulation and market demands. We believe that our leading competitive position, breadth and scale of operations, unique business model, international presence and proven ability to innovate and use technology give us an advantage in this pursuit. In particular, we plan to build on the strengths of our long-established U.S. institutional equities business, which we will continue to enhance.

     The principal elements of our strategy include the following:

     EXPAND OUR STRONG EXISTING BUSINESS AND APPLY OUR EXPERTISE TO ADD NEW SERVICES FOR OUR CUSTOMERS.

     - Fixed income -- In the Spring of 2000, we launched our new fixed income securities trading platform in the United States and Europe, focusing initially on banks and dealers that trade government securities. Our fixed income trading capability is the outgrowth of a two-year development effort. Over time, we will seek to broaden our customer base and offer our customers the ability to trade other categories of fixed income securities, such as U.S. government agency securities, corporate bonds and Eurobonds. We also continuously evaluate alliances with and acquisitions of existing market participants to add additional trading volume to our fixed income trading platform.

     - Wholesale -- We have established a wholesale business targeted at other broker-dealers and service providers. Our principal wholesale offerings currently consist of correspondent clearing and a platform for delivery to individual investors of the types of trading benefits we provide to our existing customer base of institutional and broker-dealer customers. These services strengthen our core equities business by increasing our trading volumes and liquidity to provide our customers and the customers of our wholesale clients with better execution, as well as spreading our fixed costs over larger volumes. We plan to expand the range of the capabilities we offer on a wholesale basis to include "private label" solutions -- combinations of any of our trading, execution, clearing and custody capabilities. We also intend to develop additional services designed for individual investors and offer wholesale clients "broker-in-a-box" services -- complete packages of all elements for a individual investor trading platform.

     - Research -- Consistent with our agency approach, we believe the market for information can benefit from greater availability of research provided by independent analysts who have no actual or potential conflicts of interest with respect to the companies they analyze. We believe our business model can also generate other efficiencies and cost-saving opportunities in the market for information. We are planning to add other third party research providers, as well as expanding our proprietary research offerings to include new quantitative and technical research business products and applications for our trading research business. We also are developing an Internet-based electronic platform that will give our customers direct access to a comprehensive line of research-related services, including proprietary, co-branded and independent third-party research.

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     CONTINUE TO EXTEND THE REACH OF OUR INTERNATIONAL BUSINESS.  We believe that international markets offer the most significant growth opportunity for our institutional equities business. In addition, international markets present high potential growth for our fixed income business.

     - Europe -- We are expanding our European equities business, introducing services that add value for our customers, while managing our costs to allow us to respond to anticipated future pricing pressure. We launched our fixed income business in Europe and are increasing the range of European fixed income products we offer.

     - Asia -- We are in the early stages of developing our Asian institutional equities business. We are also developing our capabilities for fixed income trading in Asia, both directly and indirectly, through alliances with leading market participants.

Although our research and wholesale businesses are at a relatively early stage of development outside of the United States, we believe that increasing globalization of investment and increased self-directed investing in Europe and Asia will offer large growth opportunities internationally for these businesses.

     CONTINUE TO ENHANCE OUR TECHNOLOGY. We plan to continue to improve our technology both to provide improved services and to contain costs. For trading in equity securities, we have developed and are currently testing technology that directs customer orders (known as order-routing) to the best available market at the time of receipt.

     In addition, we are developing a new, more flexible platform for our communications with, and connections to, our customers.

     PURSUE SELECT ACQUISITIONS AND STRATEGIC ALLIANCES. We plan to continue to supplement our internal growth through select acquisitions of businesses or technologies that will enable us to enter new markets, provide services that we do not currently offer or advance our technology. We will also continue to enter into strategic alliances and make further strategic investments in companies that we believe are well-positioned to capitalize on potential changes in the industry.

     APPLY OUR BUSINESS MODEL TO CAPITAL RAISING. We believe that there is a significant opportunity for our business model, which emphasizes our core values of independence and neutrality, anonymity, equal and direct access and customer empowerment, to be applied to capital-raising services. As technology has empowered investors with easier and lower cost access to information and markets, permitting them to interact more directly in the markets, we believe the same opportunities may exist in capital raising. Technological solutions may help issuers and investors to achieve their capital-raising and trading objectives by allowing a technology-based exchange of information between investors and issuers and by enabling more direct interaction between issuers and a broad range of potential investors. For example, we believe that issuers and investors in primary and secondary offerings may benefit through electronic auction-based methods for pricing and selling securities.

INSTINET -- THE EFINANCIAL MARKETPLACE (SM)

  OUR GLOBAL INSTITUTIONAL EQUITIES BUSINESS

     We offer our customers a broad range of trade, execution and ancillary services, enabling them to trade equity securities directly with each other through our system, as well as with other investors in 40 securities markets throughout the world. The size, nature and geographic distribution of our customers have generated a distinct pool of liquidity within our electronic marketplace that enables those customers to trade securities directly with each other at lower costs and better prices than they generally can obtain in the traditional markets. On a worldwide basis, in 2000, our customers used our platform to complete a total of approximately 88 million transactions, representing an average of approximately 350,000 transactions each trading day.

     We are one of the largest ATSs participating in Nasdaq. We accounted for 13.7% of average daily trading volume in Nasdaq-quoted stocks during 2000. Our average daily trading volume in Nasdaq-quoted stocks has increased at a compound annual rate of 32% from 57.6 million shares in 1995 to 227.7 million

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shares in 2000. For an explanation of how we calculate our Nasdaq trading volumes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Key Statistical Information -- Nasdaq Volume Calculations."

     We also accounted for 2.4% of the total number of shares of NYSE-listed stocks traded during the period from January 1, 1995 to December 31, 2000. Our average daily trading volume in NYSE-listed stocks increased during that period at a compound annual rate of 43% from 6.1 million shares in 1995 to 37.0 million shares in 2000. Our transactions in non-U.S. stocks during that period increased from approximately 0.1 million transactions in 1995 to 5.2 million transactions in 2000, representing a compound annual growth rate of 107%.

     Customers

     Institutional investors (including mutual funds, hedge funds, pension funds, banks, insurance companies and investment portfolio managers) and market professionals (broker-dealers, including Nasdaq market makers) are the core of our customer base. We provide our equities trading services to a total of nearly 3,100 customers, of which approximately 900 are in Europe and 300 are in Asia. In the United States, our customers include institutional investors that, as of December 31, 2000, accounted for approximately 98% of the $10.7 trillion of equity assets under management of the 500 largest investment management firms identified in Nelson's Directory of Investment Managers 2000, as well as more than 700 broker-dealers.

     Our U.S. customers fall into four broad categories:

     - large institutional customers, generally mutual fund managers;

     - middle market customers, typically smaller institutions;

     - investment portfolio managers; and

     - broker-dealers.

     We tailor our services to meet the distinct needs of each of these categories.

     Services

     We offer our customers a broad range of trade execution and other services including the following:

     Execution Services. We enable our customers to view market information and execute trades directly with each other over our electronic platform and to trade with other investors in 40 securities markets worldwide. Direct trading between our customers over our platform creates a deep liquidity pool, in particular for Nasdaq-quoted stocks. Customers can also access market makers or ECNs through us. In the case of stocks listed on the NYSE or any other exchange, we primarily provide connections to the exchange and, in the case of the NYSE, the specialist for each listed stock, although our customers can trade directly with each other over our platform.

     For non-U.S. securities that are not traded in U.S. markets, although our customers can trade directly with each other over our platform, we primarily provide direct connections to the principal non-U.S. exchanges on which those securities are listed. We are members of 13 non-U.S. exchanges and provide our customers with direct access to those exchanges to execute their trades. For more than 10 additional non-U.S. markets, we provide access through local exchange members with whom we have clearing arrangements.

     Negotiating Orders. Our technology allows our customers to communicate anonymously both with all customers and with specific customers who have placed an order. As a result, customers can determine whether there is interest by another customer in a potential transaction and negotiate the volume and price of that transaction, all directly and anonymously through our system, without requiring any intermediation from anyone or displaying any of the communications or negotiations to other customers. This capability facilitates the execution of large orders and also allows customers to manage the delivery and execution of their orders by themselves to minimize the market impact of a large order and obtain price improvement.

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     Order Routing.  Our customers can elect to make use of our smart order routing technology, which automatically routes their trades among the various markets to which we are connected to obtain better execution.

     Sales Trading Assistance. We have a dedicated group of sales traders who provide our customers with various types of trading assistance. They provide technical assistance in the use of our screen-based trading system. Customers can also place orders by telephone with our sales traders, who enter the orders into our system on the customers' behalf. Our sales traders can also work orders to manage the execution of a large order over time for a customer to attempt to reduce the market impact and achieve price improvement. For example, they may divide a large order into a series of smaller orders that are entered over a period of time, possibly at different prices. In addition, our sales traders are available to assist our customers with their portfolio trading.

     As of December 31, 2000, we had 322 sales traders, of which 157 were located in North America, 132 in Europe and 33 in Asia. In Europe, for those areas where we do not have a local presence, our sales traders in London are responsible for providing brokerage services to those customers and coverage of those markets. London also has a specialized desk to service European portfolio traders. In Asia, we provide coverage of our Japanese customers and the Japanese market through our Tokyo office, with the remainder of Asia serviced through our Hong Kong office. Our Sydney office covers domestic Australian trades. We also have coverage in each of our offices in the United States, Canada, Europe and Asia to assist customers who wish to place orders in a different region (for example, a European institutional investor seeking to trade a U.S. or Japanese equity security). These cross-region trades are also covered by our sales traders for that market, thereby affording our customers in other regions access to local market expertise. Because we have offices worldwide, we also are able to provide trading assistance to our customers 24 hours a day without requiring additional sales traders to be staffed in any one office on a continuous basis throughout the day.

     Extended Hours Trading. Our customers can input orders for a security and execute the trade with other customers in our liquidity pool before, during and after normal market hours. This service has allowed us to expand globally to include customers and markets in Europe and Asia, whose trading hours do not coincide with those in the United States. It also permits us to make the liquidity pool generated by our customers available on a 24-hour basis. Extended hours trading has been a particularly important innovation for our customers when material information about a market or company is released or reported after that market or the principal market for that company's securities is closed. When a pre- or post-market, price-moving event occurs, market participants can interact directly at their election to discover a price, which could be significantly different from the closing price, at which they can trade following dissemination of news regarding the event. For example, after Nortel Networks announced lower than expected third quarter revenues following the close of regular trading on October 24, 2000, over 10 million Nortel shares traded through our system before the market opened on October 25, 2000. This represented approximately 60% of average daily trading volume of Nortel Networks during the prior 90-day period.

     Crossing. Through our GLOBAL INSTINET CROSSING,(TM) we enable customers to enter buy or sell orders in U.S. traded securities for execution in a "crossing session." In a crossing session, we electronically aggregate all orders to buy or sell at a pre-specified time; match (or "cross") them with other orders to sell or buy, respectively, and automatically execute them at a pre-specified price. A crossing trade will be executed only if there is a counterparty for that order (or portion of an order). Our crossing service provides an electronic platform with enhanced liquidity for block trades and better pricing outside regular trading hours than traditional brokerage or other intermediaries might provide, together with the reduced trading risk of a pre-determined trading price. We have a number of crossing sessions both during and outside regular trading hours, the most significant of which is in the evening. Following the close of the market each day, we have one crossing session for orders priced at that day's closing price. On average in 2000, during each evening crossing session we received buy and sell orders from 450 customers for approximately 125 million shares of which trades were executed for approximately 15 million shares. Before the market opens, we have another crossing session using the volume-weighted average price for the previous day.
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     Portfolio Trading.  Our trading services also include portfolio trading, which allows a customer to execute multiple orders in a number of different securities simultaneously, including both orders to buy and sell shares of stock as well as securities that are based on an index or basket of stocks. This portfolio trading capability, combined with our global access, also enables our customers to manage and execute portfolios of securities denominated in a number of different currencies.

     Research. We provide proprietary and third-party research to our institutional investor customers, generally on a soft dollar basis, as described below in " -- Our Research Business."

     Plan Sponsor Services. As part of our transactional services to pension plans and other funds through their sponsors, such as corporations, unions, state and local governments, endowments and foundations, we enable pension plan and other fund sponsors to recapture a portion of the gross transaction fees that the fund managers pay us. As of December 31, 2000, we provided these services to 1,100 pension plans and other funds.

  OUR FIXED INCOME SECURITIES BUSINESS

     Since the Spring of 2000, we have offered dealers and market makers in the United States and Europe a platform for trading U.S. and European government bonds. We offered approximately 220 U.S. government bonds, 310 Euro-denominated government and 260 German mortgage bond (Pfandbriefe) products, as of December 31, 2000. We plan to extend our trading platform to include U.S. federal agency bonds in the first half of 2001 and other products such as Eurobonds and corporate bonds thereafter.

     Our subsidiary, Montag Popper, a leading German fixed income broker, provides us with a presence in an important market in Europe. We are also pursuing a number of other strategic arrangements in Europe and Asia with other market participants in order to increase the scope and liquidity of our fixed income securities business.

     Customers

     We are focusing our marketing efforts on banks and securities dealers, and as of December 31, 2000, had over 100 customers, with 26 in the United States (including 24 of the 26 primary dealers in U.S. government securities) and 75 in Europe, representing a total of over 750 traders.

     Services

     We perform the same agency trading role for our fixed income customers as for our equities customers, with a newly developed electronic fixed income trading platform that operates separately from our equities platform and that permits similar direct access, anonymous trading and the opportunity for reduced transaction costs. Our fixed income platform is available to customers in both the United States and Europe. We support our electronic trading capability with sales traders based in New York, London and Frankfurt. We offer simultaneous communication of trade execution data to our customers' trading desks and clearing and settlement information to their middle- and back-offices, commonly referred to as "straight-through processing." Straight-through processing can reduce costs and errors associated with our customers' manual keyboard entry of execution data into their recordkeeping, risk management and settlement systems.

     Starting in July 2000, we introduced a number of services on our fixed income platform. We now offer basis trading (joint trading of a bond together with a number of futures contracts, which is generally used to neutralize market risk) and facilitate trade execution for futures contracts in Europe. In addition, we enable our customers to execute swaps in U.S. government securities, and spread trades (the simultaneous purchase and sale of a bond to take advantage of expected relative changes in bond yields) in Euro-denominated government bonds. We also provide brokerage services in fixed income OTC options in Europe.

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  OUR RESEARCH BUSINESS

     We are one of the largest independent research providers and have offered a variety of investment research-related services for over 15 years. We offer both proprietary research tools and services, including those of our subsidiary, Lynch, Jones & Ryan, as well as independent third-party research.

     We distribute our research services primarily to our institutional customers. In 2001, we plan to provide our customers access to a web-based research site at which they can search for and order a comprehensive line of research services, including proprietary, co-branded and independent third-party research. We are also developing new research products and services to include more market segments and regions.

     Customers can either pay for research services directly or by allocations to the research provider of an agreed-upon percentage of the gross transaction fees they pay to us. In 2000, nearly one-half of our customers obtained proprietary and third-party research services from us on a soft dollar basis. We made $89.5 million in soft dollar payments to independent research providers on behalf of our customers in 1999 and $98.7 million in the first nine months of 2000.

     Our proprietary research tools and services for our customers include the following:

     - TRADING RESEARCH GROUP provides portfolio managers and traders tools that track and evaluate trading costs by strategy, broker, market or stock.

     - RESEARCH AND ANALYTICS is an integrated equity workstation that provides users with real-time quotes and news as well as advanced analytics. Users can screen, sort and rank a broad universe or list of stocks by a wide variety of technical and fundamental indicators. It is currently deployed on over 2,000 customer workstations.

     - INVESTMENT STRATEGY GROUP produces quantitative research, in the form of both models and customized analysis, as well as general market commentary.

     - TECHNICAL ANALYSIS GROUP produces packaged and customized technical analysis, as well as daily market commentary.

     - LJR REDBOOK publishes fundamental research on retail and related sectors. Its LJR REDBOOK RETAIL SALES AVERAGE is recognized as a leading indicator of economic activity.

     - THE GREAT LAKES REVIEW focuses on uncovering stock opportunities among lesser-known companies in the Midwest.

  OUR WHOLESALE BUSINESS

     We have also established a wholesale business targeted at other broker-dealers and service providers. Our wholesale offerings currently consist of correspondent clearing and a platform for delivering to individual investors the types of trading benefits we provide to our existing base of institutional and broker-dealer customers.

     Currently, we make available to broker-dealers and other service providers various discrete elements of the infrastructure and technology solutions in our e-financial marketplace to enable them to better meet the needs of their customers. We operate this business on a "menu" basis by allowing our customers to select from a range of our services that may be suited to their customers' needs. For example, our wholesale customers can provide their customers access to our global institutional equities trading platform, through which trades may be executed either within our internally generated liquidity pool or through access to the principal market. By providing these customers of our wholesale customers access to our internally generated liquidity pool, we also expect to further strengthen our core equities business by adding additional liquidity and simultaneously spreading our fixed costs over greater volumes.

     In the United States, wholesale customers can also provide their customers with access to our correspondent clearing services. We began providing correspondent clearing services to customers in October 2000 and currently provide these services to two securities brokers in the United States. Our services are designed to meet the needs of active retail and institutional traders seeking electronic access to markets and related services. In addition to transaction processing, clearing and settlement of trades, recordkeeping and
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

financing, wholesale customers are provided with a broad range of products and services oriented toward the retail investor community. These products and services include:

     - trading of equity and fixed income securities and options;

     - access to over 4,000 mutual funds in a "supermarket" structure;

     - margin and IRA accounts;

     - electronic delivery of statements, confirmations and prospectuses; and

     - banking products such as sweep accounts, checking accounts and debit cards.

  CAPITAL RAISING

     We have a 7.8% investment in WR Hambrecht with an option to buy additional shares in the event WR Hambrecht becomes a publicly-traded company. WR Hambrecht has developed OPENIPO(R), a system that allows issuers to conduct auction-based securities offerings over the Internet. We have formed an international joint venture with WR Hambrecht, in which we hold a 60% interest, which proposes to develop and launch the OPENIPO(R) concept in Europe and Asia. We are currently evaluating strategies for this venture.

CLEARING AND SETTLEMENT OPERATIONS

     We provide clearing and settlement services in nearly all of the markets in which we execute trades for customers. Our clearing and settlement operations are similar in design and function to other clearing brokers. We self-clear through our subsidiary, Instinet Clearing Services (ICS), which uses our proprietary CLEARING INFORMATION SYSTEM(TM) (CIS) to handle customer ticketing, processing of allocations and communications with industry clearing agents, depositories and books and records processing providers. For processing of books and records, ICS uses Automatic Data Processing, Inc. (ADP) in the United States, Nomura Institute's I-Star system in Japan and ACT Fiscal for all other non-U.S. business. We also clear and settle for customers who have a contract with ICS. With respect to these trades, we are responsible for a variety of activities that take place after a securities trade has been executed, including confirmation of trades before settlement, submitting executed transaction information to industry clearing and settlement utilities, managing failed trades, communicating trade and settlement data including allocations to customers, management of corporate actions and updating and maintaining Instinet's books and records.

EXCHANGE MEMBERSHIPS

     Overall, we are a member of 20 exchanges in North America, Europe and Asia, and we continue to develop our direct connections to non-U.S. exchanges. The following chart shows our various exchange memberships:

                              EXCHANGE MEMBERSHIPS

          NORTH AMERICA                     EUROPE              ASIA-PACIFIC REGION
  ------------------------------   ------------------------   ------------------------
  American Stock Exchange          Amsterdam Stock Exchange   Australian Stock
                                                              Exchange
  Bermuda Stock Exchange           Frankfurt Stock Exchange   Hong Kong Stock Exchange
  Boston Stock Exchange            London Stock Exchange      Tokyo Stock Exchange
  Chicago Board Options Exchange   Milan Stock Exchange
  Chicago Stock Exchange           Paris Stock Exchange
  Cincinnati Stock Exchange        Stockholm Stock Exchange
  Pacific Stock Exchange(1)        Swiss Stock Exchange
  Philadelphia Stock Exchange      virt-x(2)
  Toronto Stock Exchange

---------------
(1) In March 2000, the Pacific Stock Exchange and Archipelago announced a plan, which remains subject to SEC approval, to merge the equities division of the Pacific Stock Exchange with Archipelago to create a fully electronic national securities exchange.

(2) Tradepoint and a part of the Swiss Stock Exchange merged to form virt-x, a pan-European equity securities exchange, on February 5, 2001.
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

MARKETING AND ADVERTISING

     Our marketing strategy is focused on three goals:

     - building corporate brand awareness;

     - attracting new customers; and

     - retaining our existing customers and cross-selling value-added services to them.

     We pursue these goals through a combination of marketing communications through media (for example, in exchange for information about our extended hours liquidity pool, CNBC and CNNfn broadcast live daily segments from our trading floor in the pre- and post-market hours explaining market activity), print and broadcast advertising, interactive marketing on our own Internet website and other on-line channels, sponsorship of customer events, direct one-on-one marketing, traditional public relations, a variety of alliances and co-marketing programs and the production of client premiums and promotional items. Through our website, prospective customers can get detailed information on our services, as well as news about us and our market environment. We also distribute Instinet Research's proprietary reports to a variety of journalists. We design our advertising campaigns and other communications activities to educate the marketplace regarding the nature of our e-financial marketplace, our services and our business model.

     As of December 31, 2000, we employed a global team of 18 employees (11 in the United States, 5 in Europe and 2 in Asia) engaged in marketing and advertising activities.

OUR TECHNOLOGY AND INTELLECTUAL PROPERTY

  TECHNOLOGY

     Our sophisticated and proprietary technology connects us to our customers, automates traditionally labor-intensive securities transactions, provides us with a platform to support our operations, and is an important part of our compliance activities. We believe that our ability to use technology effectively to expand and enhance our services has been a key component in the development of our business.

     Our systems provide customers with efficient service and have a proven track record of scalability and adaptability as usage has increased and service and product offerings have expanded. Our systems are designed to be interoperable and flexible. For example, our core matching systems use an architecture that allows us to independently develop and evolve the functionality of the systems in different areas as business needs and opportunities demand.

     To enhance the capacity and reliability of our systems, we have established two main data centers located in Jersey City, New Jersey and Bedford, Massachusetts. They are fully redundant with each other, allowing us to continue operating from either site should the other site fail. We also have two subsidiary data centers and distribution points in London serving European clients. These facilities support our trading and execution systems, clearing and settlement operations and customer interfaces.

     Our central order matching engines for our institutional equities trading platform, including our crossing services, and fixed income platform, which provide order management functions, use sophisticated technologies including Linux, Sun Enterprise Servers, Tibco's Rendezvous and Java and Enterprise Java Beans (EJB).

     Currently, our customers can access our trading systems through INSTINET(R) display screens, direct links to our systems from those of our customers using the FIX or other protocols, or our proprietary software. All of these methods of connecting to our trading systems are by means of a dedicated network provided by Radianz. We are currently seeking to develop technology that will allow us to replace our proprietary systems of communications and connectivity with an Internet-based system that will shift communications and connectivity requirements to our customers.

     In the future, we expect to continue to make future significant investments in systems technology to upgrade services for the development of our business.

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

     In order to deal with increasing demands on our execution and clearing capacity in our equity securities trading system due to greater service levels and external circumstances such as decimalization, we have a team of 15 employees dedicated to managing our capacity. We believe that it will be important not only to add capacity in the future, but to make this capacity more flexible to handle the complexity of changing circumstances. In the first quarter of 2001, we expect to have in place a test network to simulate complex system trading scenarios and to perform various stress and performance tests on our capacity. In addition, we have other ongoing capacity projects relating to clearing and other areas.

  INTELLECTUAL PROPERTY

     To protect our proprietary technology and intellectual property rights, we rely primarily on patent, copyright, trade secret and trademark law. We principally use proprietary intellectual property, but we also use a limited amount of third-party intellectual property. We have taken measures to register and protect our tradename, trademarks and service marks both in the United States and in various countries throughout the world. Notwithstanding the precautions we take to protect our intellectual property rights, it is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our proprietary rights.

COMPETITION

     The financial services industry generally, and the securities brokerage business in which we engage in particular, is very competitive, and we expect competition to intensify in the future. We expect to face competition from a number of different sources varying in size, business objectives and strategy. In our various businesses, we compete with the following entities and types of entities, among others:

     - market makers and other traditional broker-dealers (including many of our own customers) acting as agent or principal;

     - traditional and electronic trading methods in use on U.S. and international exchanges, including NYSE specialists and the electronic matching systems of international exchanges;

     - Nasdaq's trading services that enable NASD members to trade electronically in Nasdaq-quoted stocks, such as SelectNet and the planned SuperMontage structure;

     - the NYSE's Institutional XPress(TM) and NYSeDirect+(TM) products;

     - ECNs, electronic brokers and other electronic trading systems, including but not limited to Bloomberg Tradebook, the Island ECN, Archipelago and eSpeed;

     - automated trade execution services developed by third party vendors for commercialization in a wide range of financial products markets;

     - trading system software companies; and

     - consortia comprised of leading financial institutions and service providers, such as BrokerTec Global LLC and EuroMTS.

     In our institutional equity securities business, we compete on the basis of a number of factors, including:

     - total transaction cost;

     - amount and frequency of price improvement;

     - the depth and breadth of our liquidity pool;

     - our speed and quality of connectivity to other trading markets;

     - reputation; and

     - the quality and availability of our value-added brokerage and research services.

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

     We have experienced intense price competition in our equity securities business in recent years. We believe that the downward pressure on prices will continue as a result of the following factors:

     - continuing advances in technology;

     - price competition by ECNs, electronic brokers and trading systems;

     - customer awareness and regulatory scrutiny of execution costs; and

     - continuing unbundling of financial services.

     To maintain our customer base and attempt to counter this pressure, we seek to continue to innovate and use technology on a global basis to reduce costs; increase customer awareness of the value of price improvement and the benefits we provide as a result of our core values of independence and neutrality, anonymity, equal and direct access and customer empowerment; provide value-added brokerage, research and other services not generally available through ECNs or other electronic systems; and enhance our liquidity pool and the related benefits.

     In our new wholesale and fixed income businesses, we face competition from traditional broker-dealers, electronic brokers, ECNs and other electronic trading systems, and also from other competitors and potential competitors referred to above. We expect to compete on the basis of a number of factors, including:

     - quality, cost and speed of execution;

     - differentiated services including trade consulting support and other value-added offerings; and

     - our speed and quality of connectivity to customers and to other trading markets.

     Many of the financial service providers with which we compete are substantially larger than we are and have substantially greater financial, technical, marketing and other resources. Outside the United States, in addition to our U.S. competitors with international capabilities, we compete with banks and other financial institutions that are well-capitalized and larger than we are and may have long-standing, well-established and, in some cases, dominant positions in their trading markets.

     Competition may intensify for the following principal reasons:

     - Commercial banks and other financial institutions have expanded their product offerings to include many of the financial services traditionally provided by broker-dealers. We expect competition from commercial banks to increase as a result of regulatory initiatives in the United States to remove or relax restrictions on combining commercial banks and other types of financial service providers.

     - Consolidations and alliances among broker-dealers and between commercial banks and broker-dealers have resulted, and we believe will continue to result, in increasingly large and well-capitalized financial service providers. Consolidation has occurred between multi-service financial institutions and market makers (including exchange specialists) that could result in better capitalized market makers that compete directly with us and our agency brokerage model.

     - ECNs who apply for and receive status as securities exchanges under Regulation ATS will be able to benefit from direct connectivity to the Intermarket Trading System. As a result, these ECNs will have a competitive advantage over us in attracting business in NYSE-listed stocks.

     - Nasdaq and the NYSE have announced plans to become for-profit entities and to introduce services in order to attract order flow and trading volume. Implementation of this plan would put them in direct competition with us for order flow, liquidity and trading commissions.

     - Multi-service competitors are able to cross-subsidize their agency brokerage and market making activities, with which we directly compete, with their revenues and profits from their other activities in which we do not engage, such as principal trading and investment banking.

     - Increased profit levels in the financial services industry have strengthened many of our existing competitors and attracted new competitors to that industry.

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

     - New competitors have emerged, including companies who provide use of order routers or similar technology, that may not need to have any securities industry experience and potentially may compete against us effectively with lower overhead costs. Some of these competitors may also be better positioned than we are to exploit recent developments in Internet-related technology and to build more attractive or flexible competing products that could capture some of our business.

     - A variety of existing companies may seek to expand their own businesses to compete against us because of the ongoing growth of the securities markets, the relationships between information and trading, and the importance of technology in creating efficient trading systems. These potential competitors could include companies that provide trading services for products and services other than securities, software companies, information and media companies, and other companies that are not currently in the securities business.

Our e-financial marketplace competes with Nasdaq as a trading venue for Nasdaq-quoted stocks. We own an equity interest of approximately 0.9% in Nasdaq. The NASD regulates the activities of our U.S. broker-dealer subsidiaries through its own subsidiary, NASD-R, and also operates and regulates Nasdaq. The NASD is thus able to propose, and often obtain, SEC approval of rule changes that we believe can be to Nasdaq's competitive benefit as a securities marketplace and our competitive disadvantage. In addition, we are required to provide quotation data to the NASD in its role as an exclusive securities information processor, and the NASD then collects a fee from market participants to whom it disseminates these data. The SEC conditioned its approval of SuperMontage on January 10, 2001 on the NASD establishing an alternative facility that market makers and ECNs can use to meet their order display obligations. The SEC is also moving toward making the NASD's role as a securities information processor non-exclusive in the future, the NASD's current exclusive role provides it financial and other competitive advantages. See "-- Industry Background" and "-- Regulation."

     For a further discussion of the risks relating to our competitive environment, see "Risk Factors -- We Face Substantial Competition That Could Reduce Our Market Share and Harm Our Financial Performance."

REGULATION

     As a securities broker, an ATS, an ECN and an operator of a clearing business for our own customers and third parties, we are subject to extensive regulation in the United States and in certain other jurisdictions in which we operate. This regulatory framework generally applies directly to our affiliates that are registered or licensed in the various jurisdictions. Instinet Corporation, Instinet Clearing Services, Inc., Instinet Fixed Income Inc. and Lynch, Jones & Ryan are each registered as broker-dealers with, and are subject to regulation by, the SEC and other entities, as described below.

     The purpose of these regulations is to generally safeguard the integrity of the markets and to protect the interests of investors participating in those markets, rather than the interests of securities firms or their creditors or stockholders. As a result, these regulations cannot be expected to protect or further the interests of our company and may have the effect of limiting or curtailing our activities, including activities that might be profitable. Furthermore, additional rule-making or the initiation of proceedings could adversely affect our business, financial results and condition, prospects and reputation.

     Regulation covers all aspects of our brokerage business, including:

     - registration of offices and personnel;

     - conduct of personnel;

     - acceptance, execution, clearing and settlement of customer orders;

     - trading practices;

     - record keeping;

     - capital structure;

     - sales practices and advertising; and
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

     - handling of customer funds and securities and supervision of accounts in connection with our wholesale business.

In addition, as an e-financial marketplace, our business may be significantly affected by regulation that extends to substantive matters of the markets for equities securities.

     The various governmental authorities and industry self-regulatory organizations that supervise and regulate us generally have broad enforcement powers. If we fail to remain in regulatory compliance, we could be censored or fined. Alternatively, regulators could issue cease-and-desist orders against us, prohibit us from engaging in some of our businesses, or suspend or expel us or any of our officers or employees from the securities industry. We face the risk of significant intervention by regulatory authorities, including extensive examination and surveillance activity. In the case of non-compliance or alleged non-compliance with regulations, we could be subject to investigations and judicial or administrative proceedings that may result in substantial penalties. In the case of non-compliance, we could also, in some situations, be subject to civil lawsuits, including by customers, for damages, which could be substantial. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of compliance, audit and reporting systems, as well as our ability to attract and retain qualified compliance and other personnel.

  OUR U.S. ACTIVITIES

     The securities industry in the United States is subject to extensive regulation under both federal and state laws. The SEC is the federal agency responsible for the administration of the federal securities laws. Our U.S. brokerage, clearing and fixed income brokerage subsidiaries are registered with the SEC as broker-dealers, and our research subsidiary is registered with the SEC as an investment advisor. Much of the regulation of broker-dealers has been delegated by the SEC to self-regulatory organizations, including the NASD, which has been designated by the SEC as our principal regulator. The NASD adopts rules (subject to approval by the SEC) that regulate the broker-dealer industry and govern the market structure of Nasdaq. These rules regulate the conduct of our U.S. broker-dealer subsidiaries and their activities in Nasdaq-quoted stocks. The NASD also conducts periodic examinations of the operations of those subsidiaries. Our U.S. broker-dealer and clearing subsidiaries also are registered as broker-dealers in a number of states and are subject to regulation by state securities administrators in states in which they conduct business. Instinet Clearing Services, Inc. and Lynch, Jones & Ryan are also subject to regulation by the regional exchanges of which they are members.

     In addition, our U.S. broker-dealer subsidiaries are members of the Securities Investor Protection Corporation (SIPC). SIPC provides certain protection for customers' accounts in the event of the liquidation of a broker-dealer. SIPC is funded through assessments on registered broker-dealers, including us.

     This regulatory environment is also subject to change. Our business, financial condition and operating results may be adversely affected as a result of new or revised regulations or rules imposed by the SEC, other U.S. regulatory authorities or self-regulatory organizations, such as the NASD. Our business, financial condition and operating results also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by the SEC other regulatory authorities and self-regulatory organizations.

     Recently, the SEC and the NASD have proposed a number of regulatory changes in an effort to shape or respond to developments in the securities markets and market structure that have resulted from advances in technology and the growth of electronic trading. Because a substantial part of our business involves electronic trading and relies heavily on technological advances, these proposals may have a direct and substantial impact on us.

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

     The Order Handling Rules

     Starting in 1994, the SEC and the U.S. Department of Justice conducted anti-trust investigations of the NASD and the Nasdaq market, including the market makers, addressing concerns of fraud, price fixing and collusion. In December 1997, 30 major brokerage firms and the Department of Justice entered into a settlement of these anti-trust proceedings. In a report discussing deficiencies in the NASD's oversight of the Nasdaq market and the NASD's failure to enforce broker-dealer compliance with NASD rules and the requirements of the federal securities laws, the SEC specifically noted that we were not a subject of the Department of Justice investigation or the SEC report. In response to the findings of these investigations and consistent with the recommendations in the SEC Market 2000 Report issued in 1994, the SEC adopted the order handling rules for market makers and exchange specialists in 1996. These rules took effect with respect to Nasdaq-quoted stocks in 1997.

     The order handling rules prohibit a market maker or exchange specialist from displaying a limit order for a security through an ECN that is better than its published quote unless the ECN publishes its best-priced market maker and exchange specialist orders in that security and permits execution against those orders through Nasdaq. Similarly, a market maker that receives a limit order better than its own published quote, must generally either execute the order, incorporate the limit order price into its published quote or pass the order on to an ECN for public display and execution access. Regulation ATS, discussed below, requires display of institutional orders that represent the best price on the Nasdaq quote montage.

     When the order handling rules were introduced, we were the first and only existing ECN, and the best bids and offers from our trading system were directly displayed for the first time in the Nasdaq quote montage. The order handling rules, however, facilitated the proliferation of ECNs by providing a role for ECNs in the display and execution of orders. As additional ECNs came into existence, their quotes were also displayed in the Nasdaq quote montage, which has produced greater price transparency for investors in the market for Nasdaq-quoted stocks.

     Since the introduction of the order handling rules, the SEC's Division of Market Regulation has issued a series of "no-action" letters to us over a number of years verifying and extending our status as an ECN in compliance with these rules. The most recent "no-action" letter is valid until June 15, 2001. The Division continues to condition its "no action" position upon, among other things, our representation that we have sufficient capacity to handle reasonably anticipated peak volumes of trading. The Division also conditions its position upon specified limitations on the fees we charge brokers for access to our trading system. We cannot assure you that the Division will continue to extend its "no-action" position or that its applicable rules or the enforcement of those rules will not change.

     Regulation ATS

     In December 1998, following the order handling rules, the SEC promulgated new rules relating to the regulation of certain ATSs. The SEC expanded its interpretation of the definition of "exchange" under the U.S. securities laws to encompass a range of electronic brokerage activities, including those conducted by us. At the same time, Regulation ATS permits systems to register as broker-dealers, rather than as national securities exchanges with the SEC, if they comply with the regulation.

     The requirements of Regulation ATS applicable to us include:

     - mandatory public display of, and public access to, best-priced orders displayed within the system;

     - the establishment and application of fair access and capacity, integrity and security standards; and

     - additional notice, recordkeeping, reporting, confidential treatment and other requirements.

We have modified and enhanced our trading systems to comply with Regulation ATS and continue to review and monitor our systems and procedures for compliance.

     SuperMontage

     On January 10, 2001 the SEC approved a proposed NASD rule change, generally known as SuperMontage, that will significantly change the nature of trading in Nasdaq-quoted stocks. The new rules

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

amend the information required to be displayed on and the method of operation of the Nasdaq quote montage. When implemented, SuperMontage will combine an aggregated computer display of stock quotes (sometimes referred to as a quote montage) that will show a greater depth of quotes with new rules for routing orders among broker-dealers and setting the priority of display and automatic execution of quotes.

     The rules as adopted also contain provisions for execution priority that could disadvantage us by comparison to market makers. We are unable to predict the impact that the implementation of SuperMontage will have on our business, but it could cause us to receive fewer orders in Nasdaq-quoted stocks and a reduction in our liquidity pool.

     Abolition of Rule 390

     In addition to our activity in Nasdaq-quoted stocks, since 1969, we provide our customers with access to NYSE-listed stocks, including connectivity to the NYSE and its exchange specialists. Trading patterns in NYSE-listed stocks may shift, however, with the abolition of NYSE Rule 390, which occurred in May 2000. This rule had required that all NYSE members and member firms execute transactions in stocks listed or traded on or before April 26, 1979, during market hours only on the floor of the NYSE, subject to exceptions. Rule 390 had prevented NYSE members from executing some transactions with their customers totally in-house, but it also prevented them from exposing orders in other market centers such as ours. As these stocks accounted for approximately 50% of average daily trading volume in 2000, we believe that the abolition of Rule 390 may eventually lead to increased competition in trading NYSE-listed stocks that were previously subject to the rule. As a result, we will be able to execute trades involving all NYSE-listed stocks on behalf of all of our customers.

     Order Routing and Execution Disclosure Rules

     On January 30, 2001, new SEC rules became effective (with initial implementation to begin in April 2001) that require many market participants, including us, to make detailed public disclosure in electronic form of certain statistical measures of execution quality for orders in equity securities. Market centers must disclose information, categorized by security, size and type of order about the time frames in which orders are executed and on the prices offered by participants relative to each other and the marketplace. The new rules also require securities brokers, including us, to provide detailed disclosure in electronic form regarding their order routing practices.

     These rules will impose additional implementation costs on many market participants including us. Although we have not yet prepared these reports, we believe that our reports under these rules will disclose information regarding trading costs and processes favorable to us, which could help us attract additional customers. However, we cannot predict what impact these rules will have on the number and size of orders we receive from customers.

     Decimalization

     Another uncertainty applicable to the U.S. securities markets is the impact of "decimalization" -- the quoting of stock prices in dollars and cents rather than in dollars and fractions of a dollar (such as 1/8 or 1/16). The SEC has mandated that decimalization be introduced in the U.S. markets no later than April 9, 2001. NYSE and Nasdaq pilot programs are currently ongoing or will be introduced shortly. We, as well as other market centers, including exchanges and ECNs, are making additional expenditures to modify our systems to accommodate decimalization and the increased trading and price quotation volume that we and the regulators anticipate will result. It is possible that decimalization will assist investors in obtaining price improvement because improvement in smaller increments will be possible. We believe these developments will benefit us. It is possible, however, that decimalization could also increase the ability of traditional broker-dealers to execute their customers' orders totally in-house, because the additional price risk they would incur to fill orders internally would decrease to as little as a penny a share. Increased in-house trading by traditional broker-dealers could reduce our order flow.

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     Regulation of Clearing Activities

     We are a self-clearing broker in the United States through our subsidiary Instinet Clearing Services, Inc. We have also introduced a correspondent clearing business in which we will provide clearing services in the United States for broker-dealers that are not affiliated with us and for other wholesale customers. Brokers that clear their own trades are subject to substantially more regulatory requirements than brokers that rely on others to perform those functions. Errors in performing clearing functions, including clerical, technological and other errors related to the handling of funds and securities held by us on behalf of customers and broker-dealers, could lead to civil penalties imposed by applicable regulatory authorities as well as losses and liability in related lawsuits and proceedings brought by our customers, the customers of our wholesale customers and others. Any liability that arises as a result of our clearing operations could have a material adverse effect on our business, financial condition and operating results.

     In addition, securities industry regulators in the United States are currently reviewing the extent to which clearing firms should be held accountable for the improper activities of the broker-dealers for which they provide clearing services. As we expand our correspondent clearing activities, we cannot assure you that our procedures will be sufficient to protect us from liability for the acts of broker-dealers or other wholesale customers that use our correspondent clearing services under current laws and regulations. We can also not assure you that securities industry regulators will not enact more restrictive laws or regulations or change their interpretations of current laws and regulations in a manner that would increase our potential liability.

     Net Capital Requirements

     The SEC and the NASD, as well as other regulatory agencies and securities exchanges within and outside the United States, have stringent rules with respect to the maintenance of specific levels of net capital by regulated broker-dealers. These rules include the SEC's net capital rule, to which many of our U.S. broker-dealer subsidiaries are subject. The failure by one of these subsidiaries to maintain its required net capital may lead to suspension or revocation of its registration by the SEC and its suspension or expulsion by the NASD and other U.S. or international regulatory bodies, and ultimately could require its liquidation. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against the net capital of one of our broker-dealer subsidiaries could limit its operation, particularly those, such as correspondent clearing, that are capital intensive. A large charge to the net capital of one of these subsidiaries could result from an error or other operational failure or a failure of a customer to complete one or more transactions, including as a result of that customer's insolvency or other credit difficulties, and we cannot assure you that we would be able to furnish the affected subsidiary with the requisite additional capital to offset that charge. The net capital rules could also restrict our ability to withdraw capital from our broker-dealer subsidiaries, which could limit our ability to pay cash dividends, repay debt or repurchase shares of our outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to maintain our present levels of business, or to expand, which could have a material adverse effect on our business, financial condition and operating results.

     Other U.S. Regulation

     The SEC and NASD are currently considering, and we are periodically in discussions with them regarding, other regulatory issues. These currently include:

     - market access fees;

     - data dissemination requirements;

     - access to the Intermarket Trading System; and

     - the capacity of Nasdaq's current trading systems, such as SelectNet.

     We are unable to predict the outcome of these deliberations and discussions on the evolution of the U.S. equities market structure and regulatory framework, although these issues or other issues of market structure may have a significant impact on our equities business.

     In December 2000, Congress passed the Commodity Futures Modernization Act, which allows single stock futures to be traded on the exchanges and adds guidelines for the SEC's role in regulating some equity based derivative securities. This act also streamlines the regulation of U.S. futures exchanges and limits the jurisdiction of the CFTC. If we were to seek to expand into the execution of options and futures trades, then we would be subject to this additional regulation.

     We expect that our business, especially our communications with and connectivity to customers, will increasingly rely on the Internet and other electronic communications gateways. We intend to expand use of these gateways. Although to date, the use of the Internet has been relatively free from regulatory restraints, the SEC, certain self regulatory organizations and certain states are beginning to address the regulatory issues that may arise in connection with the use of the Internet for securities and financial services transactions. Accordingly, new regulations or interpretations may be adopted that constrain our ability and our customers' ability to transact business through the Internet or other electronic communications gateways and could have a material adverse effect on our business, financial condition and operating results.

  REGULATION OF THE NON-U.S. SECURITIES INDUSTRIES AND INVESTMENT SERVICE PROVIDERS

     The financial services industry, including the securities brokerage business, is heavily regulated outside of the United States. We are required to comply with regulatory controls of each specific country in which we or our subsidiaries conduct business, as well as the regulations of each exchange of which we or our subsidiaries are members. As we expand our international operations, we may be required to comply with requirements that are inconsistent with our existing international activities. As a result, the varying compliance requirements of these different regulatory jurisdictions and other factors may affect our business or limit our ability to expand our international operations.

     In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving. In these countries, it may be difficult for us to determine the exact requirements of local laws and regulations in every market, particularly because legal and regulatory developments generally trail technological advances. Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a materially adverse effect on our operations in that market and on our reputation generally.

     The securities industry in the member states of the European Union is regulated by agencies in each member state. The European Union, however, requires the mutual recognition of regulatory agencies. This allows providers of investment services, like us, to obtain single authorization which is generally valid throughout the European Union. Because our largest international operations are in the United Kingdom, our principal regulator is the Financial Services Authority. The conduct of our business is also regulated by agencies in each of the other member states in which we provide investment services, including Germany and France. The provision of investment services is also regulated by other agencies in other jurisdictions outside of the European Union in which we operate, such as the Swiss Federal Banking Commission, the Securities and Futures Commission in the Hong Kong Financial Supervisory Agency and the Japanese Ministry of Finance.

     Any of these non-U.S. regulatory agencies, as well as many non-U.S. exchanges of which we are a member, may conduct administrative proceedings against us which can result in censure, fine, the prevention of activities or our suspension or expulsion from their country as an investment services provider. The applicable regulations cover minimum financial resource requirements and conduct of business rules for all authorized investment businesses.

     New regulations, changes in existing regulations or changes in the interpretation or enforcement of existing regulations outside the United States may adversely affect or limit our business or operations and adversely affect our financial condition and operating results.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

     From time to time we and our subsidiaries are involved in various legal proceedings arising in the ordinary course of business. We are also subject to periodic regulatory audits and inspections. Neither we nor our subsidiaries are currently a party to any litigation or regulatory examination or inspection that we believe could have a material adverse effect on our business, financial condition or operating results.

PROPERTIES

     We lease all of our office space, most of which is located in New York City, including that of our principal offices located at 875 Third Avenue, New York, New York. In addition we have lease agreements for office space outside the United States in Frankfurt, Hong Kong, London, Paris, Sydney, Tokyo and Zurich. For further information about our leased properties, see "Notes to Combined Financial Statements."

     We anticipate moving our principal offices to 3 Times Square in May 2001 pursuant to a sublease we are entering with an affiliate of Reuters. For further information about this lease, see "Relationship with Reuters After This Offering."

EMPLOYEES

     On December 31, 2000, we had approximately 2,200 employees worldwide. Of those, approximately 1,600 were based in the United States, 500 in Europe and 100 in Asia.

     None of our employees is subject to a collective bargaining agreement. We believe that our relations with our employees are good.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to our directors and executive officers.

NAME                                        AGE                     POSITION
----                                        ---                     --------
Douglas M. Atkin..........................  38     President, Chief Executive Officer and
                                                   Director
Mark Nienstedt............................  51     Executive Vice President, Chief Financial
                                                   Officer and Director
Kenneth K. Marshall.......................  58     Executive Vice President and Chief
                                                   Administrative Officer
Peter Fenichel............................  49     Executive Vice President -- Fixed Income
Jean-Marc Bouhelier.......................  36     Senior Vice
                                                   President -- Equities -- Operations and
                                                   Technology
Paul A. Merolla...........................  53     Senior Vice President and General Counsel
Andre F. H. Villeneuve....................  56     Director and Chairman of the Board
Peter M. Job..............................  59     Director
Thomas H. Glocer..........................  41     Director
Ian Strachan..............................  57     Director
Rupert Barclay............................  44     Director

     DOUGLAS M. ATKIN. Mr. Atkin has been President and Chief Executive Officer of Instinet since 1998. From 1992 to 1998, Mr. Atkin served in London as Chief Executive Officer of Instinet International Limited, in charge of Instinet's non-U.S. operations. Mr. Atkin joined Instinet in 1984. He is a director of Tradepoint Financial Networks plc and WR Hambrecht. In addition, he is a director of the NYC Partnership and Children First, Inc., and a member of the Young Presidents Organization International (YPO) and the U.S. Council for Competitiveness.

     MARK NIENSTEDT. Mr. Nienstedt is Executive Vice President and Chief Financial Officer of Instinet. Mr. Nienstedt joined Instinet in 1985 as Financial Controller and became Senior Vice President and Chief Financial Officer in 1991. He then served as Chief Operating Officer for Instinet International Limited, based in London, from 1995 to 1999. Prior to joining Instinet, Mr. Nienstedt was a Financial Analyst at Martin Marietta Corporation, following six years with Deloitte & Touche in New York as a Certified Public Accountant.

     KENNETH K. MARSHALL. Mr. Marshall is Executive Vice President and Chief Administrative Officer of Instinet. Mr. Marshall joined Instinet in October 1998. Prior to that, Mr. Marshall served briefly in 1998 as Executive Vice President and Chief Administrative Officer of Reuters America Holdings, Inc. Prior to that time he served as a Managing Director of the global internal audit department of Salomon Brothers from 1993 to 1995 and as Salomon Inc's Chief Administrative Officer and a member of its Management Board from 1995 to 1998. Before joining Salomon, Mr. Marshall was senior partner of Coopers & Lybrand in New York. Mr. Marshall is a member of the board of directors of Depository Trust Clearing Corporation, The Ronald McDonald House of New York, and Constantin Group.

     PETER FENICHEL. Mr. Fenichel has been Executive Vice President of Instinet and responsible for Instinet Fixed Income Markets since 1997. Prior to joining Instinet in 1997, Mr. Fenichel worked for six years at Barclays de Zoete Wedd, Limited in London as a Managing Director and a member of the Global Capital Markets Management Committee and Global Fixed Income Management, as President of BZW Securities Japan Limited in Tokyo and as the company's director at the Tokyo Stock Exchange, the Tokyo International Financial Futures Exchange and the Osaka Securities Exchange. From 1989 to 1991, Mr. Fenichel was a managing director of Security Pacific Hoare Govett Ltd. He also previously held several senior positions at Bankers Trust in New York and in London.

     JEAN-MARC BOUHELIER. Mr. Bouhelier is Senior Vice President of Instinet and is responsible for operations and technology for our global equities business. Mr. Bouhelier served as the Chief Operating Officer of our global equities business from June 2000 to February 2001. From 1996 to 2000, he worked at Merrill Lynch in the technology support area and served as Chief Technology Officer in their global equities business beginning in 1998. Before joining Merrill Lynch, Mr. Bouhelier worked for Courcoux Bouvet, a wholly owned subsidiary of Banque Paribas, from 1987 until 1996.

     PAUL A. MEROLLA. Mr. Merolla has been Senior Vice President and General Counsel of Instinet since March 1999 and is responsible for our legal and compliance functions. Prior to joining Instinet, Mr. Merolla worked at Goldman Sachs from 1993 until 1999, serving as Vice President and Associate General Counsel. During a 10-year career at Drexel Burnham Lambert Incorporated, Mr. Merolla served as Deputy General Counsel and later as General Counsel with The Drexel Burnham Lambert Group Inc. and The DBL Liquidating Trust. He began his legal career as a litigation associate at Shearman & Sterling.

     ANDRE F. H. VILLENEUVE. Mr. Villeneuve served as a director of Reuters Group PLC and non-executive Chairman of Instinet from 1989 until February 2000 when he resigned from the Reuters Group PLC board to become the full-time Chairman of Instinet. Mr. Villeneuve joined Reuters Group PLC in 1967 and subsequently became President of Reuters America in 1982, a director of Reuters Holdings PLC in 1988, and Managing Director of Reuters Asia in 1991. Mr. Villeneuve was responsible for various geographic divisions of Reuters Group PLC and as a director was responsible for strategic planning at Reuters Group PLC in 1998. He also is a director of United Technologies Corporation, CGNU, a U.K.- based insurance company, and of Promethee, a French-based think-tank.

     PETER M. JOB. Mr. Job has served as a director of Reuters Group PLC since 1989. Mr. Job joined Reuters in 1963 and subsequently became Chief Executive Officer in 1991 and has announced his retirement effective July 2001. From 1996 to 1999, Mr. Job served at times as a non-executive director of Grand Metropolitan, Diageo PLC, Glaxo Wellcome plc and Schroders plc, respectively. In 1999, Mr. Job became Chairman of the International Advisory Council of Nasdaq. He has also held several advisory positions at various other organizations.

     THOMAS H. GLOCER. Mr. Glocer has been appointed to succeed Peter Job as Chief Executive Officer of Reuters Group PLC upon Mr. Job's retirement in July 2001. Mr. Glocer is an Executive Director of Reuters Group PLC and was Chief Executive Officer of Reuters Information Division and Reuters America Inc. from January 2000 until January 2001. Prior to that time, Mr. Glocer served as President of Reuters America and President of Reuters Information Division starting in October 1998. Before Mr. Glocer joined Reuters Group PLC in 1993, he worked as a mergers and acquisitions attorney with Davis Polk & Wardwell. Mr. Glocer is also a director of Giant Bear Inc. and the New York City Investment Fund and a member of the Madison Council of the Library of Congress and the Corporate Council of The Whitney Museum.

     IAN STRACHAN. Mr. Strachan has been a director of Reuters Group PLC since May 2000. Mr. Strachan served as Deputy Chairman of Invensys plc from 1999 to 2000, and from 1996 to 1999 was Chief Executive Officer and an Executive Director of BTR plc. From 1991 to 1995, Mr. Strachan was Deputy Chief Executive Officer of Rio Tinto plc (formerly RTZ plc). Mr. Strachan is a non-executive director of Transocean Sedco Forex.

     RUPERT BARCLAY. Mr. Barclay has been Director of Group Strategy Development of Reuters Group PLC since January 2000. Prior to joining Reuters Group PLC, Mr. Barclay worked as Director of Group Strategy for Allied Domecq plc from 1997 to 1999. Prior to that Mr. Barclay was a partner at LEK Consulting from 1993 to 1997. Mr. Barclay is a member of the Institute of Chartered Accountants in England and Wales and is a non-executive director of Lowland Investment Company plc.

BOARD COMMITTEES

     Our board of directors will have audit, compensation and nominating committees, each of which will assist the board in the discharge of its responsibilities.

     The audit committee will report to our board of directors regarding the appointment of our independent public accountants, the scope and fees of prospective annual audits and the results thereof, compliance with our accounting and financial policies and management procedures and policies relative to the adequacy of our internal accounting controls. Members of the audit committee are appointed by the board and serve one-year terms.

     The compensation committee currently consists of Messrs. Barclay, Glocer and Strachan. The compensation committee is responsible for determining, approving and reporting to the board of directors on all elements of compensation for our officers, including targeted total cash compensation and long-term equity-based incentives. Members of the compensation committee are appointed by the board of directors and serve one-year terms.

     The nominating committee will make recommendations to our board of directors regarding the appointment of directors. Members of the nominating committee are appointed by the board and serve one-year terms.

CLASSES AND TERMS OF DIRECTORS

     Our board of directors is divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Our certificate of incorporation and by-laws provide that the number of directors on our board of directors will be as fixed from time to time by a majority of the board of directors. The board will fix the numbers of directors at 11 at or before the time of the completion of this offering. At that time we will add four additional directors. We expect that three of those directors will qualify as independent directors and one will be a designee of Reuters. We have no agreements or understandings with any individuals with respect to serving as an independent director. As of the date of this prospectus, the following individuals are directors and will serve for the terms indicated:

Class 1 directors (term expiring in 2002)
  Mark Nienstedt
  Rupert Barclay
  Ian Strachan

Class 2 directors (term expiring in 2003)
  Thomas H. Glocer
  Andre F.H. Villeneuve

Class 3 directors (term expiring in 2004)
  Douglas M. Atkin
  Peter M. Job

DIRECTOR COMPENSATION

     Directors who are not our full-time employees and who are not employees of Reuters will be paid an annual retainer fee in the amount of $50,000, together with a fee of $1,000 for attendance at each meeting of the board or a committee of the board (not to exceed two fees per day). A chairman of any committee of the board will be paid an additional annual retainer fee of $10,000.

     Upon joining the board of directors, directors who are not our full-time employees and who are not employees of Reuters will each also receive a one-time grant of an option to purchase 25,000 shares of our common stock with a per share exercise price equal to the fair market value on the date of grant. This option will vest with respect to 1/60 of the shares underlying the option each month during the five-year period following its grant. However, this option is only exercisable upon the later to occur of (i) the earlier of an initial public offering or six and one-half years following the date of grant and (ii) the date the options vest. Following a termination of a director's service on the board for any reason (including death or disability), that director will be permitted to exercise any vested and exercisable options for one year following such termination and any unvested options will be cancelled. Beginning on the first anniversary of the date a director joins our board and for each year thereafter, this director will receive an annual grant of an option with respect to common stock with a value of $50,000 (based on the fair market value on the date of grant). This annual grant of options will be subject to the same terms and conditions applicable to the initial grant, except that these options will vest 100% on the first anniversary of the date of grant. The options will be granted to the directors pursuant to the Instinet Stock Option Plan. See "-- Instinet Stock Option Plan" below.

     Mr. Strachan will not participate in the Instinet Stock Option Plan, but instead will receive an annual grant of restricted stock with a value of $50,000. With respect to the initial annual grant, the award will be based on the fair market value prior to the public offering, and such award will vest on September 5, 2001. Each subsequent grant will be based on the fair market value on the date of grant and will vest twelve months from the date of grant. The vesting of each annual grant is subject to Mr. Strachan's continued service on the board until the applicable vesting date.

     Directors who are our full-time employees or employees of Reuters will not receive any fees for their services on the board or a committee thereof. We will reimburse all directors for their out-of-pocket expenses in connection with their services on the board or a committee thereof.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information for the fiscal year ending December 31, 2000, concerning the compensation awarded to, earned by or paid to (i) our Chief Executive Officer and (ii) our four most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers as of December 31, 2000 (we refer to these officers as the "named executive officers").

                                                                               LONG-TERM
                                                                              COMPENSATION
                                               ANNUAL COMPENSATION            ------------
                                       ------------------------------------    SECURITIES
                                                               OTHER ANNUAL    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS(1)    COMPENSATION     OPTIONS      COMPENSATION(2)
---------------------------     ----   --------   ----------   ------------   ------------   ---------------
Douglas M. Atkin..............  2000   $500,000   $1,475,000       --           500,000         $ 40,625
  Chief Executive Officer
Mark Nienstedt................  2000    320,000      826,000       --           167,000           26,000
  Chief Financial Officer
Kenneth K. Marshall...........  2000    350,000      767,000       --           167,000           28,438
  Chief Administrative Officer
Peter Fenichel................  2000    285,070      600,000       --           125,000          760,188
  Executive Vice President --
  Fixed Income
John Oddie(3).................  2000    320,000      900,000       --           167,000               --

---------------
(1) The amounts include annual bonuses earned in fiscal year 2000 and paid in fiscal year 2001.

(2) The amounts disclosed in this column include (i) our contributions under Reuters' Retirement Plan, a 401(k) plan, of $13,812 with respect to each of Messrs. Atkin, Nienstedt and Marshall, and (ii) our contributions of $26,812, $12,187 and $14,625 under Reuters' non-qualified supplemental retirement plan (which makes up for our matching contributions which are not permitted under Reuters' Retirement Plan as a result of tax code limitations) with respect to Messrs. Atkin, Nienstedt and Marshall, respectively. Mr. Fenichel received a special bonus relating to the launch of our global fixed income trading system of GBP500,000 (or $760,188, based on an exchange rate of 1GBP=US$1.5204, which is an average of reported rates for the end of each calendar quarter in 2000).

(3) Mr. Oddie served as Executive Vice President -- Global Equities as of December 31, 2000, but resigned from this position subsequent to the end of that year.

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

EMPLOYMENT AGREEMENTS

     We intend to enter into employment agreements with each of Messrs. Atkin, Nienstedt, Marshall and Fenichel. The following are summaries of the material provisions of the employment agreements, which are qualified in their entirety by reference to such agreements.

     Each of these provides for an employment term of three years with an automatic one-year extension unless (a) notice of our intention not to extend the employment term is provided by us to the executive at least six months prior to the end of the then-current term or (b) the executive's employment is terminated sooner under the employment agreement. The agreements provide for an
annual base salary of $          , $          , $          and $          for
Messrs. Atkin, Nienstedt, Marshall and Fenichel, respectively. In addition, each executive is eligible to participate in our annual bonus program and the Instinet Stock Option Plan.

     In the event of a termination of an executive's employment by us without "cause" or by the executive for "good reason" (as each term is defined in the applicable employment agreement), we must pay the executive any accrued obligations and, subject to the execution of a release, (i) pay executive's base salary for two years following the termination, (ii) pay a pro rata portion of the executive's annual bonus, (iii) pay an amount equal to a specified percentage of the executive's "average bonus" (i.e., the average of the annual bonuses to the executive for each of the prior three complete fiscal years),
(iv) provide for the continued vesting of outstanding options for two years following the termination of employment and permit executive to exercise vested options until no later than 30 days following the second anniversary of the executive's termination of employment and (v) provide continued medical and health insurance coverage for two years following the executive's termination of employment, provided executive makes all timely payments of premiums, contributions and other co-payments. If an executive's employment is terminated
(x) as a result of his death or "disability" (as defined in the applicable employment agreement), (y) by us for cause or (z) by the executive without good reason, we shall pay the executive any accrued obligations, and in the event of termination as a result of death or disability only, a pro rata portion of the annual bonus based on the number of days executive was employed by us during the applicable bonus period.

     Each executive is subject to customary non-competition and non-solicitation (of employees and customers) provisions during the period of executive's employment with us and for a specified period thereafter.

INCENTIVE GROUP ANNUAL BONUS PLAN

     Beginning in 2001, under the Instinet Group Annual Bonus Plan, we will establish an annual bonus pool for our entire company, with each major business area sharing in the overall pool. Participants in the bonus plan will be eligible to receive bonuses based on their contribution to the success of their particular business area and our company as a whole. Once the overall bonus pool is calculated at the end of the year, the chief executive officer (CEO) and senior management will evaluate the level of success of our major business areas and the CEO will recommend bonus levels for such business areas to our board's compensation committee for approval. Past bonus history will be considered in determining individual distributions; however, individuals may receive more or less than they have in the past. Bonus awards will be communicated and paid to participants following the year-end to which such bonus relates as part of our annual compensation review process, provided the participant is still employed by us on that date. The structure of this plan does not establish a pattern for future bonus arrangements and management retains discretion to modify or discontinue the plan at any time.

LONG-TERM PERFORMANCE PLANS

     Prior to the adoption of the Instinet Stock Option Plan (described below), we established long-term incentive compensation programs that provided for cash awards based on the number of units granted to a participant with the value of that unit based on the compounded growth rate or the aggregate operating profit during all or a portion of the specified performance period. Currently, there is an outstanding four-year performance period which commenced in 1998 under the Earnings Participation Unit Plan and two three-year performance periods which commenced in 1999 (one performance period relates to our global fixed income market division and the other relates to our equity division) under the Super (EPU) Plan for Fixed Income Group and the Instinet Equity SUPER Plan, respectively. All three outstanding performance periods will end on December 31, 2001, and each participant (including the named executive officers, if any, participating in the respective programs) will receive any awards which may be payable under these arrangements during February 2002, provided that participant is still actively employed on December 31, 2001.

INSTINET STOCK OPTION PLAN

     The long-term performance plans described above have been replaced on a going forward basis by the Instinet 2000 Stock Option Plan (the "Instinet Stock Option Plan"), which we have adopted to provide an opportunity for security ownership to all of our full-time employees (and certain employees of Radianz who were previously our employees) through the grant of non-qualified stock options. The number of securities available for grants of options under the option plan is (i) before an initial public offering, 10% of the outstanding shares at the relevant time and (ii) from and after an initial public offering, the number of securities that equals 10 percent of the outstanding securities determined immediately after that initial public offering. The option plan is administered by the board of directors or a committee thereof, which is authorized, among other things, to select the employees who will receive grants and determine the exercise price and vesting schedule of the options. The committee may also grant options to our directors subject, in general, to the respective terms and conditions described below and in the description of "Director Compensation" provided above. No participant may receive options to purchase more than 10% of the total number of securities available under the plan.

     Generally, options will vest with respect to one quarter of the underlying securities on the first anniversary of the date of grant and with respect to an additional 1/36 of the underlying securities each month thereafter, so that options are 100% vested on the fourth anniversary of the date of grant. However, options become exercisable upon the latest to occur of (i) the time those options have vested with respect to the securities underlying the option and
(ii) an initial public offering, provided, however, that to the extent a vested option whose term equals or exceeds seven years is not exercisable six months prior to the end of that option's term, that option will become exercisable on that date. The term of an option cannot exceed ten years from the date of grant. Generally, if a participant's employment is terminated without cause (as defined in the option plan) within one year following a change in control (as defined in the option plan), that participant's options that are scheduled to vest by the one-year anniversary of that change in control will continue to vest until that first anniversary (as if that participant had remained employed) and will remain outstanding until the 30th day following that anniversary or the end of their original term, whichever occurs first. Upon the termination of a participant's employment in every other case, all unvested options will immediately terminate and vested options will generally remain outstanding until the earlier of (i)(a) the end of their original term and (b) the 60th day following the date of termination or (ii)(a) in the case of death or disability, the first anniversary of the date of termination or (b) in the case of retirement (as defined in the option plan), the third anniversary of the date of termination. All outstanding options immediately terminate upon a termination of employment for cause.

     The grant of an option generally will create no tax consequences for us or the participant. Upon exercise of an option, the participant will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the securities acquired on the date of exercise and we generally will be entitled to a tax deduction in the same amount.

OPTION GRANTS IN 2000

     The following table sets forth information regarding grants of options to purchase our stock to the named executive officers in 2000.

                                               INDIVIDUAL GRANTS
                            --------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                          PERCENTAGE                                     AT ASSUMED ANNUAL RATES
                            NUMBER OF      OF TOTAL                                         OF INTEREST PRICE
                            SECURITIES      OPTIONS                                           APPRECIATION
                            UNDERLYING    GRANTED TO                                         FOR OPTION TERM
                              OPTION     EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   ---------------------------
NAME                        GRANTED(1)    FISCAL YEAR     PER INTEREST       DATE           5%            10%
----                        ----------   -------------   --------------   ----------   ------------   ------------
Douglas M. Atkin..........   500,000          7.0%           $15.00        03/15/07     $3,053,253     $7,115,378
Mark Nienstedt............   167,000          2.4             15.00        02/23/07      1,019,787      2,376,536
Kenneth K. Marshall.......   167,000          2.4             15.00        02/23/07      1,019,787      2,376,536
Peter Fenichel............   125,000          1.8             15.00        03/15/07        763,313      1,778,845
John Oddie(2).............   167,000          2.4             15.00        02/23/07      1,019,787      2,376,536

---------------
(1) The options were granted under the Instinet Stock Option Plan and will have a seven-year term. The options will vest and become exercisable in accordance with the terms and subject to the conditions set forth in the Instinet Stock Option Plan, as described above under "Instinet Stock Option Plan". In addition, under the applicable option agreements, if a named executive officer's employment is terminated without cause (as defined in the option plan) or the executive terminates his employment for good reason (as defined in the option plan) within two years following a change in control (as defined in the option plan), that named executive officer's options that are scheduled to vest by the two-year anniversary of that change in control will continue to vest until that second anniversary (as if that participant had remained employed) and will remain outstanding until the 30th day following that anniversary or the end of their original term, whichever occurs first. Further, upon a termination of a named executive officer's employment for cause, the committee may require the named executive officer to return any positive spread between the exercise price and the fair market value of the underlying interests as of the date of exercise that the named executive officer realized on or after the date that is one year prior to that termination. Pursuant to the applicable option agreement, each named executive officer is subject to non-competition and non-solicitation provisions that, if violated, would permit the committee to require the named executive officer to return any positive spread between the exercise price and the fair market value of the underlying interests as of the date of exercise that the named executive officer realized on or after the date that is one year prior to that violation.

(2) Mr. Oddie served as Executive Vice President -- Global Equities as of December 31, 2000, but resigned from this position subsequent to the end of that year.

AGGREGATE OPTION EXERCISES IN 2000

     The following table sets forth information regarding the exercise of options on our interests by the named executive officers in 2000 and, on an aggregate basis, information with respect to the value of unexercised options held by these executive officers on December 31, 2000, and the value of unexercised in-the-money options, that is, options that had a positive spread between the exercise price and the fair market value of our common stock, as of December 31, 2000.

                                                            NUMBER OF INTERESTS            VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                INTERESTS               OPTIONS AT FISCAL YEAR-END          AT FISCAL YEAR-END
                                ACQUIRED      VALUE     ---------------------------   ------------------------------
NAME                           ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE(1)
----                           -----------   --------   -----------   -------------   -----------   ----------------
Douglas Atkin................       0           $0           0           500,000           0           $2,315,000
Mark Nienstedt...............       0            0           0           167,000           0              773,210
Kenneth K. Marshall..........       0            0           0           167,000           0              773,210
Peter Fenichel...............       0            0           0           125,000           0              578,750
John Oddie(2)................       0            0           0           167,000           0              773,210

---------------
(1) The year-end value is based on the value of our interests as of September 30, 2000 (the most recently available valuation), based on an independent valuation of the fair market value of our business, on a private company basis, performed by a financial advisor retained by us.

(2) Mr. Oddie served as Executive Vice President -- Global Equities as of December 31, 2000, but resigned from this position subsequent to the end of that year.

AGGREGATE REUTERS GROUP PLC OPTION EXERCISES IN 2000

     Prior to 2000, the named executive officers, except for Mr. Atkin, were granted options to purchase ordinary shares of Reuters Group PLC pursuant to Reuters Plan 2000. The following table sets forth information regarding the exercise of options on Reuters Group PLC ordinary shares by these executive officers in 2000 and, on an aggregate basis, information with respect to the value of unexercised options held by the named executive officers at the end of 2000 and the value of unexercised in-the-money options, that is, options that had a positive spread between the exercise price and the fair market value of the ordinary shares of Reuters Group PLC, as of December 31, 2000. After this offering, these executive officers will no longer be granted options under any Reuters plan.

                                                            NUMBER OF SECURITIES
                                                             (ORDINARY SHARES)               VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                SHARES                   OPTIONS AT FISCAL YEAR-END           AT FISCAL YEAR-END
                               ACQUIRED      VALUE     ------------------------------   ------------------------------
NAME                          ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE(1)   EXERCISABLE   UNEXERCISABLE(2)
----                          -----------   --------   -----------   ----------------   -----------   ----------------
Mark Nienstedt..............       0           $0           0             2,000              0            $17,380
Kenneth K. Marshall.........       0            0           0             2,000              0             17,380
Peter Fenichel..............       0            0           0             2,000              0             17,380
John Oddie(3)...............       0            0           0             2,000              0             17,380

---------------
(1) Each of the named executive officers, except for Mr. Atkin, was granted options to purchase 2,000 ordinary shares of Reuters Group PLC under Reuters Plan 2000. Under the Reuters Plan 2000, options were granted on September 24, 1998, at an exercise price of GBP5.50 (or US$8.22, based on the exchange rate described in footnote (2) below). Participants may exercise their options during the four-year period commencing September 2001. However, in the event of a participant's termination of employment as a result of injury, ill health, disability or retirement (as each is defined in the Reuters Plan 2000) prior to September 2001, generally a participant may exercise his options until the earlier of August 2005 or (i) in the event of death, one year following that death or (ii) in the event of injury, ill health or disability, six months after that termination. In the event of a termination of employment for any other reason, in general, the committee may determine prior to the termination to permit options to remain outstanding for six months following the termination. Employees who exercise options and who are employed in the United States may elect to receive, or immediately convert their ordinary shares into, American Depositary Shares ("ADS") instead of ordinary shares. There is one ADS for every six ordinary shares.

(2) The year-end value is based on the closing price of ordinary shares of Reuters Group PLC on the London Stock Exchange as of December 29, 2000 (GBP 11.32). This value was converted into U.S. dollars using a reported exchange rate of 1GBP=US$1.49 on December 29, 2000.

(3) Mr. Oddie served as Executive Vice President -- Global Equities as of December 31, 2000, but resigned from this position subsequent to the end of that year.

PERFORMANCE RELATED SHARE PLAN

     Pursuant to the Performance Related Share Plan, Mr. Atkin holds share rights with respect to 73,574 ordinary shares of Reuters Group PLC which were granted in 1999. The value of these share rights as of the end of the fiscal year is $1,240,958, based on the closing price of ordinary shares of Reuters Group PLC on the London Stock Exchange as of December 29, 2000 (GBP11.32), as converted into U.S. dollars using an exchange rate of 1GBP=US$1.49. These share rights may be exercised for a four-year period following the specified three-year performance period, which ends December 31, 2001. The vesting of the share rights, which will determine the exact number of shares that Mr. Atkin will be entitled to after December 31, 2001, will be determined based on the performance of Reuters during the performance period as compared against other U.K. companies in terms of financial return to shareholders. If the share rights are not fully vested on December 31, 2001 because of the performance of Reuters Group PLC, Mr. Atkin may elect to exercise the vested portion or defer all vesting for an additional one or two years (i.e., reassess the performance based on a four-year or five-year performance period). At the time of exercise, Mr. Atkin may elect to receive ADS instead of ordinary shares of Reuters Group PLC. Prior to the transfer of shares of Reuters Group PLC or ADS's pursuant to the exercise of the share rights, Mr. Atkin will not have the right to receive dividends and will not have the right to vote on proposed matters at general meetings.

REUTERS PENSION FUND

     Mr. Fenichel participates in the Reuters Pension Fund instead of the State Earnings Related Pension Scheme in the United Kingdom. Under this plan, participants may elect to contribute 6% of their salary to the fund. In addition, Reuters makes a contribution (which we reimburse with respect to Mr. Fenichel) of 10.025% of the total annual base salaries of all participants that contribute to the fund. All contributions are invested by the trustee of the fund. At a participant's normal retirement age, which is age 62, the participant will be entitled to an annual benefit for the rest of their lives that is equal to the product of (i) the number of years during which that participant contributed to the fund, (ii) 1.6666% and (iii) the highest basic annual salary paid to that participant for any consecutive 12-month period within the last five years before retirement, subject to a government-imposed cap. In certain circumstances, Reuters may be liable for a portion of the payment to the extent that participant's entitlement exceeds the value of his invested contributions. A participant that does not make contributions is entitled to a lump sum payment equal to such participant's basic annual salary. At normal retirement age, Mr. Fenichel would receive approximately $198,958 per year for the rest of his life. These benefits are based on the formula described above, assuming an annual 6% increase in fiscal year 2000 base salary until normal retirement age and continued contributions to the fund by them until such time.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock with respect to:

     - each person known by us to be the beneficial owner of more than 5% of any class of voting securities;

     - each of our directors and named executive officers; and

     - all executive officers and directors, as a group.

     Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options, to the extent those options are exercisable or convertible
within 60 days of                , are treated as outstanding for computing the
percentage of the person holding the options but are not treated as outstanding for computing the percentage of any other person.

     Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the address of the beneficial owners is c/o 875 Third Avenue, New York, New York 10022.

                                                                                  PERCENTAGE OF SHARES
                                                             NUMBER OF SHARES      BENEFICIALLY OWNED
NAME AND ADDRESS OF BENEFICIAL OWNER                        BENEFICIALLY OWNED      BEFORE OFFERING
------------------------------------                        ------------------    --------------------
Reuters Group PLC
  85 Fleet Street
  London, EC4P 4AJ........................................
Douglas M. Atkin..........................................
Mark Nienstedt............................................
Kenneth K. Marshall.......................................
Peter Fenichel............................................
Andre F. H. Villeneuve....................................
Peter M. Job..............................................
Thomas H. Glocer..........................................
Ian Strachan..............................................
Rupert Barclay............................................
All executive officers and directors as a group (
  persons)................................................

REUTERS

     Reuters is a global information, news and technology group and plays a significant role in the functioning of the financial and media markets. Reuters is the world's largest international news and television agency with approximately 2,000 journalists, photographers and camera operators in 185 bureaus serving 153 countries, gathering and editing news in 24 languages. Reuters position is based on a reputation for speed, accuracy and impartiality as well as for continuous technological innovation. Reuters supplies news and information to over 900 Internet websites.

                 RELATIONSHIP WITH REUTERS AFTER THIS OFFERING

     In connection with this offering, we are entering into a series of agreements with Reuters. We have provided below a description of the material terms of each agreement. The full text of these agreements will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

AGREEMENT GRANTING REUTERS A LICENSE FOR TECHNOLOGY RELATED TO OUR FIXED INCOME BUSINESS

     Prior to this offering, we will enter into a license agreement with Reuters under which we will grant Reuters a non-transferable worldwide right and license to use certain software and technology related to our fixed income securities platform and to incorporate that software and technology into Reuters' products and services, subject to certain restrictions. This platform consists of a private global computer network, or intranet, linking private market participants around the world.

AGREEMENT GOVERNING THE PROVISION OF REUTERS INFORMATION SERVICES TO US

     We have entered into the Reuters Global Agreement with Reuters under which Reuters provides us with certain information services and related hardware, software and support. The agreement has an indefinite term and is subject to termination by either party upon 24 months' written notice. Reuters provides us with these services on similar terms as its independent third-party customers. We have also entered into an Addendum to the Reuters Global Agreement under which Reuters has granted us the right to redistribute certain information both internally and to our customers. We may also use, modify and create derivative works from the data subject to the Addendum. This Addendum is subject to termination upon 180 days' notice by either party.

AGREEMENTS REGARDING THE PROVISION OF OUR FINANCIAL INDUSTRY DATA TO REUTERS

     Prior to this offering, we will enter into a Data Distribution Agreement with Reuters under which we will grant Reuters a limited exclusive, worldwide, royalty-free license to use, market and distribute certain of our proprietary equities securities data and Reuters will provide certain branding, hypertext links and click-through rights. In addition, we will grant Reuters a non-exclusive, worldwide, royalty-free license to use, reproduce and display our marks in connection with the marketing of our data but solely as part of a Reuters product or service. Reuters will also grant us a non-exclusive, worldwide, royalty-free license to use, reproduce and display Reuters' marks in connection with our marketing of our data.

     We will agree to offer any new equity securities data that we provide to any third party that is not a customer of our trading and brokerage services to Reuters under the same terms and conditions as provided to that third party. Reuters will agree not to distribute the data to certain of our competitors unless we have a signed agreement with that competitor and not to permit its subscribers to redistribute our data without our prior consent. We will agree generally not to provide our data, or intentionally permit our subscribers to redistribute our data, to certain market data vendors other than Reuters without Reuters' prior consent. We will agree to form a joint marketing policy committee with Reuters regarding the marketing of our data to third parties.

     We have entered into a Data Distribution Agreement with Reuters under which we grant Reuters a limited, exclusive, worldwide license to use, market and distribute certain of our proprietary fixed income pricing data and under which Reuters grants us a limited, worldwide license to use, market and distribute certain of Reuters fixed income market data. The initial term of the agreement is two years.

ORDER ROUTING TECHNOLOGY AGREEMENT

     Prior to this offering, we expect to enter into negotiations regarding an agreement governing Reuters use of our order routing technology on reasonable commercial terms.

TAX SHARING AGREEMENT

     For certain periods prior to this offering, we were included in Reuters U.S. consolidated and combined returns for federal, state and local tax purposes. We are no longer a member of the Reuters consolidated group and certain combined groups, but we will continue to file combined returns with Reuters in some U.S. states. Prior to this offering, we will enter into a U.S. tax-sharing agreement with Reuters. Under this agreement, Reuters will generally have the sole and exclusive responsibility for the preparation and filing of Reuters consolidated and combined returns, and will also be responsible for taking certain actions, including with respect to payment and audits, in connection with these returns. Our tax liability for Reuters consolidated and combined returns for periods during which we or our affiliates are included in these returns will be determined on the basis of pro forma consolidated and combined returns prepared in accordance with certain principles set forth in the tax-sharing agreement and will also reflect any audit adjustment to these amounts. We will cooperate in good faith with Reuters in the preparation of the pro forma returns and will make reasonably available any documents, information or employees for that preparation. Additionally, in the United Kingdom, we may surrender tax losses to Reuters U.K. affiliates or receive tax losses from them. Certain actions by us also could impose a U.K. tax charge on Reuters. Prior to this offering, we will enter into a U.K. tax sharing agreement, which will require us to pay Reuters or Reuters to pay us the full tax value of any losses surrendered to or received from Reuters. In addition, in the U.K. tax sharing agreement, we will indemnify Reuters for any tax charge imposed on Reuters as a result of our actions.

CORPORATE SERVICES AGREEMENT

     Prior to this offering, we expect to enter into a services agreement with Reuters under which we and Reuters will agree to provide various services to one another after this offering. We and Reuters will also agree to certain arrangements related to technology, branding and systems architecture.

SUBLEASE WITH REUTERS FOR OUR CORPORATE HEADQUARTERS AT 3 TIMES SQUARE

     Prior to this offering, we expect to enter into a 10-year sublease with Reuters for office space at Three Times Square for our new corporate headquarters.

CORPORATE AGREEMENT

     Prior to this offering, we will enter into a corporate agreement with Reuters. We will agree that so long as Reuters beneficially owns 10% or more but less than a majority of our then outstanding common stock, Reuters will have the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on our board. As of the date on which Reuters ceases to beneficially own at least 10% of our then outstanding common stock, Reuters will not have the right to nominate any directors, unless we grant any other third party the right to nominate directors based on a lower ownership threshold, in which case Reuters will have director nomination rights that correspond with that threshold. These director designation rights will be transferable to a transferee of Reuters, subject to certain restrictions.

     We will agree that so long as Reuters beneficially owns at least 35% but less than a majority of our then outstanding common stock, we will be required to obtain its consent in order to consummate specified significant transactions, including equity issuances and acquisitions and sales or other dispositions of assets that, in each case, exceed specified thresholds. We will agree that so long as Reuters owns a majority of our common stock, we will need Reuters consent to incur net indebtedness (indebtedness less cash on hand) in excess of $400.0 million, excluding any indebtedness incurred by us in the ordinary course of our brokerage or similar business or in connection with the clearing of traded securities or obligations to securities exchanges or clearing systems.

     If Reuters transfers, sells or otherwise disposes of a majority of our then outstanding common stock to a transferee, then that transferee will have the same rights Reuters would have had by virtue of its ownership of a majority of our then outstanding common stock. If Reuters transfers, sells or otherwise disposes of less than a majority of our common stock, Reuters may transfer certain of its rights under this agreement if Reuters agrees not to retain such rights for itself, except for registration rights.

     We will agree to abstain from entering or engaging in the news business so long as Reuters owns more than 50% of our then outstanding common stock. We will also agree not to take any action which reduces Reuters ownership of our common stock to less than a majority without Reuters consent if Reuters concludes in good faith that such reduction would have a material adverse effect on Reuters Three Times Square lease. In addition, we will agree to provide Reuters with access to our financial and other specified information and certain audit rights.

     We will agree that commencing 180 days after this offering, we will effect, upon Reuters' demand and subject to customary provisions, the registration under applicable federal and state securities laws of any common stock Reuters beneficially owns. At the time Reuters beneficially owns less than 20% of our then outstanding common stock, Reuters will be limited to three of these demand rights (plus unlimited rights to demand registration on Form S-3). Reuters will also have the right, subject to customary provisions and limitations, to include any shares of common stock it beneficially owns in any registration we effect for our own public offering of shares or on behalf of other shareholders having the right to request registration of their shares.

     In addition, we have agreed to pay the fees and expenses of Reuters' financial advisors incurred in connection with this offering.

RADIANZ

     We intend to enter into a direct agreement with Radianz on substantially the same terms as the existing agreement between Radianz and Reuters. Pursuant to the existing agreement, Radianz provides certain network communications services for various Reuters companies, including us.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of   shares of common stock, $0.01
par value, and   shares of preferred stock, $  par value, which may be issued in multiple series, the terms, provisions and the preferences of which may be designated from time to time by our board of directors. The following description of our capital stock is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

     As of the date of this prospectus, there were      shares of our common
stock outstanding, all of which were beneficially owned by Reuters. Upon
completion of this offering, there will be      shares of our common stock
outstanding, assuming no exercise of the underwriters' over-allotment option and
assuming no exercise after      of outstanding options, after giving effect to
the sale of the shares of common stock offered to the public.

     Subject to preferences that may be applicable to any series of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at times and in amounts as the board may determine from time to time. See "Dividend Policy." The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Upon the liquidation, dissolution or winding up of Instinet, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no pre-emptive or conversion rights and is not subject to redemption. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     The board of directors also has the authority, without any further vote or action by the stockholders, to designate and issue preferred stock in one or more additional series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of that series. However, the effects might include, among other things:

     - restricting dividends on the common stock;
     - diluting the voting power of the common stock;
     - impairing the liquidation rights of the common stock; or
     - delaying or preventing a change in control of Instinet without further action by the stockholders.

OPTIONS

     As of December 31, 2000, we had granted        options to purchase a total
of approximately        common shares. See "Management."

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS, AND OF CERTAIN DELAWARE LAW PROVISIONS

     Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

     - acquisition of us by means of a tender offer;
     - acquisition of us by means of a proxy contest or otherwise; or
     - removal of our incumbent officers and directors.

     These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

     ELECTION AND REMOVAL OF DIRECTORS

     Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. See "Management -- Classes and Terms of Directors." This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our directors.

     Prior to the date Reuters, or its transferee, ceases to beneficially own a majority of our then outstanding common stock, Reuters, or its transferee, may remove any of our directors without cause. Thereafter, only directors designated by Reuters pursuant, or such transferee, to the corporate agreement may be removed without cause and only Reuters, or such transferee, may remove those directors.

     STOCKHOLDER MEETINGS

     Our certificate of incorporation and bylaws provide that the chairman of the board or any two directors may call special meetings of stockholders. In addition, the certificate and bylaws provide that Reuters, or its transferee, has the right to call special meetings of stockholders prior to the date it ceases to beneficially own a majority of our then outstanding common stock.

     REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS

     Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors or by Reuters, or its transferee, when nominating its director designees. In addition, our certificate of incorporation and bylaws provide that so long as Reuters, or its transferee, beneficially owns a majority of our then outstanding common stock, the foregoing advance notice procedure for stockholder proposals will not apply to it.

     STOCKHOLDER ACTION BY WRITTEN CONSENT

     Our certificate of incorporation requires stockholder action to be taken only at a general meeting of stockholders and does not permit stockholders to act by written consent without a meeting, except that so long as Reuters, or its transferee, beneficially owns a majority of our then outstanding common stock, Reuters, or its transferee, may act by written consent.

     UNDESIGNATED PREFERRED STOCK

     The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

     AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     Prior to the date Reuters, or any transferee of a majority of our then outstanding common stock transferred by Reuters, ceases to beneficially own a majority of our then outstanding common stock, any amendment of any of the above provisions of our certificate of incorporation will require an affirmative vote of a majority of our then outstanding common stock. Thereafter, amendment of any of these provisions will require approval by holders of at least 66 2/3% of our then outstanding common stock.

     RIGHTS PLAN

     We intend to adopt a stockholder rights plan prior to the completion of this offering, subject to the approval of our board. Pursuant to the rights plan, one right will be issued and attached to each outstanding share of capital stock. Each right will entitle the holder, in circumstances described below, to
purchase from our company a unit consisting of             share of Series A
preferred stock, par value $0.01 per share, at an exercise price of $     per
right, subject to adjustment in certain events.

     Initially, the rights will be attached to all certificates representing outstanding shares of capital stock and will be transferred with and only with these certificates. The rights will become exercisable and separately certificated only upon the distribution date, which will occur upon the earlier of the following:

     - ten business days following a public announcement that a person or group other than certain exempt persons has acquired or obtained the right to acquire beneficial ownership of 15% or more of the shares of common stock then outstanding; and

     - ten business days, or later, if determined by our board prior to any person acquiring 15% or more of the shares of common stock then outstanding, following the commencement or announcement of an intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

     As soon as practicable after the distribution date, certificates will be mailed to holders of record of capital stock as of the close of business on the distribution date. From and after the distribution date, the separate certificates alone will represent the rights. Prior to the distribution date, all shares of capital stock issued will be issued with rights. Shares of capital stock issued after the distribution date will not be issued with rights, except that shares issued pursuant to any of the following that exist prior to the distribution date may be issued with rights:

     - the exercise of stock options that exist prior to the distribution date;

     - under employee plans or arrangements that exist prior to the distribution date;

     - upon exercise, conversion or exchange of certain securities; and

     - in other cases as may be deemed appropriate by our board.

     The final expiration date of the rights will be at the close of business on , unless earlier redeemed or exchanged by us as described below.

     In the event that a person acquires 15% or more of the shares of common stock then outstanding, except pursuant to any action or transaction approved by our board before the person acquires 15% or more of the shares of common stock then outstanding, each holder of a right other than that person and certain related parties, whose rights will automatically become null and void, will thereafter be entitled to receive, upon exercise of the right, a number of shares of common stock, or, in certain circumstances, cash, property or other securities of our company, having a current market price averaged over the previous 30 consecutive trading days equal to two times the exercise price of the right.

     In the event that, at any time on or after a person acquires 15% or more of the shares of common stock then outstanding, our company effects a merger or other business combination in which it is not the surviving entity, or any shares of our capital stock are changed into or exchanged for other securities, or 50% or more of its assets, cash flow or earning power is sold or transferred, then each holder of a right, except rights owned by any person who has acquired 15% or more of the shares of common stock then outstanding or certain related parties, which will have become void as set forth above, will thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a fair market value equal to two times the exercise price of the right.

     The exercise price payable, and the number of units of Series A preferred stock, shares of capital stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend or distribution on the capital stock, a grant or distribution to holders of the capital stock of certain subscription rights, warrants, evidence of indebtedness, cash or other assets, or other similar events.

     No fractional units will be issued. In lieu thereof, an adjustment in cash will be made based on the market price of the common stock on the last trading date prior to the date of exercise. Pursuant to the rights plan, we reserve the right to require prior to the occurrence of one of the events that triggers the ability to exercise the rights that, upon any exercise of rights, a number of rights be exercised so that only whole shares of Series A preferred stock will be issued.

     We will also have the option, at any time after a person acquires 15% or more of our capital stock as described above on and before that person becomes, or simultaneously with that person becoming, the beneficial owner of 50% or more or the shares of rights plan voting stock then outstanding, to exchange the rights, other than rights owned by an acquiring person or certain related parties, which will have become void, in whole or in part, at an exchange ratio of one share of capital stock and/or other equity securities deemed to have the same value as one share of capital stock, per right, subject to adjustment.

     At any time prior to the close of business on the tenth business day following the stock acquisition date, our company, by vote of a majority of our board, may redeem the rights in whole, but not in part, at a price of $0.01 per right, payable, at our option, in cash, shares of capital stock or such other consideration as our board may determine. The rights will terminate at the time so designated by our board and thereafter the only right of the holders of rights will be to receive the redemption price.

     For as long as the rights are redeemable, our company may, except with respect to the redemption price, amend the rights plan in any manner, including to extend the time period in which the rights may be redeemed. After the time the rights cease to be redeemable, we may amend the rights in any manner that does not materially adversely affect the interests of holders of the rights as such. Until a right is exercised, the holder, as such, will have no rights as a stockholder of our company, including the right to vote or to receive dividends.

     Our restated certificate of designations of the Series A preferred stock provides that each share of Series A preferred stock that may be issued upon exercise of the rights will be entitled to receive, when, as and if declared, cash and non-cash dividends equal to:

     - a dividend multiple of      times the aggregate per share amount of all
       cash and non-cash dividends declared or paid on the common stock, subject to adjustments for stock splits or dividends payable in common stock or reclassifications of common stock; and

     - preferential quarterly cash dividends of $     per share, less any
       dividends received.

     Holders of Series A preferred stock will have a vote multiple of      votes
per share, subject to adjustments for stock splits or dividends payable in common stock or reclassifications of common stock and, except as otherwise provided by the certificate of designations, our restated certificate of incorporation or applicable law, will vote together with holders of capital stock as a single class. In the event that the preferential quarterly cash dividends are in arrears for six or more quarterly dividend payment periods, holders of Series A preferred stock will have the right to elect two additional members of our board, to serve until the next annual meeting of our company or until such earlier time as all accrued and unpaid preferential quarterly cash dividends are paid in full.

     In the event of the liquidation, dissolution or winding up of our company, after provision for liabilities and any preferential amounts payable with respect to any preferred stock ranking senior to the Series A preferred stock, the holders of any Series A Preferred Stock will be entitled to receive liquidation payments per share in an amount equal to the greater of the following:

     - $          plus an amount equal to accrued and unpaid dividends and
       distributions thereon to the date of payment; and

     - a liquidation multiple of      times the aggregate amount to be
       distributed per share to holders of capital stock, subject to adjustments for stock splits or dividends payable in common stock or reclassifications of common stock.

     The rights of the Series A preferred stock as to dividends, voting and liquidation are protected by antidilution provisions.

     In the event of a consolidation, merger or other transaction in which the shares of capital stock are exchanged, holders of shares of Series A preferred stock will be entitled to receive the amount and type of consideration equal to the per share amount received by the holders of the capital stock, multiplied by the highest of the dividend multiple, the vote multiple or the liquidation multiple as in effect immediately prior to the event.

     Except for the acquisition of shares of Series A preferred stock in any other manner permitted by law, our certificate of designations or our restated certificate of incorporation, the shares of Series A preferred stock are not redeemable at the option of our company or any holder thereof.

     The rights will have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire our company without the approval of our board. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire our company, even if that acquisition may be in the interest of our stockholders. Because our board can redeem the rights or approve a permitted offer, the rights will not interfere with a merger or other business combination approved by our board.

     The rights plan excludes Reuters and its affiliates, as well as specified transferees of at least 15% of our then outstanding common stock from Reuters and its affiliates, from being considered acquiring persons until Reuters (or those transferees) first cease to beneficially own 15% or more of the rights plan voting stock then outstanding.

     DELAWARE BUSINESS COMBINATION STATUTE

     We have elected to be exempt from the restrictions imposed under Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation will not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder with certain exceptions. Except as otherwise specified in Section 203, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (y) the affiliates and associates of any such person. Following this offering, we may elect by an amendment to our certificate of incorporation to be governed by Section 203 of the DGCL. However, such an amendment will not apply to restrict a business combination between us and an interested stockholder if that stockholder became one prior to the effective date of that amendment.

CORPORATE OPPORTUNITY

     In recognition that we and Reuters may engage in the same or similar activities or lines of business and may have an interest in the same or similar areas of corporate opportunities, the certificate of incorporation provides:

     - that Reuters has the right to engage in the same or similar activities or lines of business as us and employ or otherwise engage any of our officers or employees;

     - that to the fullest extent provided by law, neither Reuters nor any of its officers, directors or employees will be deemed to have breached any fiduciary duty solely from engaging in the above opportunities; and

     - that Reuters will not be deemed to have breached any fiduciary duty as our stockholder if Reuters pursues or acquires a corporate opportunity for itself, directs a corporate opportunity to another person, or fails to communicate an opportunity to us.

     In the event that one of our directors or officers is also a director or officer of Reuters and that director or officer acquires knowledge of a potential corporate opportunity, that officer or director:

     - will be deemed to have fully satisfied the fiduciary duty that person owes to us and our stockholders with respect to that corporate opportunity;

     - will not be deemed to have breached any fiduciary duty to us or our stockholders solely for pursuing that corporate opportunity on behalf of Reuters;

     - will be deemed to have acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests; and

     - will not be deemed to have breached the duty of loyalty to us or our stockholders,

     if that person acts in a manner consistent with the following policy:

        - a corporate opportunity offered to any person who is an officer or employee of ours and also a director but not an officer or employee of Reuters will belong to us, unless the opportunity is expressly offered to that person in his capacity as a director of Reuters, in which case it will belong to Reuters;

        - a corporate opportunity offered to any person who is a director but not an officer or employee of ours and who is also an officer or employee of Reuters will belong to Reuters, unless that opportunity is expressly offered to that person in his capacity as a director of ours, in which case it will belong to us;

        - a corporate opportunity offered to any other person who is either an officer or employee both of ours and of Reuters, or to any person who is a director of both ours and Reuters but an officer or employee of neither, and (a) that is expressly offered to that person in his or her capacity as an officer, employee or director of Reuters will belong to Reuters, or (b) that is expressly offered to that person in his or her capacity as an officer, employee or director of ours will belong to us; and

        - otherwise, the opportunity will belong to Reuters.

     Our certificate of incorporation provides that the provisions addressing corporate opportunities will cease to be effective on the date on which Reuters ceases to beneficially hold at least 20% of our then outstanding common stock or when no person who is a director or officer of the company is also a director or officer of Reuters. In addition, until that time, the affirmative vote of at least 80% of our then outstanding shares of common stock will be required to amend or repeal the provisions in a manner adversely affecting Reuters' interests.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is             .

NASDAQ LISTING

     We intend to apply for quotation of our common stock on the Nasdaq National Market under the symbol "INET."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Therefore, future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have   shares of common stock
outstanding (or   shares if the underwriters' overallotment option is exercised in full), assuming no exercise of outstanding options. Of these shares, all shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing "affiliates," as that term is defined in Rule 144 under the
Securities Act. The remaining   shares of common stock outstanding are held by
Reuters or its subsidiaries and may be sold in the public market only if they are either registered or qualify for an exemption from registration, such as Rule 144, under the Securities Act.

     In addition,   shares of our common stock are subject to outstanding stock options and will be registered under the Securities Act. Following this offering, we expect to file a registration statement on Form S-8 under the Securities Act with respect to these shares. Shares acquired pursuant to the exercise of these stock options by persons who are not our affiliates will be freely transferable without restriction or registration under the Securities Act. Shares acquired through the exercise of options by persons who are affiliates may be sold in the public market only if registered or pursuant to an applicable exemption under the Securities Act. We intend to file a registration statement permitting resale by affiliates of shares of our common stock acquired pursuant to the exercise of these stock options. See "Management -- Instinet Stock Option Plan" and "-- Option Grants in 2000."

     An "affiliate" of an issuer, as defined in Rule 144 under the Securities Act, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, that issuer.

LOCK-UP AGREEMENTS

     Instinet, Reuters and our officers and directors have each agreed with the underwriters that, for a period of 180 days after the date of this prospectus, they will not transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without prior written consent of Credit Suisse First Boston Corporation.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are aggregated) who is an affiliate or who has beneficially owned restricted shares for at least one year (including the holding period of any non-affiliate prior owners) is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock or average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. Any person (or persons whose shares are aggregated) who is not, and for three months has not been, an affiliate of ours, and who has owned restricted shares for at least two years (including the holding period of any non-affiliate prior owners), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

REGISTRATION RIGHTS

     Reuters and its affiliates (and their transferees) will have rights to demand registration of their shares as well as other specified registration rights. See "Relationship with Reuters After This Offering."

            MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a person that is not a "United States person" for U.S. federal income tax purposes (a "non-U.S. holder"). For this purpose, a "United States person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions. The discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position. Special rules may apply to certain non-U.S. holders, such as dealers in securities, banks, insurance companies, tax-exempt organizations, persons holding their shares as part of a "straddle," "hedge," or "conversion transaction," persons who acquire shares as compensation, "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," and corporations that accumulate earnings to avoid U.S. federal income tax, that are subject to special treatment under the Code. This discussion is limited to beneficial owners of the common stock who hold the common stock as capital assets. It does not address any aspect of state, local, or foreign law, persons who hold common stock through a partnership or other pass-through entity, or persons who are former citizens or long-term residents of the United States. Accordingly, each non-U.S. holder is urged to consult its own tax advisor with respect to the United States tax consequences of the ownership and disposition of common stock, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

DIVIDENDS

     Dividends paid to a non-U.S. holder of our common stock ordinarily will be subject to withholding of U.S. federal income tax at a 30 percent rate, or at a lower rate under an applicable income tax treaty that provides for a reduced rate of withholding. However, if the dividends are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder, then the dividends will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain realized on a disposition of our common stock, provided that (a) the gain is not effectively connected with a trade or business conducted by the non-U.S. holder in the United States and (b) in the case of a non-U.S. holder who is an individual and who holds our common stock as a capital asset, such holder is present in the United States for less than 183 days in the taxable year of the sale and other conditions are met.

FEDERAL ESTATE TAXES

     Our common stock owned or treated as being owned by a non-U.S. holder at the time of death will be included in that holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     U.S. information reporting on Form 1099 and backup withholding tax will not apply to dividends paid on our common stock to a non-U.S. holder, provided that that non-U.S. holder provides a Form W-8BEN (or satisfies certain certification documentary evidence requirements for establishing that it is a non-United States person under U.S. Treasury regulations) or otherwise establishes an exemption. Distributions on our common stock will, however, be reported to the Internal Revenue Service ("IRS") and to that non-U.S. holder on Form 1042-S. Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of our common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of our common stock effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a "controlled foreign corporation" as to the United States, or (iv) is a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of our common stock will be subject to both backup withholding at 31% and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                , 2001, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc., Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and WR Hambrecht + Co. are acting as representatives, the following respective numbers of shares of our common stock:

                                                               NUMBER
                        UNDERWRITERS                          OF SHARES
                        ------------                          ---------
Credit Suisse First Boston Corporation......................
Deutsche Banc Alex. Brown Inc...............................
Bear, Stearns & Co. Inc.....................................
J.P. Morgan Securities Inc..................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
Salomon Smith Barney Inc....................................
WR Hambrecht + Co...........................................
                                                              --------
          Total.............................................
                                                              ========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to                additional shares of our common stock at the
initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $     per share. The
underwriters and the selling group members may allow a discount of $     per
share on sales to other dealers. After the initial public offering, the representatives may change the public offering price and the concession and discount to dealers.

     The following table summarizes the compensation and estimated expenses we will pay:

                                          PER SHARE                             TOTAL
                               --------------------------------    --------------------------------
                                  WITHOUT             WITH            WITHOUT             WITH
                               OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT
                               --------------    --------------    --------------    --------------
Underwriting discounts and
  commissions................      $                 $                 $                 $
Expenses.....................      $                 $                 $                 $

     The representatives have informed us that the underwriters do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We have agreed that, for a period of 180 days after the date of this prospectus, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation, except issuances of common stock pursuant to the exercise of employee stock options outstanding on the date hereof and grants of options under the Instinet Stock Option Plan.

     Our officers and directors, as well as Reuters, have agreed that, for a period of 180 days after the date of this prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions is to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation.

     The underwriters have reserved up to                shares of our common
stock (7.5% of the total number of shares being offered) for sale, at the initial public offering price, to employees, directors and other persons associated with us or with Reuters who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make with respect to those liabilities.

     We intend to apply for quotation of our common stock on the Nasdaq National Market under the symbol "INET."

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between our management and the representatives of the underwriters. The principal factors that will be considered in determining the public offering price include:

     - the information set forth in this prospectus and otherwise available to the underwriters;

     - the history of, and prospects for, the industry in which we compete;

     - the ability of our management;

     - the prospects for our future earnings;

     - the present state of our development and our current financial condition;

     - the general condition of the securities markets at the time of this offering; and

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

     In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

     - Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A copy of this prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The underwriters may distribute a portion of the shares in this offering through an on-line auction process. Other than the prospectus in electronic format, the information on these web sites is not part of this prospectus and has not been approved or endorsed by us.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase conformation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities law.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and about the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the shares of our common stock being offered by us will be passed upon for us by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Legal matters in connection with this offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

     PricewaterhouseCoopers LLP, independent accountants, have audited our financial statements included in this prospectus, as indicated in their report with respect thereto. We have included our audited financial statements in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, given on that firm's authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission. This prospectus does not contain all of the information included in the registration statement. We have filed agreements and other documents as exhibits to the registration statement. Statements in this prospectus regarding these agreements and other documents are qualified by reference to the actual documents.

     You may read and copy the registration statement, including the exhibits thereto, and any reports, statements or other information that we file at the SEC's public reference room in Washington, D.C. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings will also be available to the public on the SEC Internet site (http://www.sec.gov). (This uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC Internet site into this prospectus.)

                               INSTINET GROUP LLC

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2

Combined Statements of Financial Condition as of December
  31, 1998 and 1999, and September 30, 2000 (unaudited).....  F-3

Combined Statements of Income for the years ended December
  31, 1997, 1998 and 1999, and for the nine months ended
  September 30, 1999 (unaudited) and 2000 (unaudited).......  F-4

Combined Statements of Changes in Members' Equity for the
  years ended December 31, 1997, 1998 and 1999, and for the
  nine months ended September 30, 2000 (unaudited)..........  F-5

Combined Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999, and for the nine months
  ended September 30, 1999 (unaudited) and 2000
  (unaudited)...............................................  F-6

Notes to Combined Financial Statements......................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Members of
Instinet Group LLC

     In our opinion, the accompanying combined statements of financial condition and the related combined statements of income, changes in members' equity and cash flows present fairly, in all material respects, the financial position of Instinet Group LLC as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

New York, New York
February 8, 2001

                               INSTINET GROUP LLC

                   COMBINED STATEMENTS OF FINANCIAL CONDITION
                                 (IN THOUSANDS)

                                                       DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                           1998            1999            2000
                                                       ------------    ------------    -------------
                                                                                        (UNAUDITED)
ASSETS
Cash and cash equivalents............................   $  339,281      $  349,522      $  199,867
Securities owned, at market value....................      190,393         214,625         179,990
Securities borrowed..................................       88,405         140,118         239,082
Receivable from broker-dealers.......................      139,838         434,995         687,169
Receivable from customers............................       37,555         110,006         204,901
Commissions and other receivables, net...............       56,840          89,792         118,575
Investments..........................................          600          48,367          81,344
Receivable from Parent...............................       12,455              --              --
Receivable from affiliate............................        2,339              --          85,526
Fixed assets and leasehold improvements, net of
  accumulated depreciation and amortization..........      156,231         190,507         197,353
Goodwill, net of accumulated amortization............       41,627          40,892          83,898
Deferred tax assets, net.............................       35,164          41,019          61,253
Other assets.........................................       54,848          87,627         139,583
                                                        ----------      ----------      ----------
          Total assets...............................   $1,155,576      $1,747,470      $2,278,541
                                                        ==========      ==========      ==========
LIABILITIES AND MEMBERS' EQUITY
Liabilities
Short-term borrowings................................   $   75,346      $  195,010      $  146,804
Payable to broker-dealers............................       43,839         348,024         487,912
Payable to customers.................................      121,462         125,789         213,259
Securities loaned....................................           --              --          10,846
Taxes payable........................................       35,883          28,099         126,815
Payable to Parent....................................           --          12,384          26,458
Payable to affiliate.................................           --           2,372          49,355
Accrued compensation.................................      122,588         146,742          98,065
Accounts payable, accrued expenses and other
  liabilities........................................       53,436         110,208         230,561
                                                        ----------      ----------      ----------
          Total liabilities..........................      452,554         968,628       1,390,075
                                                        ----------      ----------      ----------
Commitments and contingencies (Note 10)

Members' equity......................................      703,022         778,842         888,466
                                                        ----------      ----------      ----------
          Total liabilities and members' equity......   $1,155,576      $1,747,470      $2,278,541
                                                        ==========      ==========      ==========

    The accompanying notes are an integral part of these combined financial statements.

                               INSTINET GROUP LLC

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                              NINE MONTHS
                                                                                 ENDED
                                         YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                     --------------------------------    ----------------------
                                       1997        1998        1999        1999         2000
                                     --------    --------    --------    --------    ----------
                                                                              (UNAUDITED)
REVENUES
Transaction fees...................  $693,749    $821,757    $936,958    $686,336    $1,004,804
Interest...........................    17,357      21,587      23,916      18,109        28,214
Investments........................     3,542      (1,175)      8,570       4,931         1,914
                                     --------    --------    --------    --------    ----------
          Total revenues...........   714,648     842,169     969,444     709,376     1,034,932
EXPENSES
Compensation and benefits..........   169,849     205,970     257,491     184,262       300,256
Communications and equipment.......    59,096      73,065      92,322      70,695       100,733
Soft dollar and commission
  recapture........................    63,317      80,339      89,469      65,602       130,380
Brokerage, clearing and exchange
  fees.............................    48,855      67,766      78,966      55,868       102,460
Depreciation and amortization......    50,014      64,502      71,206      52,030        56,454
Professional fees..................    14,305      24,182      62,737      36,941        69,007
Occupancy..........................    24,560      22,935      27,096      17,657        29,423
Marketing and business
  development......................     9,262       9,767      23,447      15,802        24,661
Other..............................    20,997      20,337      32,337      23,444        29,857
                                     --------    --------    --------    --------    ----------
          Total expenses...........   460,255     568,863     735,071     522,301       843,231
                                     --------    --------    --------    --------    ----------
Income before income taxes.........   254,393     273,306     234,373     187,075       191,701
Provision for income taxes.........   113,154     113,409      98,255      78,679        84,349
                                     --------    --------    --------    --------    ----------
          Net income...............  $141,239    $159,897    $136,118    $108,396    $  107,352
                                     ========    ========    ========    ========    ==========

    The accompanying notes are an integral part of these combined financial statements.

                               INSTINET GROUP LLC

               COMBINED STATEMENTS OF CHANGES IN MEMBERS' EQUITY
                                 (IN THOUSANDS)

                                                              COMPREHENSIVE    MEMBERS'
                                                                 INCOME         EQUITY
                                                              -------------    ---------
Balance as of December 31, 1996.............................                   $ 400,257
  Net income................................................    $141,239         141,239
  Translation adjustment arising during the period, net of
     taxes..................................................      (1,334)         (1,334)
Capital contribution........................................                      68,475
Dividend to Parent..........................................                     (68,000)
                                                                --------       ---------
Total comprehensive income as of December 31, 1997..........    $139,905
                                                                ========
Total members' equity as of December 31, 1997...............                     540,637
  Net income................................................    $159,897         159,897
  Translation adjustment arising during the period, net of
     taxes..................................................       3,028           3,028
Capital contribution........................................                      51,460
Dividend to Parent..........................................                     (52,000)
                                                                --------       ---------
Total comprehensive income as of December 31, 1998..........    $162,925
                                                                ========
Total members' equity as of December 31, 1998...............                     703,022
  Net income................................................    $136,118         136,118
  Translation adjustment arising during the period, net of
     taxes..................................................      (4,573)         (4,573)
Capital contribution........................................                      44,275
Dividend to Parent..........................................                    (100,000)
                                                                --------       ---------
Total comprehensive income as of December 31, 1999..........    $131,545
                                                                ========
Total members' equity as of December 31, 1999...............                     778,842
  Net income (unaudited)....................................    $107,352         107,352
  Translation adjustment arising during the period, net of
     taxes
     (unaudited)............................................       2,272           2,272
                                                                --------       ---------
Total comprehensive income as of September 30, 2000
  (unaudited)...............................................    $109,624
                                                                ========
Total members' equity as of September 30, 2000
  (unaudited)...............................................                   $ 888,466
                                                                               =========

    The accompanying notes are an integral part of these combined financial statements.

                               INSTINET GROUP LLC

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                       ---------------------------------   ---------------------
                                         1997        1998        1999        1999        2000
                                       ---------   ---------   ---------   ---------   ---------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...........................  $ 141,239   $ 159,897   $ 136,118   $ 108,396   $ 107,352
Adjustments to reconcile net income
  to cash provided by (used in)
  operating activities:
  Depreciation and amortization......     50,014      64,502      71,206      52,030      56,454
  Deferred tax assets, net...........    (12,567)     (4,439)     (5,855)      4,885     (20,234)
(Increases) decreases in operating
  assets:
  Securities borrowed................        922     (56,124)    (51,713)    (46,685)    (98,964)
  Receivable from broker-dealers.....    (40,334)    (64,962)   (295,157)    (34,158)   (252,174)
  Receivable from customers..........      1,468         414     (72,451)    (20,245)    (94,895)
  Commissions and other receivables,
     net.............................    (14,355)    (11,264)    (32,952)     15,538     (28,783)
  Receivable from Parent.............         --     (12,455)     12,455       1,835          --
  Receivable from affiliate..........         --      (2,339)      2,339     (74,626)    (85,526)
  Other assets.......................    (16,987)    (12,481)    (32,779)    (17,668)    (51,956)
Increases (decreases) in operating
  liabilities:
  Short-term borrowings..............     39,831      13,639     119,664     (21,298)    (48,206)
  Payable to broker-dealers..........     11,217      31,519     304,185     (17,529)    139,888
  Payable to customers...............     (9,431)     64,980       4,327     (14,251)     87,470
  Securities loaned..................         --          --          --          --      10,846
  Taxes payable......................     13,093      22,790      (7,784)     65,200      98,716
  Payable to Parent..................      7,118      (8,468)     12,384          --      14,074
  Payable to affiliate...............    (24,514)       (487)      2,372          --      (2,372)
  Accrued compensation...............     83,540      32,171      24,154      (4,582)    (48,677)
  Accounts payable, accrued expenses
     and other liabilities...........    (84,306)      3,084      56,772      50,497     120,353
                                       ---------   ---------   ---------   ---------   ---------
     Cash provided by (used in)
       operating activities..........    145,948     219,977     247,285      47,339     (96,634)
                                       ---------   ---------   ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Securities owned, at market
     value...........................    (58,887)    (45,531)    (24,232)    (65,038)     34,635
  Investments........................         --          --     (47,767)    (23,510)    (32,977)
  Proceeds from sale of fixed assets
     to affiliate....................         --          --          --          --      17,300
  Purchase of furniture, equipment
     and leasehold improvements......   (100,249)    (81,096)   (105,482)    (75,440)    (74,937)
  Acquisitions of businesses, net of
     assets acquired and liabilities
     assumed.........................         --          --      (3,881)         --     (48,500)
                                       ---------   ---------   ---------   ---------   ---------
     Cash (used in) investing
       activities....................   (159,136)   (126,627)   (181,362)   (163,988)   (104,479)
                                       ---------   ---------   ---------   ---------   ---------

                                                                             NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                       ---------------------------------   ---------------------
                                         1997        1998        1999        1999        2000
                                       ---------   ---------   ---------   ---------   ---------
                                                                                (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Subordinated debt with affiliate...         --          --          --          --      49,355
  Dividend to Parent.................    (68,000)    (52,000)   (100,000)    (50,000)         --
  Capital contribution from Parent...     68,475      51,460      44,275      11,345          --
                                       ---------   ---------   ---------   ---------   ---------
     Cash provided by (used in)
       financing activities..........        475        (540)    (55,725)    (38,655)     49,355
                                       ---------   ---------   ---------   ---------   ---------
Effect of exchange rate differences
  in cash and cash equivalents.......      3,216       1,411          43      (2,222)      2,103
                                       ---------   ---------   ---------   ---------   ---------
Increase (decrease) in cash and cash
  equivalents........................     (9,497)     94,221      10,241    (157,526)   (149,655)
Cash and cash equivalents, beginning
  of
  year...............................    254,557     245,060     339,281     339,281     349,522
                                       ---------   ---------   ---------   ---------   ---------
Cash and cash equivalents, end of
  year...............................  $ 245,060   $ 339,281   $ 349,522   $ 181,755   $ 199,867
                                       =========   =========   =========   =========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
     Cash paid for interest..........  $     355   $     683   $     337   $     314   $   3,934
     Cash paid for taxes.............  $ 133,358   $ 110,886   $  95,828   $  80,207   $  58,974

    The accompanying notes are an integral part of these combined financial statements.

                               INSTINET GROUP LLC

                     NOTES TO COMBINED FINANCIAL STATEMENTS
               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

     Instinet Group LLC (the "Company" or "Instinet") is an indirect wholly owned subsidiary of Reuters Group PLC ("Reuters" or "Parent"). The Company provides agency and other brokerage services to broker-dealers and institutional customers through Instinet Global Holdings, Inc. ("IGHI") and its primary operating subsidiaries set forth below:

     - Instinet Corp. ("ICorp."), a U.S. registered broker-dealer which provides agency brokerage services to broker-dealers and institutional customers primarily through its automated real-time trading system.

     - Instinet Clearing Services, Inc. ("ICS"), a U.S. registered broker-dealer which provides execution and clearing services to affiliates, including ICorp., and unaffiliated broker-dealers in the United States.

     - Instinet Fixed Income, Inc., a U.S. registered broker-dealer which provides agency brokerage services for banks and broker-dealers trading U.S. government securities.

     - Lynch, Jones & Ryan, Inc. ("LJR"), a U.S. registered broker-dealer offering specialized brokerage, research and commission recapture services to pension plan sponsors and managers.

     - Instinet International Corp., a Delaware holding company which, through its locally registered broker-dealer subsidiaries, provides agency and other brokerage services in equity and fixed income securities to broker-dealers and institutional customers in Europe, Asia and Canada.

2. REORGANIZATION

     Prior to September 30, 2000, Reuters ownership of the Company's global agency brokerage operations was structured such that its U.S. operations were owned through a U.S.-based holding company, and its European and Asian operations were owned through European-based holding companies. Effective September 30, 2000, Instinet reorganized its worldwide operations to combine all of Instinet's operations under one holding company structure. On October 5, 2000, the board of directors of Reuters created and authorized a sub-committee to approve an initial public offering of Instinet. On February 6, 2001, the sub-committee authorized the filing of a registration statement with the Securities and Exchange Commission in connection with the initial public offering. The reorganization was accounted for in a manner similar to a pooling of interests and included the following steps:

     - Reuters established the Company, a newly formed limited liability company, in June 2000 and IGHI in May 2000, for the purposes of consolidating Instinet's global agency brokerage operations.

     - In July 2000, Reuters transferred through the Company substantially all of the operating assets and liabilities of Instinet Corporation, which prior to the reorganization served as Instinet's U.S.-based agency brokerage operations, to IGHI at book value in exchange for common shares of IGHI. IGHI then transferred the operating assets and liabilities to its subsidiary, ICorp. The reorganization did not include the transfer of Instinet Corporation's Swiss operations, which as of September 30, 2000, was awaiting regulatory approval. Accordingly, while the operations of Instinet Schweiz AG have yet to be transferred to ICorp., they have been included in the Company's combined financial statements.

     - In September 2000, Reuters transferred through the Company its existing ownership interest, with one exception, in Instinet Holdings Limited, a U.K.-based holding company for Instinet's European and Asian agency brokerage operations, to IGHI at book value in exchange for common shares of IGHI.

                               INSTINET GROUP LLC

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Reuters reorganized (Note 2) its ownership of Instinet's worldwide agency brokerage operations so that they would be wholly owned and consolidated into the Company and its subsidiaries. Due to the Company's inability to transfer its Swiss operations as of September 30, 2000, the accompanying financial statements include the accounts of the Company and the entities comprising its global agency brokerage business, described in Notes 1 and 2, on a combined rather than a consolidated basis for all periods presented during which they were under Reuters' control. All significant transactions and balances between and among the combined entities have been eliminated in the combination.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

TRANSACTION FEES

     Transaction fees and related expenses arising from securities brokerage transactions are recorded on a trade date basis.

SOFT DOLLAR AND COMMISSION RECAPTURE

     Soft dollar and commission recapture expenses primarily relate to the purchase of third party research products as well as payments made as part of our commission recapture services. The Company reports its transaction fee revenue from these businesses separately from its offsetting soft dollar and commission recapture expenses.

DEPRECIATION AND AMORTIZATION OF FIXED ASSETS ($ IN THOUSANDS)

     Depreciation of capitalized furniture and equipment is provided on a straight-line basis using estimated useful lives of three to ten years. Leasehold improvements are amortized on a straight-line basis over the lesser of the lease term or the estimated useful life. Fixed assets are stated at cost, net of accumulated depreciation and amortization of $192,551, $253,402 and $281,030 as of December 31, 1998 and 1999 and September 30, 2000, respectively. Depreciation and amortization expense was $45,463, $59,951, $66,590, and $48,617 and $50,960 for the years ended December 31, 1997, 1998, 1999 and the nine months ended September 30, 1999 and 2000, respectively.

ACQUISITIONS AND GOODWILL ($ IN THOUSANDS)

     All business combinations have been accounted for under the purchase method and, accordingly, the excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill on the combined statements of financial condition. The carrying value of goodwill is reviewed on a periodic basis for recoverability based upon the undiscounted cash flows of the businesses acquired over the remaining amortization period. Should the review indicate that goodwill is not recoverable, the Company's carrying value of goodwill would be reduced by the estimated shortfall of the cash flows. Pursuant to the purchase method, the results of operations, changes in members' equity and cash flows of acquired companies and businesses are included in consolidated operations only for those periods following the date of their acquisition.

                               INSTINET GROUP LLC

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

MARKETING AND BUSINESS DEVELOPMENT

     Advertising costs are expensed when incurred.

SOFTWARE COSTS

     Costs for internal use software, whether developed or obtained, are assessed to determine whether they should be capitalized or expensed.

INCOME TAXES

     Prior to our reorganization (Note 2), the Company's U.S. operations were included in the federal income tax returns filed by an affiliate in the United States. The Company determined its provision for federal income taxes as if it had filed separate income tax returns. After the reorganization, the Company will file a separate federal income tax return. Prior to the reorganization, the Company filed separate income tax returns in other countries and combined U.S. state and local income tax returns with an affiliate. The Company will continue to file in this manner after the reorganization.

     The Company records deferred tax assets and liabilities for the difference between the tax basis of assets and liabilities and the amounts recorded for financial reporting purposes, using current tax rates. Deferred tax expenses and benefits are recognized in the combined statements of income for changes in deferred tax assets and liabilities.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

SECURITIES OWNED ($ IN THOUSANDS)

     Securities owned are recorded on a trade date basis and primarily represent U.S. and foreign government securities, and are carried at their market value with unrealized gains and losses reported in income. Marketable securities owned consisted of the following:

                                                          DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                              1998           1999           2000
                                                          ------------   ------------   -------------
U.S. government and federal agency obligations..........    $183,543       $208,872       $170,233
Foreign sovereign obligations...........................       6,850          5,753          9,757
                                                            --------       --------       --------
          Total.........................................    $190,393       $214,625       $179,990
                                                            ========       ========       ========

SECURITIES BORROWED

     Securities borrowed are recorded at the amount of cash collateral advanced as these transactions require the Company to deposit cash with the lender. The Company monitors the market value of the securities borrowed on a daily basis, with additional collateral obtained or refunded, as necessary.

RECEIVABLE FROM AND PAYABLE TO BROKER-DEALERS

     Receivable from broker-dealers are primarily comprised of fails to deliver. Fails to deliver arise when the Company does not deliver securities on settlement date. The Company records the selling price as a receivable due from the purchasing broker-dealer. The receivable is collected upon delivery of the securities. Payable to broker-dealers are primarily comprised of fails to receive. Fails to receive arise when the Company does not receive securities on settlement date. The Company records the amount of the purchase price as a payable due to the selling broker-dealer. The liability is paid upon receipt of the securities.

                               INSTINET GROUP LLC

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

RECEIVABLE FROM AND PAYABLE TO CUSTOMERS

     Receivable from customers primarily represent customer debit balances and payable to customers represent free credit balances in customer accounts.

COMMISSIONS AND OTHER RECEIVABLES, NET ($ IN THOUSANDS)

     Commissions and other receivables are reported net of a provision for doubtful accounts. The following table summarizes the activity in our provision for doubtful accounts:

                                                        BALANCE AT   ADDITIONS    AMOUNTS   BALANCE AT
                                                        BEGINNING    CHARGED TO   WRITTEN     END OF
                                                        OF PERIOD     EXPENSE       OFF       PERIOD
                                                        ----------   ----------   -------   ----------
For the year ended December 31, 1998:
  Allowance for doubtful accounts.....................    $ 909        $1,339      $(918)     $1,330
For the year ended December 31, 1999:
  Allowance for doubtful accounts.....................    1,330         1,334       (723)      1,941
For the period ended September 30, 2000:
  Allowance for doubtful accounts.....................    1,941         1,357       (546)      2,752

INVESTMENTS

     Investments are carried at estimated fair value, generally as evidenced by quoted market prices or by comparable substantial third party transactions. Where fair value is not readily ascertainable, principal investments are recorded at management's estimate of fair value. Because of the inherent uncertainty of valuations, these estimated values may differ materially from the amounts that may ultimately be realized upon sale or other disposition of the investments.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of subsidiaries whose functional currency is not the U.S. dollar are translated based on the end of period exchange rates from local currency to U.S. dollars. Results of operations are translated at the average exchange rates in effect during the period. The resulting gains or losses are reported as comprehensive income on the combined statements of changes in members' equity.

4. GOODWILL AND ACQUISITIONS ($ IN THOUSANDS)

     Instinet Corporation was acquired by Reuters in 1987. For purposes of preparing the combined financial statements of the Company, the $96,893 excess over the fair value of the net assets acquired by Reuters was recorded by the Company as goodwill.

     Goodwill arising from acquisitions of businesses, as well as the acquisition of Instinet Corporation by Reuters, is amortized on a straight-line basis over a period of 15 to 20 years. Goodwill is stated at cost, net of accumulated amortization of $58,377, $62,993 and $68,487 as of December 31, 1998 and 1999 and September 30, 2000, respectively. Goodwill amortization was $4,551, $4,551, $4,616 and $3,413 and $5,494 for the years ending December 31, 1997,
1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively.

                               INSTINET GROUP LLC

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

     A description of the Company's more significant acquisitions, including the date acquired, purchase price (including acquisition costs) and goodwill recognized, is as follows:

     - Montag Popper & Partner GmbH, a German fixed income broker-dealer, was acquired in October 1999 for $5,989. The $3,881 excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill.

     - LJR was acquired in February 2000 for $49,500. The $48,500 excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill.

     Pursuant to the purchase method of accounting, the accompanying combined statements of income only reflect the results of operations of the aforementioned entities and businesses subsequent to the date of acquisition. Pro forma consolidated results after giving effect to the acquisition as of the beginning of the year preceding the year in which the acquisition occurred would not have been materially different from the reported amounts.

5. INVESTMENTS ($ IN THOUSANDS)

     From time to time, the Company makes strategic investments in other companies. A description of the Company's more significant investments, including date of investment, invested amount and percentage of ownership are as follows:

     - WR Hambrecht + Co ("Hambrecht") -- In May 1999 and April 2000, the Company made strategic investments totaling $27,500, now representing a 7.8% interest in Hambrecht. Hambrecht underwrites initial public offerings through its OPENIPO(R) auction process, performs research and analysis, places and invests in private equity transactions, and offers mergers and acquisition advisory services. As of September 30, 2000, the Company carried its investment at estimated fair value, which was unchanged from its original cost.

     - TP Group LDC -- Beginning in May 1999, the Company has made strategic investments in, and also sold certain portions of its investment in, TP Group LDC. TP Group LDC is a consortium led by the Company that owns 54% of Tradepoint Financial Networks plc, a U.K.-based electronic order driven equities market for U.K. securities. As of September 30, 2000, the Company carried its investment at an estimated fair value of $21,795, which was unchanged from the cost.

     - Archipelago Holdings LLC ("Archipelago") -- In July 1999, the Company made a strategic investment of $25,000 representing a 11.1% voting interest in Archipelago. Archipelago, through its subsidiary, provides order entry and execution capabilities using proprietary systems while providing customers access to liquidity, including access to other electronic communication networks. As of September 30, 2000, the Company carried its investment at estimated fair value, which was unchanged from its original cost.

     - Vencast, Inc. ("Vencast") -- In March 2000, the Company made a strategic investment of $8,000 representing a 12.6% interest in Vencast. Vencast provides solutions by using the Internet to facilitate the process of raising capital and investing for the private equity industry. As of September 30, 2000, the Company carried its investment at estimated fair value, which was unchanged from its original cost.

     - The Nasdaq Stock Market, Inc. -- In April 2000, the Company made a strategic investment of $15,469 in the Nasdaq Stock Market, Inc. As of September 30, 2000, the Company carried its investment at estimated fair value, which was unchanged from its original cost.

                               INSTINET GROUP LLC

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

6. SHORT-TERM BORROWINGS ($ IN THOUSANDS)

     Short-term borrowings represent amounts borrowed on uncommitted bank lines of credit, which provide for borrowings for operational and general corporate purposes which generally bear interest rates that approximate the Federal Funds rate in the United States and euro or pounds sterling LIBOR rates in Europe.

                                                                                         NINE MONTHS
                                                        YEAR ENDED DECEMBER 31,             ENDED
                                                   ---------------------------------    SEPTEMBER 30,
                                                        1998              1999              2000
                                                        ----              ----          -------------
Average amount outstanding during each period:
     U.S. dollar denominated.....................  $          --     $         128     $         7,029
     Non-U.S. dollar denominated.................         76,230            25,290             154,821
                                                   ---------------   ---------------   ---------------
          Total..................................  $      76,230     $      25,418     $       161,850
                                                   ===============   ===============   ===============
Maximum amount outstanding during each period:
     U.S. dollar denominated.....................  $          --     $      10,800     $       114,000
     Non-U.S. dollar denominated.................        151,066           201,013             394,133
                                                   ---------------   ---------------   ---------------
          Total..................................  $     151,066     $     211,813     $       508,133
                                                   ===============   ===============   ===============

     Weighted average interest rates for U.S. dollar and non-U.S. dollar denominated obligations:

                                                                                   NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,          ENDED
                                                   ----------------------------   SEPTEMBER 30,
                                                       1998            1999           2000
                                                       ----            ----       -------------
U.S. dollar denominated:
     Weighted average interest rate during each
       period.....................................        --%           5.78%           6.51%
     Weighted average interest rate at each period
       end........................................        --            5.94            7.06

Non-U.S. dollar denominated:
     Weighted average interest rate during each
       period.....................................      8.23            3.74            4.90
     Weighted average interest rate at each period
       end........................................      7.25            4.75            5.91

7. STOCK OPTIONS

INSTINET PLAN

     Substantially all employees and certain directors of the Company and certain employees of Radianz who were previously employees of the Company (Note
12) participate in the Company's stock option plan ("Instinet Plan"), which was adopted in February 2000. The Instinet Plan assumes that the Company will be converted into a Delaware corporation prior to any exercise date. Under the Instinet Plan, options on the Company's common shares are issued for terms of 7 years, vesting over 4 years, one quarter on the first anniversary of grant and 1/36 on the last day of each month thereafter. Subject to vesting and expiration provisions, participant exercise rights occur upon an initial public offering or six and one-half years from the original grant date. The options are exercisable at the estimated fair market value of the shares on the date the options were issued. As of September 30, 2000, outstanding options have exercise prices ranging from $15.00 to $16.30, have a weighted average remaining life of 6.42 years, and expire on

                               INSTINET GROUP LLC

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

dates ranging from August 2006 to January 2007. A summary of the Instinet Plan stock option activity is as follows:

                                                       OPTIONS        WEIGHTED AVERAGE
                                                     OUTSTANDING    EXERCISE PRICE/OPTION
                                                     -----------    ---------------------
Outstanding as of December 31, 1999................          --            $   --
Granted............................................   7,108,900             15.08
Forfeited..........................................     491,900             15.00
                                                      ---------
Number outstanding as of September 30, 2000........   6,617,000            $15.18

     No options were exercisable as of September 30, 2000.

     On September 2, 2000, the board of directors of the Company approved a modification to the Instinet Plan changing the exercise terms. Accordingly, the Company recorded as additional deferred compensation the intrinsic value, being the difference between the exercise price of the option and estimated fair market value of the Company as of the date of modification. This amount will be amortized in accordance with the remaining vesting provision.

REUTERS PLANS

     Certain employees of the Company participate in the following Reuters stock option plans (collectively, the "Reuters Plans").

     - Save As You Earn Plan ("SAYE Plan") -- Reuters introduces a new SAYE plan each year. For U.S.-based employees, options are issued on Reuters American Depositary Shares ("ADS"). SAYE options are issued for terms of 4 or 6 years, vest over a 3-or 5-year period, respectively, and are exercisable at the market price of the ADS on the date of grant. The Company will contribute 20% of the exercise price of the option to U.S.-based employees when exercised. For non-U.S.-based employees, options are issued in Reuters ordinary shares. Options are issued for terms similar to the U.S.-based employees, however, they have an exercise price 20% less than the market price of the ordinary shares on the date of grant. Accordingly, the Company recorded as deferred compensation the intrinsic value of the stock options awarded which is recognized over the vesting period. The following table summarizes Reuters ADS and ordinary share options issued under the Reuters SAYE Plan as of September 30, 2000:

                                            WEIGHTED AVERAGE     WEIGHTED AVERAGE
                               OPTIONS       EXERCISE PRICE    REMAINING CONTRACTUAL
           PLAN              OUTSTANDING       ($/OPTION)          LIFE (YEARS)
           ----              -----------    ----------------   ---------------------
ADS
1998 SAYE.................       23,665          $58.86                 1.33
1999 SAYE.................        9,843           82.06                 2.29

ORDINARY SHARES
1996 SAYE.................       10,495          $ 9.32                 0.60
1997 SAYE.................       25,116            7.77                 1.60
1998 SAYE.................       55,584            7.41                 1.44
1999 SAYE.................       70,891           10.34                 2.25
2000 SAYE.................       80,512           15.38                 3.47

                               INSTINET GROUP LLC

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

     - Plan 2000 -- Reuters introduced the Plan 2000 option plan in 1998, under which employees may be entitled to a single option award to acquire 2000 shares of Reuters ordinary shares. Options are issued for terms of 4 years, vest after a 3-year period and are exercisable at the market price of the ADS or ordinary share on the date of grant. The following table summarizes Reuters ordinary share options issued under the Reuters Plan 2000 as of September 30, 2000:

                                            WEIGHTED AVERAGE     WEIGHTED AVERAGE
                               OPTIONS       EXERCISE PRICE    REMAINING CONTRACTUAL
           PLAN              OUTSTANDING       ($/OPTION)          LIFE (YEARS)
           ----              -----------    ----------------   ---------------------
1998 Plan 2000............    1,378,000            8.53                 2.0
1999 Plan 2000............      336,000           12.62                 3.0

     Reuters ADS option activity under the Reuters SAYE Plan is as follows:

                                       WEIGHTED              WEIGHTED              WEIGHTED               WEIGHTED
                                       AVERAGE               AVERAGE               AVERAGE                AVERAGE
                            DEC. 31,   EXERCISE   DEC. 31,   EXERCISE   DEC. 31,   EXERCISE   SEPT. 30,   EXERCISE   SEPT. 30,
                              1997      PRICE       1998      PRICE       1999      PRICE       1999       PRICE       2000
                            --------   --------   --------   --------   --------   --------   ---------   --------   ---------
Number outstanding,
  beginning of period.....  104,744     $18.84     72,148     $20.22     70,252     $34.49     70,252      $34.49     33,711
Granted...................        0          0     26,110      58.88      9,843      82.06      9,843       82.06          0
Exercised.................   23,800      15.00     16,516      14.69     40,876      21.86     40,876       21.86          0
Forfeited.................    8,796      17.89     11,490      28.76      5,508      22.53      5,508       22.53        203
                            -------                ------                ------                ------                 ------
Number outstanding, end of
  period..................   72,148     $20.22     70,252     $34.49     33,711     $65.65     33,711      $65.65     33,508

                            WEIGHTED
                            AVERAGE
                            EXERCISE
                             PRICE
                            --------
Number outstanding,
  beginning of period.....   $65.65
Granted...................        0
Exercised.................        0
Forfeited.................    58.88
Number outstanding, end of
  period..................   $65.89

     Reuters ordinary shares option activity is as follows:

                                     WEIGHTED               WEIGHTED               WEIGHTED               WEIGHTED
                                     AVERAGE                AVERAGE                AVERAGE                AVERAGE
                          DEC. 31,   EXERCISE   DEC. 31,    EXERCISE   DEC. 31,    EXERCISE   SEPT. 30,   EXERCISE   SEPT. 30,
                            1997      PRICE       1998       PRICE       1999       PRICE       1999       PRICE       2000
                          --------   --------   ---------   --------   ---------   --------   ---------   --------   ---------
Number outstanding,
  beginning of period...  321,454     $5.62       272,510    $6.72     1,652,817    $ 8.85    1,652,817    $ 8.85    1,975,452
Granted.................   65,438      8.24     1,441,548     9.08       406,891     12.77      406,891     12.77       82,507
Exercised...............   98,500      3.63        56,592     4.59        78,648      7.18       78,648      7.18       98,977
Forfeited...............   15,882      9.89         4,649     8.24         5,608      7.81        5,608      7.91        2,384
                          -------               ---------              ---------              ---------              ---------
Number outstanding, end
  of period.............  272,510     $6.72     1,652,817    $8.85     1,975,452    $ 9.55    1,975,452    $ 9.55    1,956,598

                          WEIGHTED
                          AVERAGE
                          EXERCISE
                           PRICE
                          --------
Number outstanding,
  beginning of period...   $ 9.55
Granted.................    15.38
Exercised...............     6.34
Forfeited...............    14.13
Number outstanding, end
  of period.............   $ 9.54

     No options were exercisable under the Reuters SAYE or Plan 2000 as of the end of each period presented.

                               INSTINET GROUP LLC

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

     The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, SFAS No. 123, Accounting for Stock-Based Compensation, and related accounting interpretations for all of its stock options plans referred to above, and accordingly, the Company recorded as compensation expense the following:

                                                                            NINE MONTHS
                                                                               ENDED
                                                YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                                -----------------------    --------------
                                                1997     1998     1999     1999     2000
                                                -----    -----    -----    -----    -----
                                                             (IN THOUSANDS)
Instinet Plan.................................  $ --     $ --     $ --     $ --     $379
Reuters Plans.................................   166      217      268      201      253
                                                ----     ----     ----     ----     ----
          Total...............................  $166     $217     $268     $201     $632
                                                ====     ====     ====     ====     ====

     The weighted average estimated fair value of the Instinet Plan options granted during the nine months ended September 30, 2000 was $10.82 per option. The weighted average estimated fair value of the Reuters Plans options granted during the nine months ended September 30, 2000 was $10.82 per option. Had the Company determined compensation cost based on the estimated fair value at the grant dates for the Instinet Plan and Reuters Plans options under SFAS No. 123, the Company's net income for the years ended December 31, 1997, 1998, 1999 and for the nine months ended September 30, 1999 and 2000 would have been as follows:

                                                                   NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                              --------------------------------    --------------------
                                1997        1998        1999        1999        2000
                              --------    --------    --------    --------    --------
                                                   (IN THOUSANDS)
Net income as reported......  $141,239    $159,897    $136,118    $108,396    $107,352
Pro forma net income........   141,239     159,741     135,369     107,834     101,125

     The fair value of each option granted is estimated as of its respective grant date using the Black-Scholes option-pricing model with the following assumptions:

     For the Reuters SAYE and Plan 2000 and the Instinet Plan, the following weighted average assumptions were used:

                                                                                         EXPECTED
                                              DIVIDEND    EXPECTED      RISK FREE        LIFE, IN
                    PLAN                       YIELD     VOLATILITY   INTEREST RATE       YEARS
                    ----                      --------   ----------   -------------   --------------
Instinet Plan...............................       0%       6.48%         6.54%           7
1996 SAYE...................................    1.47       23.79          7.00          3 or 5
1997 SAYE...................................    1.47       23.79          7.00          3 or 5
1998 SAYE...................................    1.50       21.64          6.78          3 or 5
1999 SAYE...................................    1.70       23.69          5.24          3 or 5
2000 SAYE...................................    1.30       47.90          6.76          3 or 5
1998 Plan 2000..............................    1.70       34.30          6.00            3
1999 Plan 2000..............................    1.70       34.30          5.23            3

                               INSTINET GROUP LLC

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

8. EMPLOYEE BENEFIT PLANS ($ IN THOUSANDS)

     The Company participates in various Reuters pension plans around the world. The U.S. employees are eligible to participate in the Reuters 401(k) plan. The majority of non-U.S. employees who join the Company prior to April 1999 are eligible to participate in Reuters Pension Fund ("RP Fund"). The majority of non-U.S. employees who joined after April 1999 are eligible to participate in the Reuters Retirement Plan ("RR Plan"). Each of these plans is supplemented by non-qualified plans that allow for contributions above limits imposed by local taxing authorities. Funding is provided by voluntary contributions from members of the plans and contributions from the Company. U.S. employees can contribute up to 13% of their annual base salary to the 401(k) plan and the Company contributes 8.125% of the employees' annual base salary. For the RR Plan, non-U.S. employees can contribute up to 4% of their annual base salary and the Company contributes 7% of their annual base salary. For the RP Fund, non-U.S. employees can contribute up to 6% of their annual base salary and the Company contributes 10.025% of their annual base salary. All plans are administered by third parties. The Company's total pension expense related to the Company's participation in various Reuters pension plans was $4,149, $5,078, $5,878, and $4,345 and $5,386 for the years ended December 31, 1997, 1998, 1999 and the nine months ended September 30, 1999 and 2000, respectively.

     Certain employees of the Company also participate in a long-term performance-based incentive compensation plan ("Long term plan"). Under the Long term plan, a portion of the operating earnings of the Company exceeding certain predetermined targets aggregated over a four-year period (a "Performance Period") are distributed to participants. A new Performance Period is started each January with the effect that, ultimately, there may be four overlapping Performance Periods in effect at any one time. The Company's total expense related to the Long term plan was $14,280, $5,447, $13,197, and $11,827 and $7,057 for the years ended December 31, 1997, 1998, 1999 and the nine months ended September 30, 1999 and 2000, respectively.

     Substantially all employees of the Company are eligible to participate in Reuters employee stock purchase plan ("ESP Plan") where employees can contribute up to a predetermined limit of their salary towards the purchase of Reuters common shares for non-U.S. employees or ADS for U.S. employees. The Company may contribute 20% of the employees' contribution to the plan. The Company's total expense related to the ESP Plan was $165, $177, $170, and $129 and $133 for the years ended December 31, 1997, 1998, 1999 and the nine months ended September 30, 1999 and 2000, respectively.

     Reuters also provides certain employees of the Company with post retirement benefits such as healthcare and life insurance benefits. Eligible employees are those who retire from the Company at normal retirement age. The Company's total post retirement benefits expense was $359, $558, $834, and $431 and $968 for the years ended December 31, 1997, 1998, 1999 and the nine months ended September 30, 1999 and 2000, respectively.

     Certain employees of the Company are eligible to participate in the Instinet Management Deferral Plan (the "Deferral Plan"). Under the Deferral Plan, employees can voluntarily defer a portion of their compensation for a period of five years by investing in certain employer provided investment options administered by ICS. The participating employees bear the entire risk of each investment election. Deferred compensation as of December 31, 1998 and 1999 and September 30, 2000 was $36,384, $59,567, and $58,086, respectively.

                               INSTINET GROUP LLC

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

9. NET CAPITAL REQUIREMENTS ($ IN THOUSANDS)

     As registered broker-dealers, the Company's U.S. subsidiaries are subject to the Securities and Exchange Commission's Uniform Net Capital Rule (the "Rule"), which requires the maintenance of minimum net capital. The subsidiaries have elected to use the alternative method, which requires that they maintain minimum net capital equal to the greater of $250 or 2% of aggregate debit items arising from customer transactions. As of December 31, 1998 and 1999 and September 30, 2000, the U.S. broker-dealer subsidiaries were in compliance with their respective capital requirements and had net capital of $274,203, $249,958, and $154,987, which was $270,958, $244,277, and $147,375 in excess of their required net capital of $3,245, $5,681, and $7,612, respectively.

     The Company's international broker-dealer subsidiaries are subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of December 31, 1998 and 1999 and September 30, 2000, these subsidiaries had met their local capital adequacy requirements.

10. COMMITMENTS AND CONTINGENCIES ($ IN THOUSANDS)

LITIGATION

     In the normal course of conducting its securities business, the Company has been involved in various legal proceedings. In the opinion of management, after consultation with legal counsel, the ultimate outcome of pending litigation matters will not have a material adverse effect on the financial condition or results of operations of the Company.

LEASES

     The Company leases office space and equipment under noncancellable operating leases with third parties and Reuters extending for periods in excess of one year. Certain leases contain renewal options and escalation clauses. Future minimum rental commitments under the Company's leases as of September 30, 2000 are as follows:

Year ending December 31, 2000.............................         $ 19,990
Year ending December 31, 2001.............................           27,007
Year ending December 31, 2002.............................           30,058
Year ending December 31, 2003.............................           26,917
Year ending December 31, 2004.............................           21,547
Thereafter................................................          107,780

     Rental expense amounted to approximately $12,434, $13,262 and $16,222 for the years ended December 31, 1997, 1998 and 1999, respectively, and $10,489 and $17,490 for the nine months ended September 30, 1999 and 2000, respectively.

OTHER COMMITMENTS AND CONTINGENCIES

     The Company has received unsecured letter of credit agreements totaling $200,000 for each of the periods ended December 31, 1998 and 1999 and September 30, 2000. The Company pays an annual fee of one half of one percent of the value of the letter of credit.

     As of September 30, 2000, the Company provides a guarantee to a bank for $786,000 related to guarantees for overdraft facilities as well as guarantees to various non-U.S. securities clearing and regulatory agencies. In addition, the Company has guaranteed the performance of certain subsidiaries to

                               INSTINET GROUP LLC

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

customers of those affiliates. As of December 31, 1998, 1999 and September 30, 2000, these guarantees did not require any performance by the Company.

11. INCOME TAXES ($ IN THOUSANDS)

     Income tax expense consisted of the following:

                                                                       NINE MONTHS
                                   YEAR ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                               --------------------------------    -------------------
                                 1997        1998        1999       1999        2000
                               --------    --------    --------    -------    --------
Current:
  Federal....................  $ 78,343    $ 76,420    $ 72,654    $57,279    $ 65,893
  State......................    43,445      35,923      27,454     19,722      30,726
  Foreign....................     3,931       5,505       4,004      2,866       7,965
                               --------    --------    --------    -------    --------
       Total current.........   125,719     117,848     104,112     79,867     104,584
Deferred:
  Federal....................    (8,918)     (3,983)     (4,038)      (808)    (14,067)
  State......................    (4,114)       (536)     (1,696)      (288)     (5,402)
  Foreign....................       467          80        (123)       (92)       (766)
                               --------    --------    --------    -------    --------
       Total deferred........   (12,565)     (4,439)     (5,857)    (1,188)    (20,235)
                               --------    --------    --------    -------    --------
       Total provision for
          income taxes.......  $113,154    $113,409    $ 98,255    $78,679    $ 84,349
                               ========    ========    ========    =======    ========

     The temporary differences which have created deferred tax assets and liabilities, included in other assets on the combined statements of financial condition, are detailed below:

                                                        DECEMBER 31,
                                                     ------------------    SEPTEMBER 30,
                                                      1998       1999          2000
                                                     -------    -------    -------------
Deferred tax assets:
  Depreciation and amortization....................  $ 7,796    $ 9,079       $10,081
  Accounts payable and accrued expenses............   27,422     30,884        51,300
  Unrealized gains and losses on securities
     owned.........................................       --      1,056           264
                                                     -------    -------       -------
  Total deferred tax assets........................   35,218     41,019        61,645
Deferred tax liabilities
  Unrealized gains on securities owned.............      (54)        --          (392)
                                                     -------    -------       -------
  Total deferred tax liabilities...................      (54)        --          (392)
                                                     -------    -------       -------
Deferred tax assets, net...........................  $35,164    $41,019       $61,253
                                                     =======    =======       =======

     The Company determined that no valuation allowance against deferred tax assets as of December 31, 1998 and 1999, and September 30, 2000 was necessary as management believes that it is more likely than not that the tax assets will be realized.

                               INSTINET GROUP LLC

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

     The following is a reconciliation of the provision for income taxes and the amount computed by applying the U.S. Federal statutory rate to income before income taxes.

                                                                                        NINE
                                                                                    MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                                      -------------------------     -------------
                                                      1997      1998      1999      1999     2000
                                                      -----     -----     -----     ----     ----
U.S. Federal income tax rate........................  35.0%     35.0%     35.0%     35.0%    35.0%
State and local income tax, net of Federal
  income tax benefit................................   8.6       7.7       7.6       7.4     11.1
Foreign income taxes................................   0.7      (0.5)     (0.9)     (0.8)    (1.8)
Permanent differences...............................   0.9       0.8       1.0       1.0      0.3
Miscellaneous.......................................  (0.7)     (1.5)     (0.8)     (0.5)    (0.6)
                                                      ----      ----      ----      ----     ----
                                                      44.5%     41.5%     41.9%     42.1%    44.0%
                                                      ====      ====      ====      ====     ====

12. RELATED PARTY TRANSACTIONS ($ IN THOUSANDS)

     The Company transacts business and has extensive relationships with Reuters. Due to these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated parties. A description of these transactions and relationships is set forth below:

     The Company receives Reuters data consisting of news and information which is used by the Company as well as distributed to its customers. For the years ended December 31, 1997, 1998 and 1999, and the nine months ended September 30, 1999 and 2000, the Company has recorded as expense $4,771, $6,342, $8,736 and $6,282 and $9,275, respectively, related to these services.

     Reuters provides certain operational and administrative support and other general corporate services to the Company. For the years ended December 31, 1997, 1998 and 1999, and the nine months ended September 30, 1999 and 2000, the Company recorded as expense $669, $5,370, $7,819 and $5,798 and $9,012, respectively, related to these services.

     In June 2000, the Company sold at book value all of its equipment related to its telecommunications network and transferred certain employees to Radianz, Inc. ("Radianz"), a joint venture between Reuters and Equant Finance B.V., which was created to provide internet protocol networks to the financial services industry. Equant Finance B.V. is a provider of voice, data and internet services. As of June 2000, Radianz provides services related to the Company's core communications network that prior to the sale would have been provided by the Company. The Company, by the nature of a master agreement between Reuters and Radianz, is subject to fee arrangements negotiated by Reuters. For the period from July 2000 to September 30, 2000, the Company incurred expenses related to the Radianz agreement of $15,401.

     The Company performs for Reuters certain technology enhancement related services and provides trading information and use of the Company's technology platform related to its fixed income trading systems at no cost to Reuters.

     As of September 30, 2000, Reuters had provided a subordinated loan to the Company of $49,355 to fund the Company's purchase of LJR. This subordinated loan matures in March 2002 and bears an interest rate based on six-month LIBOR plus 1.25%. For the nine months ended September 30, 2000, the Company has recorded expense related to this loan of $1,561. All other intercompany balances arise from normal operating activities between Reuters and the Company and are settled on a quarterly basis.

                               INSTINET GROUP LLC

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

13. SEGMENT/GEOGRAPHIC DATA ($ IN THOUSANDS)

     The Company's activities as a provider of agency brokerage services constitute a single business segment pursuant to SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The accompanying table summarizes select data about the Company's domestic and international operations. Because of the highly integrated nature of the financial markets in which the Company competes and the integration of the Company's worldwide business activities, the Company believes that results by geographic region is not necessarily meaningful in understanding its business.

                                                                            NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                  ------------------------------------    ----------------------
                                    1997         1998          1999         1999         2000
                                  --------    ----------    ----------    --------    ----------
Total revenues:
  Domestic......................  $604,953    $  665,429    $  722,154    $533,530    $  773,362
  International.................   109,695       176,740       247,290     175,846       261,570
                                  --------    ----------    ----------    --------    ----------
       Total....................  $714,648    $  842,169    $  969,444    $709,376    $1,034,932
                                  ========    ==========    ==========    ========    ==========
Income before income taxes:
  Domestic......................  $281,050    $  283,360    $  239,632    $190,933    $  192,241
  International.................   (26,657)      (10,054)       (5,259)     (3,858)         (540)
                                  --------    ----------    ----------    --------    ----------
       Total....................  $254,393    $  273,306    $  234,373    $187,075    $  191,701
                                  ========    ==========    ==========    ========    ==========

                                                             DECEMBER 31,
                                                       ------------------------              SEPTEMBER 30,
                                                          1998          1999                     2000
                                                       ----------    ----------              -------------
Identifiable assets:
  Domestic.........................................    $  865,523    $1,014,483               $1,452,675
  International....................................       290,053       732,987                  825,866
                                                       ----------    ----------               ----------
       Total.......................................    $1,155,576    $1,747,470               $2,278,541
                                                       ==========    ==========               ==========

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosure about Fair Value of Financial Instruments, requires the disclosure of the fair value of financial instruments, including assets and liabilities recognized on the combined statements of financial condition. Management estimates that the aggregate net fair value of all financial instruments recognized on the combined statements of financial condition approximates their carrying value, as such financial instruments are short term in nature and bear interest at current market rates.

15. CONCENTRATIONS OF CREDIT, MARKET AND OTHER RISK

     The Company is exposed to substantial credit risk from both parties to a securities transaction during the period between the transaction date and the settlement date. This period is three business days in the U.S. equities markets and can be as much as 30 days in some international markets. In addition, the Company may have credit exposure that extends beyond the settlement date in the case of a party that does not settle in a timely manner by failing either to make payment or to deliver securities. We hold the securities that are the subject of the transaction as collateral for our customer receivables. Adverse movements in the prices of these securities can increase our credit risk. The majority of the Company's

                               INSTINET GROUP LLC

               (INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

transactions and, consequently, the concentration of its credit exposure are with broker-dealers and other financial institutions, primarily located in the United States and the U.K. The Company seeks to control its credit risk through a variety of reporting and control procedures, including establishing credit limits and enforcing credit standards based upon a review of the counterparties' financial condition and credit ratings. The Company monitors trading activity and collateral levels on a daily basis for compliance with regulatory and internal guidelines and obtains additional collateral, if appropriate. Over the last three years, losses from transactions in which a party refused or was unable to settle have been immaterial.

     The Company uses securities borrowed and loaned transactions to facilitate the settlement process to meet its customers needs. Under these transactions, the Company either receives or provides collateral, generally cash or securities. In the event the counterparty is unable to meet its contractual obligations to return the pledged collateral, the Company may be exposed to the market risk of acquiring the collateral at prevailing market prices.

     The Company is subject to operational, technological and settlement risks. These include the risk of potential financial loss attributable to operational factors such as untimely or inaccurate trade execution, clearance or settlement or the inability to process large volumes or transactions. The Company is also subject to risk of loss attributable to technological limitations or computer failures that may constrain the Company's ability to gather, process and communicate information efficiently, securely and without interruption.

16. SUBSEQUENT EVENTS (UNAUDITED)

     In 1998, the Company began to design and develop a web-based retail brokerage operation. In December 2000, based upon review of market conditions and an evaluation of possible alternate strategies, the Company decided to re-direct its retail brokerage efforts to its existing wholesale brokerage business. As part of this redeployment, the Company is expected to record a restructuring charge of approximately $7.5 million in the fourth quarter of 2000.

[Instinet]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the common stock being registered, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $112,500
National Association of Securities Dealers, Inc. filing
  fee.......................................................    30,500
Nasdaq National Market application fee......................     *
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Fees and expenses of Reuters Group PLC's financial
  advisor...................................................     *
Blue Sky qualification fees and expenses....................     *
Printing and engraving expenses.............................     *
Registrar and transfer agent's fee expenses.................     *
Miscellaneous expenses......................................     *
                                                              --------
          Total.............................................  $  *
                                                              ========

---------------
* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents, employees and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director. The Registrant's bylaws further provide for indemnification of directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to modification by contract with individual directors and executive officers.

     Section 145 and the Registrant's bylaws empower the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against liabilities incurred in connection with their service in those positions. The Registrant currently maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and
(b) to the Registrant with respect to payments that may be made by the Registrant to those officers and directors pursuant to the above indemnification provision or otherwise as a matter of law. In addition, the Registrant has entered into employment agreements with certain of its executive officers (filed as Exhibits 10.1 through 10.4 to this Registration Statement) that obligate the Registrant to indemnify the officers to the fullest extent permitted by the Delaware General Corporation Law.

     The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its officers and directors, and by the Registrant of the underwriters, for certain liabilities arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities issued or sold by the Registrant since June 27, 2000, the date of the Registrant's inception. During that time, the Registrant has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to offers of securities by an issuer not involving any public offering or in reliance upon the exemption from registration under Regulation S under the Securities Act, relating to offers of securities outside the United States to persons who are not citizens or residents of the United States. The offers and sales of securities described below were made without an underwriter and the certificates representing the securities bear a restrictive legend permitting the transfer of the securities only upon their registration under, or pursuant to an exemption from the registration requirements of, the Securities Act.

     (1) On July 25, 2000, Instinet Group LLC and Instinet Corporation executed a Contribution Agreement pursuant to which Instinet Corporation contributed 100 shares of common stock of Instinet Global Holdings, Inc. to Instinet Group LLC in exchange for 32,486 limited liability company interests of Instinet Group LLC.

     (2) On July 31, 2000, Instinet Group LLC and Reuters Holdings Switzerland SA executed a Subscription Agreement pursuant to which Reuters Holdings Switzerland SA contributed $167,300,000 to Instinet Group LLC in exchange for 10,064,564 limited liability company interests in Instinet Group LLC.

     (3) On July 31, 2000, Instinet Group LLC and Instinet Corporation executed an Asset Contribution Agreement pursuant to which Instinet Corporation contributed substantially all of its assets and liabilities to Instinet Group LLC in exchange for 169,236,283 limited liability company interests in Instinet Group LLC.

     (4) On September 29, 2000, Instinet Group LLC and Reuters C Corp. (formerly known as Instinet Corporation) executed a Contribution Agreement pursuant to which Reuters C Corp. contributed to Instinet Group LLC (a) all of its rights and interest in 100 shares of common stock of Instinet Fixed Income Inc. and all of its liabilities related to Instinet Fixed Income Inc. in exchange for 1,348,371 limited liability company interests in Instinet Group LLC and (b) all of its rights and interest in three Class A shares of Hambrecht Instinet Ltd. in exchange for a payment of $3.00.

     (5) On September 29, 2000, Instinet Group LLC and Reuters Holdings Switzerland SA executed a Contribution Agreement pursuant to which Reuters Holdings Switzerland SA contributed 12,000 shares of common stock of Instinet Investments (Bermuda) Ltd. to Instinet Group LLC in exchange for 1,679,335 limited liability company interests in Instinet Group LLC.

     (6) On September 29, 2000, Instinet Group LLC and Reuters Holdings Switzerland SA executed a Contribution Agreement pursuant to which Reuters Holdings Switzerland SA contributed 100,057,300 shares of common stock of Instinet Holdings Limited to Instinet Group LLC in exchange for 28,315,789 limited liability company interests in of Instinet Group LLC.

ITEM 16.  EXHIBITS

   EXHIBIT
   NUMBER                              DESCRIPTION                           PAGE
-------------                          -----------                           ----
 1.1*          Underwriting Agreement
 3.1           Amended and Restated Limited Liability Company Operating
               Agreement
 4.1*          Form of Common Stock Certificate
 4.2*          Shareholder Rights Plan
 5.1*          Opinion of Cleary, Gottlieb, Steen & Hamilton (including
               Consent)
10.1 to 10.4*  Employment Agreements of Messrs. Atkin, Nienstedt, Marshall
               and Fenichel
10.5*          Director Compensation Plan
10.6*          Long-Term Performance Plans
10.7*          Instinet 2000 Stock Option Plan
10.8*          Data Distribution Agreement
10.9*          Reuters Data Agreement

   EXHIBIT
   NUMBER                              DESCRIPTION                           PAGE
-------------                          -----------                           ----
10.10*         Radianz Services Agreement
10.11*         Corporate Services Agreement
10.12*         Tax Sharing Agreement
10.13*         Fixed Income License Agreement
10.14*         Fixed Income Data Agreement
10.15*         Order Routing Technology Agreement
10.16*         Corporate Agreement
10.17*         3 Times Square Lease Agreement or 875 Third Avenue Lease
               Agreement
11.1*          Statement re: Computation of per Share Earnings
21.1*          List of Subsidiaries
23.1           Consent of PricewaterhouseCoopers LLP
23.2*          Consent of Cleary Gottlieb Steen & Hamilton (contained in
               the opinion filed as Exhibit 5.1 to this registration
               statement)
24.1           Powers of Attorney

---------------
* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that:

          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 8, 2001.

                                      INSTINET GROUP LLC

                                      By: /s/ PAUL A. MEROLLA
                                         ---------------------------------------
                                               Paul A. Merolla

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                TITLES                          DATE
              ---------                                ------                          ----

/s/                                     President, Chief Executive Officer
--------------------------------------    and Director
Name: Douglas M. Atkin*

/s/ MARK NIENSTEDT                      Executive Vice President, Chief          February 8, 2001
--------------------------------------    Financial Officer, Chief Accounting
Name: Mark Nienstedt                      Officer and Director

/s/                                     Director and Chairman of the Board
--------------------------------------
Name: Andre F.H. Villeneuve*

/s/                                     Director
--------------------------------------
Name: Peter M. Job*

/s/                                     Director
--------------------------------------
Name: Thomas H. Glocer*

/s/                                     Director
--------------------------------------
Name: Ian Strachan*

/s/                                     Director
--------------------------------------
Name: Rupert Barclay*

                                                                February 8, 2001
*By: /s/ PAUL A. MEROLLA
     --------------------------------------------------------------
     Paul A. Merolla, Attorney-In-Fact